   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 2000
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                                 BRIENCE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 7379                                36-4350592
     (STATE OR OTHER JURISDICTION           (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
         OF INCORPORATION OR                CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)
            ORGANIZATION)

                                128 SPEAR STREET
                        SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 974-5300
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                              ANTHONY P. DOLANSKI
                            CHIEF FINANCIAL OFFICER
                                 BRIENCE, INC.
                                128 SPEAR STREET
                        SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 974-5300
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                    JAMES E. SHOWEN                                         JUSTIN L. BASTIAN
                     STUART A. BARR                                             JACLYN LIU
                       ATUL SARAN                                              AMIE PETERS
                 HOGAN & HARTSON L.L.P.                                  MORRISON & FOERSTER LLP
              555 THIRTEENTH STREET, N.W.                                   755 PAGE MILL ROAD
                 WASHINGTON, D.C. 20004                              PALO ALTO, CALIFORNIA 94304-1018
               TELEPHONE: (202) 637-5600                                TELEPHONE: (650) 813-5600
                TELECOPY: (202) 637-5910                                 TELECOPY: (650) 494-0792

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
TITLE OF EACH CLASS                                                 AGGREGATE               AMOUNT OF
OF SECURITIES TO BE REGISTERED                                  OFFERING PRICE(1)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value................................       $100,000,000              $26,400
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2000

                                                 Shares

                                 BRIENCE, INC.

                                 [BRIENCE LOGO]

                                  Common Stock

                           -------------------------

     Prior to this offering, there has been no public market for our common stock. We will apply to list our common stock on The Nasdaq Stock Market's National Market under the symbol "BRIE."

     The underwriters have an option to purchase a maximum of additional shares to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 5.

                                                                   UNDERWRITING
                                                PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                                 PUBLIC             COMMISSIONS            BRIENCE
                                            -----------------    -----------------    -----------------
Per Share.................................                  $                    $                    $
Total.....................................                  $                    $                    $

     Delivery of the shares of common stock will be made on or about
                    , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON                                    ROBERTSON STEPHENS

             The date of this prospectus is                     , 2000.

                           -------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    1
RISK FACTORS..........................    5
FORWARD-LOOKING STATEMENTS............   18
USE OF PROCEEDS.......................   19
DIVIDEND POLICY.......................   19
CAPITALIZATION........................   20
DILUTION..............................   21
SELECTED CONSOLIDATED FINANCIAL
  DATA................................   23
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   24
BUSINESS..............................   30
MANAGEMENT............................   41

                                        PAGE
                                        ----
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS........................   52
PRINCIPAL STOCKHOLDERS................   53
DESCRIPTION OF CAPITAL STOCK..........   54
SHARES ELIGIBLE FOR FUTURE SALE.......   56
UNDERWRITING..........................   58
NOTICE TO CANADIAN RESIDENTS..........   61
LEGAL MATTERS.........................   62
EXPERTS...............................   62
WHERE YOU CAN FIND MORE INFORMATION...   63
INDEX TO FINANCIAL STATEMENTS.........  F-1

                           -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL           , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company and the securities being sold in this offering, as well as the consolidated financial statements, pro forma financial information and related notes appearing elsewhere in this prospectus.

                                 BRIENCE, INC.

     We provide a software platform that enables the delivery of web-based content and the extension of business software applications to wireless mobile devices. Our software is designed to rapidly integrate with existing web infrastructures to wireless enable enterprise companies' business applications. By enterprise companies, we mean Global 1000 companies and other large organizations with 500 or more employees running multiple business applications with diverse computing environments in different locations around the world. Using our software platform, enterprise companies can deliver web-based content and applications to their mobile employees, customers, suppliers and business affiliates who use multiple types of mobile devices, including personal digital assistants, smart pagers and cellular phones with Internet access.

     Our product, Brience 2.0 Framework, consists of three components:
Experience Delivery Server, Development Environment and Wireless Edge Server. Our Experience Delivery Server manages the complexities of multiple devices, connection speeds, formats and applications. It identifies the type of device being used, the bandwidth or speed of the connection and the preferences of the user requesting content and then delivers web-based content and applications based on those specifications. Our Development Environment can be used to develop, deliver and maintain all web-enabled content and applications for an enterprise company. Our Wireless Edge Server minimizes the time required for accessing web-based content and applications, which optimizes the utilization of network resources.

     We believe that our Brience 2.0 Framework software provides the following key business benefits to enterprise companies:

     - opportunity to attract and retain customers and reduce the costs of doing business;

     - low total cost of ownership of a single software platform solution;

     - rapid deployment and easy implementation; and

     - ability to leverage existing web infrastructure investment.

     The Internet and wireless telecommunications are converging because users conducting business and sharing information through the Internet are increasingly looking to access web-based content and applications while away from their desktop computers. Wireless access to the Internet is in an early stage of development and growing rapidly as web-enabled mobile devices become more accessible and affordable. Cahners In-Stat Group, in an industry report dated August 2000, predicts that the number of worldwide wireless Internet subscribers will increase from 3.8 million as of 1999 to more than 742 million by the end of 2004.

     In addition to managing the complexities of Internet-enabling their existing network and systems infrastructures, enterprise companies are seeking to provide wireless access to Internet users. Delivering wireless access to users is particularly challenging because of the variety of web-enabled mobile devices utilized by them. These devices differ in screen size, screen navigation functionality and in their ability to support varying levels of graphics, color and audio. These devices access content and conduct transactions using a number of different software browsers which deliver information in a variety of different display languages or markup languages. Users connect to networks at different speeds and different interval but expect to receive a consistent user experience. Users also expect access to applications and data synchronization capabilities while disconnected from their network.

     We seek to become a leading provider of software that enables the delivery of web-based content and applications to wireless mobile devices. Our business strategy consists of the following elements:

     - establish our Brience 2.0 Framework software as a leading software platform solution;

     - target prominent enterprise companies that we believe are early adopters of technology;

     - increase market penetration by rapidly expanding our direct and indirect sales channels;

     - develop a competitive sales presence in Western Europe; and

     - increase the role of third-party systems integrators to implement our software products.

     We commenced operations on March 8, 2000, and our revenues for the period from inception to August 31, 2000 were $933,000 and our net loss was $17.1 million. As of September 29, 2000, we had licensed our Brience 2.0 Framework software to four companies: BarPoint.com, Hyperion Solutions, Ingram Micro and Xircom.

RECENT DEVELOPMENTS

     At the time of our incorporation, Brience, LLC, a Delaware limited liability company, was formed and has provided substantially all of the funding for our initial operations. In connection with this offering, Brience, LLC will exchange its assets, including its shares of our preferred stock and its
interests in two investments for a total of      shares of our common stock and
distribute all shares of common stock it holds to the Brience, LLC investors. The exchange ratio will be determined based upon the initial public offering price of common stock. All commitments for future funding by the Brience, LLC investors will terminate and Brience, LLC will be dissolved in connection with this offering. Our consolidated financial statements for the period from inception to August 31, 2000 have been presented to reflect the results of operations of Brience, Inc. and, as a result of the exchange with Brience, LLC, the equity method investment held by Brience, LLC.

     On May 31, 2000, we acquired Data on Air, Inc. for approximately $17.9 million, including approximately $9.6 million in cash and $8.3 million in shares of our common stock. Data on Air provides wireless carriers with wireless Internet infrastructure services. Through this acquisition, we acquired additional wireless industry expertise and carrier relationships.

                               ------------------

     We were incorporated in Delaware in March 2000. Our principal executive offices are located at 128 Spear Street, San Francisco, California. Our telephone number is (415) 974-5300. Our web site is located at http://www.brience.com. Information contained on our web site does not constitute part of this prospectus.

                                  THE OFFERING

Common stock offered..................               shares

Common stock to be outstanding after
this offering.........................               shares

Use of proceeds.......................     We intend to use the net proceeds of
                                           this offering for general corporate
                                           purposes, including expansion of
                                           sales, marketing and alliance
                                           activities, general and
                                           administrative activities, product
                                           development, strategic investments or
                                           acquisitions, working capital and
                                           capital expenditures.

Proposed Nasdaq National Market
Symbol................................     BRIE

     Common stock to be outstanding after this offering is based on shares of
common stock outstanding as of                     , 2000 as adjusted to give
effect to:

     - the issuance of           shares of common stock in exchange for all of
       our outstanding preferred stock and other assets held by Brience, LLC, a Delaware limited liability company that was formed at the same time that we were incorporated to provide funding for our initial operations; and

     - the issuance of           shares of common stock in this offering.

     The number of shares of common stock outstanding after this offering does not include:

     - shares of common stock that may be issued upon the exercise of outstanding options; or

     - shares of common stock that may be issued upon the exercise of certain common stock warrants outstanding after consummation of this offering.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     You should read the following summary of consolidated financial and operating data together with "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related footnotes included elsewhere in this prospectus.

                                                                 PERIOD FROM
                                                                  INCEPTION
                                                               (MARCH 8, 2000)
                                                              TO AUGUST 31, 2000
                                                              ------------------
                                                                    ACTUAL
                                                              ------------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenue...............................................     $        933
Gross loss..................................................           (1,239)
Total operating expenses....................................           15,418
Loss from operations........................................          (16,657)
Net loss....................................................          (17,064)
Basic and diluted net loss per share........................     $      (0.17)
                                                                 ------------
Weighted average common shares outstanding:
  Basic and diluted.........................................      102,674,128

                                                                       AUGUST 31, 2000
                                                             -----------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                             -------    ---------    -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..................................  $ 2,947     $ 3,244         $--
Working capital............................................      305         448         --
Total assets...............................................   25,588      26,851         --
Redeemable preferred stock.................................   26,507          --         --
Total stockholders' equity (deficit).......................   (4,834)     22,816         --

     The pro forma consolidated balance sheet data gives effect to the issuance of shares of our common stock in exchange for all of our outstanding preferred stock and other assets held by Brience, LLC. The exchange ratio will be determined based upon the initial public offering price of our common stock.

     The pro forma as adjusted consolidated balance sheet data gives effect to
the net proceeds from the sale of the                shares of common stock
offered in this offering by us after deducting the estimated underwriting discounts and commissions and estimated offering expenses and shares issued to one of our founders upon consummation of this offering.

                                  RISK FACTORS

     You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE HAD OPERATING LOSSES SINCE OUR INCEPTION, AND WE ANTICIPATE EXPERIENCING INCREASED LOSSES IN THE FUTURE.

     We have had significant operating losses and negative cash flow from operations since our inception on March 8, 2000. For the period from inception to August 31, 2000, we incurred a net loss of $17.1 million. We expect to continue to incur significant operating losses and have negative cash flow from operations in the future as we dedicate significant financial resources to product development and sales and marketing. If our revenues do not increase significantly, we may not achieve or sustain profitability or generate positive cash flow.

DUE TO OUR EXTREMELY LIMITED OPERATING AND PRODUCT HISTORY, WE MAY HAVE DIFFICULTY IN ACCURATELY PREDICTING OUR FUTURE REVENUES AND APPROPRIATELY BUDGETING FOR OUR EXPENSES.

     We commenced operations in March 2000 and began to license our first software product, Brience 2.0 Framework, in August 2000. As a result, we cannot predict future revenues and have limited insight into trends that may emerge in our market and affect our business. We forecast the volume and timing of orders for operational planning purposes, but these forecasts are based on many factors and subjective judgments. Our extremely limited operating experience combined with the rapidly evolving nature of the wireless mobile industry, as well as other factors, which are beyond our control, reduce our ability to accurately forecast quarterly or annual revenues. In addition, we are expending significant financial resources on product development and sales and marketing, thereby increasing our expense levels in anticipation of future revenue growth. If our revenues do not increase as we anticipate, significant losses could result due to our higher expense levels. In some future quarterly periods or years, our operating results may fall below the expectations of securities analysts or investors, causing our stock price to decline.

IF WE DO NOT EFFECTIVELY MANAGE OUR GROWTH, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

     We have grown rapidly since our inception, and we must manage our growth effectively as we increase the scope of our operations both in the United States and Western Europe. Since our inception in March 2000, the number of our employees has increased to 178 as of August 31, 2000. We expect to continue to rapidly expand our employee base. Our ability to manage this growth successfully will depend upon the following:

     - expanding, training and managing our employee base, including attracting and retaining skilled personnel;

     - controlling costs;

     - assimilating new operations, technologies, services and products of Data on Air and any other companies that we may acquire in the future;

     - expanding and managing our sales, marketing and alliance groups; and

     - expanding our information and reporting systems and controls.

     We cannot be certain that our decision to rapidly grow our business infrastructure will produce our desired level of revenue and enable us to achieve profitability. Failure to effectively manage any of the above factors would lead to increased costs which would adversely affect our operating results.

OUR BUSINESS PLAN ASSUMES THAT ENTERPRISE COMPANIES WILL HAVE SIGNIFICANT DEMAND FOR OUR BRIENCE 2.0 FRAMEWORK SOFTWARE -- IF SIGNIFICANT DEMAND DOES NOT EXIST AS WE ANTICIPATE, OUR BUSINESS WILL NOT EXPERIENCE THE GROWTH WE EXPECT.

     The market for mobile device access to web-based content and applications is in an early stage of development and our business plan assumes that there will be significant demand for our Brience 2.0 Framework software by enterprise companies. Our ability to create demand for our software and our services is subject to business, economic and competitive factors that are beyond our control. In particular, if a significant number of enterprise companies determine that they do not need a software platform solution to enable the delivery of web-based content and applications to wireless mobile devices, we will not achieve the growth in revenues that we expect.

     In addition, we are directing our sales and marketing efforts toward enterprise companies in the high technology, financial services, transportation and distribution industries. If we fail to penetrate these markets or information technology spending by companies in these industries declines, our operating results may suffer. If we are wrong about the level or timing of demand for our software and services, we may not generate sufficient revenue to become profitable and our business may be harmed or fail.

OUR INABILITY TO ESTABLISH OUR BRIENCE 2.0 FRAMEWORK AS A LEADING SOFTWARE PLATFORM SOLUTION TO DELIVER WEB-BASED CONTENT AND APPLICATIONS TO WIRELESS MOBILE DEVICES COULD REDUCE OUR POTENTIAL CUSTOMER BASE AND OUR REVENUES.

     We believe that establishing an early presence for our Brience 2.0 Framework software is critical to our success. One of our key business strategies is to establish our product as a leading software platform solution. If a competitor were able to establish a significant early presence before we can, our business prospects would be seriously harmed.

     We expect to face substantial competition in developing, marketing and selling our software platform solution from leading technology companies, particularly IBM. In July 2000, IBM announced its intention to develop wireless capabilities in connection with its Websphere program. In addition, we expect to face substantial competition from other technology providers, including emerging technology companies. If IBM or other leading or emerging technology providers are able to establish a significant early presence before we can, it would seriously harm our ability to establish our Brience 2.0 Framework as a leading software platform solution and to achieve and sustain significant revenues.

     Some enterprise companies may have already made or may decide to make substantial investments in internally developed software designed to enable the delivery of web-based content and applications to wireless mobile devices. These companies may be reluctant to abandon these investments if already made or may determine that it is cost-effective to internally develop solutions as needed for specific devices, applications or content rather than adopt a platform solution. If the market for a software platform solution does not grow as we expect, our revenues may be harmed.

OUR BUSINESS MAY BE HARMED BY INCREASING COMPETITION FROM LEADING TECHNOLOGY PROVIDERS AND APPLICATION SERVICE PROVIDERS THAT HAVE GREATER RESOURCES AND NAME RECOGNITION.

     Because the market for our Brience 2.0 Framework software is new and rapidly evolving, we expect to experience increased competition from leading technology providers, application service providers and other current and potential competitors. Leading technology providers such as IBM that are developing software platform solutions, as well as application service providers such as Aether Systems, have substantially greater financial, technical, marketing, public relations, sales, distribution and other resources.

     In addition, many of these competitors have greater name recognition, which provides them with a significant advantage in establishing an early presence in the emerging market for the delivery of web-based content and applications to wireless mobile devices. In particular, several of these competitors have more established relationships with many of our target enterprise customers. Our competitors may be able to use these advantages to adopt more aggressive pricing and bundling policies in order to offer more attractive terms to our target customers. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to compete more effectively with us. Any consolidation of leading or emerging technology providers, application service providers and other current and potential competitors could improve the competitive position of our existing competitors or give rise to significant new competitors. Increased competition could result in fewer customer orders, impede our ability to establish our software as a leading industry standard solution, require us to reduce the price we charge for our Brience 2.0 Framework software and materially harm our business.

BECAUSE WE HAVE EXPERIENCED AND EXPECT TO CONTINUE TO EXPERIENCE A LONG SALES CYCLE FOR OUR SOFTWARE, OUR CUSTOMER BASE MAY NOT EXPERIENCE RAPID GROWTH.

     Enterprise companies must confront a wide range of issues before deciding to purchase an enterprise-wide solution to provide wireless delivery of web-based content and applications. These issues include product benefits, integration and interoperability with existing computer systems, scalability, functionality and reliability. Because we are one of the first companies to offer a software platform solution to deliver web-based content and applications to wireless mobile devices, many enterprise companies are unfamiliar with the requirements for a software platform solution to provide wireless delivery of web-based content and applications, which increases the time required to make a purchasing decision. In particular, several enterprise companies have required us to demonstrate the feasibility of our software before committing to purchase it. As a result, in our very limited experience to date, we have experienced a long sales cycle, and we expect that our sales cycle in the future may range from four to eight months, which may impede our ability to rapidly grow our customer base.

WE EXPECT THAT A SIGNIFICANT PORTION OF OUR LICENSE REVENUES WILL BE DERIVED FROM SALES FROM NEW ENTERPRISE CUSTOMERS, WHICH COULD CAUSE SIGNIFICANT UNCERTAINTIES IN OUR QUARTERLY REVENUES AND OPERATING RESULTS.

     We expect that orders for our software placed by new enterprise customers will account for a significant portion of our revenues in the foreseeable future. Growth in our revenues will be substantially dependent upon our ability to increase the number of new enterprise customers that order our software. To the extent that we are not able to sell our software to new enterprise customers, it could result in significant uncertainties in our revenues and operating results in future quarterly periods.

DIFFICULTIES IN INTEGRATING OUR BRIENCE 2.0 FRAMEWORK SOFTWARE WITH ENTERPRISE COMPANIES' EXISTING WEB INFRASTRUCTURES OR NEW WEB-ENABLED MOBILE DEVICES COULD CAUSE OUR BUSINESS PROSPECTS TO BE SERIOUSLY HARMED.

     Because early adopters of Internet technologies largely relied upon internally developed customized solutions, the configurations of enterprise companies' existing web infrastructures vary greatly. To date, we have had extremely limited operating experience in integrating our software with the various configurations of enterprise companies' existing web infrastructures. If our software is not compatible with a company's existing web infrastructure, it would require us to modify our software or the company's existing web infrastructure and may delay our ability to demonstrate the functionality of our software to prospective enterprise customers. If we encounter pervasive compatibility problems with existing web infrastructure configurations, it would result in significant delays in implementing our software, consume the time of our professional services staff, impede the growth in our customer base and seriously harm our business.

     We also must continuously adapt our Brience 2.0 Framework software to function on new web-enabled mobile devices as they are introduced in order to remain competitive. New web-enabled mobile devices are being introduced rapidly, which will continue to increase the number of devices we will be required to test to determine the compatibility of our software. Although our software is designed to support all web-enabled devices, we may be required to modify our software to accommodate diverse technology platforms. Such modifications can be difficult, time-consuming and costly, and our business could be harmed if we encounter delays in making such modifications to fit new web-enabled mobile devices and operating systems.

GROWTH IN OUR CUSTOMER BASE MAY SUFFER IF ENTERPRISE COMPANIES ENCOUNTER DIFFICULTIES IN OPERATING THE DEVELOPMENT ENVIRONMENT OF OUR BRIENCE 2.0 FRAMEWORK SOFTWARE.

     We have extremely limited customer experience in operating the Development Environment of our Brience 2.0 Framework software. If enterprise companies were to consistently experience difficulties in using the Development Environment to adapt their web-based content and applications to fit wireless devices, the reputation of our product would be harmed, which would cause the growth in our customer base to suffer.

OUR SOFTWARE MAY CONTAIN DEFECTS OR ERRORS THAT WOULD DELAY SHIPMENTS OF OUR PRODUCT, HARM OUR REPUTATION AND INCREASE OUR COSTS.

     We only began licensing our Brience 2.0 Framework software in August 2000, and it is currently used by only four companies. Given such limited experience, our software, like any complex software, may contain errors or defects that have not yet been detected. If such errors or defects are discovered, they could result in the rejection of our software, damage to our reputation, lost revenue, diverted development resources and increased service and support costs, any of which could harm our business.

OUR GROWTH MAY SUFFER IF WE ARE UNABLE TO ADEQUATELY STAFF OUR PROFESSIONAL SERVICES GROUP OR INCREASE THE ROLE OF THIRD-PARTY SYSTEMS INTEGRATORS IN IMPLEMENTING OUR SOFTWARE IN A TIMELY AND EFFECTIVE MANNER.

     It is difficult and expensive to recruit, train and retain qualified personnel to implement our software, and we may from time to time have inadequate levels of staffing to perform these services. Our goal is to increase the role of third-party systems integrators in implementing our software in the future. However, we cannot assure you that we will be successful in increasing the role of third parties to implement our software. As a result, our growth could be limited by the failure of our internal professional services group together with third-party systems integrators to keep pace with the implementation requirements for our software.

INCREASING THE ROLE OF THIRD-PARTY SYSTEMS INTEGRATORS TO IMPLEMENT OUR SOFTWARE MAY HARM THE QUALITY OF OUR PRODUCT.

     The significant involvement of third-party systems integrators in implementing our products would reduce the control we have over implementation and the level, quality and timeliness of service provided to customers that license our software. Failure by third-party systems integrators to ensure customer satisfaction could damage our reputation with existing and future customers and reduce future revenues.

OUR BUSINESS WILL SUFFER IF WE FAIL TO INTRODUCE NEW VERSIONS AND RELEASES OF OUR BRIENCE 2.0 FRAMEWORK OR OTHER SOFTWARE PRODUCTS IN A TIMELY MANNER.

     We cannot assure you that we will meet our targeted dates for new versions and releases of our software products. If we fail to develop and introduce new versions and releases of our software products in a timely manner and on a cost-effective basis, we could experience:

     - loss of or delay in software-related revenues and loss of market share;

     - customer dissatisfaction, loss of enterprise customers and cancellation of orders and license agreements;

     - failure to achieve market acceptance of our software platform;

     - diversion of development resources;

     - negative publicity and injury to our reputation;

     - increased service and warranty costs; and

     - legal actions against us.

NEW COMPETING TECHNOLOGIES MAY REDUCE THE ADVANTAGES OF OUR BRIENCE 2.0 FRAMEWORK SOFTWARE OR RENDER IT OBSOLETE.

     The development of new technology and products by our competitors could harm our business. For example:

     - competitors may develop products that render our software obsolete or less desirable to consumers;

     - competitors may develop new technologies and products which provide comparable functionality at lower prices to our customers and potential customers;

     - we may fail to anticipate technological trends or evolving industry standards or to adapt our software and services to these new trends and standards; or

     - technical, legal, financial or other problems may prevent us from improving our software and services to adapt to changing market conditions.

TO INCREASE THE MARKET AWARENESS AND PENETRATION OF OUR SOFTWARE, WE WILL DEPEND SIGNIFICANTLY ON OUR RECENTLY HIRED SALES, MARKETING AND ALLIANCE PERSONNEL TO INCREASE OUR CUSTOMER BASE.

     Our sales, marketing and alliance staff are recently hired and unproven. Since our inception, we have increased our sales, marketing and alliance staff to 40 as of August 31, 2000. We expect to continue to invest heavily in our sales and marketing efforts as our business grows. If these efforts prove inadequate and we are unable to promote awareness of our Brience 2.0 Framework software, our revenues would not grow as we expect and our business would be harmed.

OUR RECENT DECISION TO EXPAND OUR SALES EFFORTS INTO WESTERN EUROPE AND OTHER INTERNATIONAL MARKETS EXPOSES OUR BUSINESS TO ADDITIONAL RISKS INHERENT IN CONDUCTING INTERNATIONAL OPERATIONS.

     We recently hired a general manager for our operations in Western Europe and plan to invest substantially in staffing our direct sales force organization in Western Europe in the next 12 months. In addition, we expect to hire new professional services, marketing and administrative employees to support our operations in Western Europe. We also may expand into other international markets in the future. We expect that, initially, the costs of developing overseas revenues will exceed those revenues.

     In particular, our future results could be harmed by a variety of risks that are associated with expanding our business into Western Europe and any other international markets that we may enter, including:

     - changes in foreign currency exchange rates, resulting in foreign currency exchange losses;

     - difficulties in managing and staffing international operations;

     - longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

     - potentially adverse tax consequences, including restrictions on the repatriation of earnings;

     - the burdens of complying with a wide variety of foreign laws, some of which may favor local competition;

     - variance and unexpected changes in regulatory requirements;

     - an increased burden of adapting to different technology platforms and customizing products for foreign countries;

     - political and economic instability; and

     - trade protection measures and import or export licensing requirements.

     Further, as our international operations increase in Western Europe and elsewhere, the potential impact of each of the above risks will likely increase. If any of the above risks impedes our efforts to expand internationally, we may not achieve the revenue growth we expect, the expenses incurred to build an international sales organization would adversely affect our operating results, and our business would be harmed.

IF WE FAIL TO ACHIEVE THE EXPECTED BENEFITS OF OUR EXISTING STRATEGIC ALLIANCES OR FAIL TO ENTER INTO NEW KEY RELATIONSHIPS WITH LEADING HARDWARE AND SOFTWARE MANUFACTURERS AND SYSTEMS INTEGRATORS, OUR EFFORTS TO PROMOTE BRAND AWARENESS AND INCREASE OUR SOFTWARE LICENSING REVENUES WOULD BE HARMED.

     Our ability to successfully launch our Brience 2.0 Framework software depends, in part, on our ability to leverage our strategic alliances to reach additional enterprise companies. In particular, we are relying significantly upon our strategic alliances to increase market awareness, acceptance and distribution of our products and services. The value of the strategic alliance agreements that we have signed to date is unproven, and we cannot assure you that we will achieve the expected benefits of those agreements.

     Our alliance partner agreements have broad rights of termination and generally do not impose significant commitments on our strategic alliance partners to promote our products. Our strategic alliance agreements do not prohibit our alliance partners from establishing relationships with competitors. Further, competing priorities may limit the willingness of our alliance partners to aggressively market and promote our products. If these relationships fail, we would lose a significant opportunity to increase the market presence of our Brience 2.0 Framework software when it is critical to establish an early presence in our industry.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE DATA ON AIR INTO OUR BUSINESS OR ACHIEVE THE EXPECTED BENEFITS OF THE ACQUISITION.

     Our acquisition of Data on Air, which was completed on May 31, 2000, will require integrating the business and operations of Data on Air with our company. As our core business relates to the development and licensing of software products, we may not be able to successfully assimilate the personnel, technologies, operations and customers of Data on Air into our business. In addition, we may fail to control costs associated with the operation of a wireless Internet data center. Further, we may fail to achieve the anticipated synergies from the acquisition of Data on Air, including leveraging our relationships with wireless carriers. In the event any of the above occurs during the integration process, our management and financial resources may be diverted from our core business objectives.

FUTURE ACQUISITIONS OF NEW COMPANIES OR TECHNOLOGIES MAY RESULT IN DISRUPTIONS TO OUR BUSINESS AND STRAIN MANAGEMENT RESOURCES DUE TO DIFFICULTIES IN ASSIMILATING PERSONNEL AND OPERATIONS.

     We may make future acquisitions or investments in other companies, products or technologies. If we make any acquisitions, we will be required to assimilate the operations, products and personnel of the acquired businesses and train, retain and motivate key personnel from the acquired businesses. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Similarly, acquisitions may cause disruptions in our operations and divert management's attention from day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners. The issuance of equity securities for any acquisition could be substantially dilutive to our shareholders. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets.

DEPARTURE OF KEY PERSONNEL, PARTICULARLY RODERICK MCGEARY, ARVIN BABU, KEYUR PATEL, JONI KAHN, ANTHONY DOLANSKI AND ROHIT KHETRAPAL, WOULD HARM OUR BUSINESS.

     Our future success depends, to a significant extent, upon the continued services of our management team and other key personnel, particularly our founders: Roderick McGeary, our chief executive officer, Arvin Babu, our chief technology officer, Keyur Patel, our Chief Strategy Officer, Joni Kahn, our Chief Customer Officer, Anthony Dolanski, our Chief Financial Officer and Rohit Khetrapal, our Executive Vice President of Professional Services. We generally do not have employment agreements that impose a specific term of employment. We do not maintain key person life insurance on any of our officers. The loss of services of one or more of our key executives would harm our business and our prospects.

COMPETITION IN NORTHERN CALIFORNIA FOR TECHNOLOGY PERSONNEL COULD HARM OUR ABILITY TO DEVELOP OR IMPLEMENT OUR SOFTWARE PRODUCTS.

     We believe that our success will depend, in large part, upon our ability to attract and retain skilled and qualified personnel with appropriate technology experience. We are based in Northern California, where competition for employees with technical expertise is intense. In particular, our industry is complex and requires a unique knowledge base. As a result, the loss of technology experience and industry expertise or our failure to obtain additional necessary expertise could result in delays in software development and implementation, and a resulting loss of revenues which would harm our business. We currently anticipate that we will incur increasing salaries and benefits expenses because of the difficulty in hiring and retaining employees.

IF WE FAIL TO MAINTAIN COMPETITIVE STOCK OPTION PACKAGES FOR OUR EMPLOYEES, OR IF OUR STOCK DECLINES MATERIALLY FOR A PROTRACTED PERIOD OF TIME, WE MIGHT HAVE DIFFICULTY RETAINING OUR EMPLOYEES, AND OUR BUSINESS MAY BE HARMED.

     In today's competitive technology industry, stock option packages are a significant consideration for highly skilled personnel in making employment decisions. However, stock option packages offer incentives above traditional compensation only when there is a consistent, long-term upward trend over time of a company's stock price. Adverse market conditions, investors' negative perceptions of the technology industry or managerial or performance problems may cause our stock price to decline. If our stock price declines materially for a protracted period of time, our stock option incentives may lose significant value and we may lose key employees or be forced to grant additional options to retain such employees, which could seriously harm us as follows:

     - loss of employees due to negative impact on our option packages;

     - immediate and substantial dilution to investors resulting from the grant of additional options necessary to retain employees; and

     - potential compensation charges which could negatively impact our operating results.

WE INCORPORATE SOFTWARE PROVIDED BY THIRD PARTIES INTO OUR SOFTWARE, AND IF OUR ABILITY TO USE SUCH SOFTWARE IS CHALLENGED, OUR BUSINESS COULD BE DISRUPTED.

     Our Brience 2.0 Framework product incorporates publicly-available software as well as software that we license from third parties. Any significant interruptions in the availability of third-party software or defects in these products could harm our sales unless and until we can develop the necessary technology ourselves or secure another source. Such development efforts would be time consuming, would divert product development resources away from other endeavors and would disrupt our business. If we are unable to internally develop the necessary technology, we cannot assure you that we would able to license such software from another third party on terms acceptable to us or at all.

     We expect that we may need to incorporate software from third-party vendors and developers to a larger degree in our future products. If such third-party software products become obsolete or incompatible with future software products that we introduce, we may experience delays in releasing new software products, which would result in delayed or lost sales and increased costs and would harm our business.

FAILURE TO RAISE ADDITIONAL CAPITAL OR TO GENERATE THE SIGNIFICANT CAPITAL NECESSARY TO EXPAND OUR OPERATIONS AND INVEST IN NEW PRODUCTS COULD REDUCE OUR ABILITY TO COMPETE AND RESULT IN LOWER REVENUES.

     We expect that the net proceeds from this offering, our cash reserves and any cash flows from operations will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. However, our limited operating history makes it difficult to predict whether these funds will be sufficient to finance our anticipated growth. We may need to raise additional funds if our estimates of revenues or if our working capital or capital expenditure requirements change or prove inaccurate, if we are required to respond to unforeseen technological or marketing hurdles or if we choose to take advantage of unanticipated opportunities. Additional funds might not be available at acceptable terms, if at all. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current stockholders would be reduced and the value of their investments might decline. In addition, any new securities issued might have rights, preferences or privileges senior to those of the securities held by our stockholders. If we raise additional funds through the issuance of debt, we might become subject to restrictive covenants.

     If we need additional capital and cannot raise it on acceptable terms and on a timely basis, we may not be able to, among other things:

     - develop or enhance our products and services;

     - acquire new technologies, products or businesses;

     - expand operations, in the United States or internationally;

     - hire, train and retain employees; or

     - respond to competitive pressures or unanticipated capital requirements.

     Our failure to do any of these things could result in lower revenues and could seriously harm our business.

WE MAY NOT BE ABLE TO OBTAIN PATENT OR OTHER PROTECTION FOR CERTAIN ASPECTS OF OUR TECHNOLOGY, SOFTWARE OR SERVICES, WHICH COULD HARM OUR BUSINESS.

     We have made two patent applications in the United States regarding certain aspects of our technology for our Brience 2.0 Framework software. However, our patent applications may not be approved or issued or, if issued, may not provide the scope of patent protection we seek. Further, competitors may develop technologies that are similar or superior to our technology, may attempt to copy or reverse engineer aspects of our technology or design around any patents which may be issued to us. We own a federal trademark registration for the mark Data on Air and recently filed an application for federal registration of the Brience mark. We believe we have acquired common law rights in the Brience mark, and may have common law rights in the following trademarks: Brience 2.0 Framework, Experience Delivery Server, Brience Development Environment, and the Brience logo. The steps taken by us to protect our intellectual property may not prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. Further, the laws of certain foreign countries may not protect our products, services or intellectual property rights to the same extent as do the laws of the United States. Use by others of our intellectual property rights could materially harm our business, and litigation may be necessary in the future to enforce our intellectual property rights.

WE MAY BE SUED BY THIRD PARTIES FOR INFRINGEMENT OF THEIR PROPRIETARY RIGHTS WHICH COULD REQUIRE US TO INCUR SIGNIFICANT LITIGATION OR LICENSING EXPENSES, PREVENT OR DELAY US FROM SELLING OUR SOFTWARE OR REQUIRE US TO MAKE EXPENSIVE AND TIME-CONSUMING MODIFICATIONS TO OUR SOFTWARE TO AVOID INFRINGEMENT.

     Third parties could claim infringement by us with respect to our current or future products and services. Further, former employers of our current and future employees may assert that our employees have improperly disclosed to us or are using confidential or proprietary information. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Further, many participants in the wireless industry have a significant number of products and have demonstrated a readiness to commence litigation based on allegations of patent infringement. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause delays in delivering or servicing our software, divert the attention and resources of our management or technical personnel, require us to develop non-infringing technology or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claims could seriously harm on our business, financial condition or results of operations.

OUR ABILITY TO PROVIDE WIRELESS INTERNET INFRASTRUCTURE SERVICES IS SUBJECT TO SEVERAL RISKS, INCLUDING OUR LACK OF REDUNDANT FACILITIES, OUR INABILITY TO SECURE COMPETITIVE GATEWAY LICENSES AND OVERCAPACITY IN THE SUPPLY OF GATEWAY HOSTING SERVICES.

     Wireless Internet infrastructure services is a new area of business for us following our acquisition of Data on Air and our success in this area is subject to several risks. First, we do not have redundant facilities for our servers in our wireless Internet data center and any damage to our systems from break-ins, unauthorized access, vandalism, fire, floods, hurricanes, power loss, telecommunications failures and similar events could disrupt our hosting services. Although we maintain insurance against many of those events, the amount of such coverage may not be adequate in any particular instance and would not likely compensate us for the aggregate damage caused by such events. Second, overcapacity in the supply of gateway hosting and other wireless Internet infrastructure services could depress the prices we can charge for such services. Finally, our ability to provide gateway services is dependent upon our ability to receive gateway licenses from a very limited number of companies. If we are not able to enter into gateway license agreements or to license the gateway software necessary to accommodate demand for such services on favorable terms, our costs may increase or we may not be able to meet anticipated demand for our services.

                         RISKS RELATED TO OUR INDUSTRY

OUR SUCCESS IS CRITICALLY DEPENDENT UPON GROWTH IN THE MARKET FOR WEB-ENABLED MOBILE DEVICES WHICH IS IN AN EARLY STAGE OF DEVELOPMENT.

     Our business is critically dependent upon the rapid expansion of the market for web-enabled mobile devices, including personal digital assistants, smart pagers and cellular phones. This market is in an early stage of development and is rapidly evolving. If the growth of this market does not continue or slows, the potential market for our Brience 2.0 Framework software and services would be reduced, which would cause our revenue to grow more slowly than expected or to decline.

     DELAYS IN THE DEVELOPMENT OF ENABLING TECHNOLOGIES AND PERFORMANCE IMPROVEMENTS COULD IMPEDE THE GROWTH OF THE MARKET FOR WEB-ENABLED MOBILE DEVICES.

     The market for web-enabled mobile devices is in an early stage of development and is rapidly evolving. The expansion of the market is very dependent upon technological advances that facilitate the delivery of new Internet-based services to and improve the performance of such devices. To the extent that there are delays in making such technological advancements or challenges in the implementation and support of the delivery of new Internet-based services, it could slow growth in that market and impede demand for our software, thereby harming our business.

     SECURITY RISKS AND CONCERNS MAY DETER USERS FROM ACCESSING WEB-BASED CONTENT AND APPLICATIONS USING WIRELESS MOBILE DEVICES.

     Uncertainty surrounding the secure transmission of confidential information over the Internet represents a significant barrier to the expansion of electronic commerce and communications. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may enable third parties to compromise or breach the security of web sites that protect confidential information. As a result, concerns about security breaches over the Internet may further deter users from conducting electronic commerce and accessing confidential information from mobile devices.

PROBLEMS EXPERIENCED BY INTERNET SERVICE PROVIDERS, TELECOMMUNICATIONS COMPANIES AND WIRELESS PROVIDERS AS WELL AS DESIGN DEFECTS IN EXISTING WEB INFRASTRUCTURES AND MOBILE DEVICES MAY DAMAGE THE REPUTATION OF OUR BRIENCE 2.0 FRAMEWORK SOFTWARE.

     The reputation of our Brience 2.0 Framework software could be seriously harmed by problems with enterprise companies' own computer systems and design defects in their existing web infrastructures as well as problems encountered with any of the service providers that users depend upon to access web content. In addition, Internet service providers, telecommunications companies and wireless providers have experienced significant outages in the past and could experience outages, delays and other difficulties due to their own system failures which would impede access to web content. Further, problems may arise with particular mobile devices that would also impede access to web content. To the extent that any of these problems occur, even if unrelated to our software, customers may nonetheless perceive that our software is not functioning properly or efficiently and decide to seek another solution to extend the reach of their content. Any such damage to the reputation of our Brience 2.0 Framework software would seriously harm our business.

THE GROWTH OF OUR BUSINESS DEPENDS ON THE INCREASING USE OF THE INTERNET AND OTHER PUBLIC AND PRIVATE NETWORKS.

     We license Brience 2.0 Framework software to enterprise companies that enable the delivery of web-based content and applications to enterprise companies. If the use of the Internet and other public and private networks does not grow as anticipated, our revenues could decline and our business would be significantly harmed. We depend on the increased acceptance and use of the Internet as a medium for electronic communications and commerce and its adoption for transacting business processes. Rapid growth in the use of the Internet is a recent occurrence. As a result, acceptance and use may not continue to develop at historical rates and a sufficiently broad base of users may not adopt or continue to use the Internet as a medium of communications and commerce. Demand and market acceptance for recently introduced services and products for the Internet are subject to a high level of uncertainty, and few proven services and products exist.

WE MAY BE REQUIRED TO CHANGE OUR REVENUE RECOGNITION POLICIES BASED ON CHANGING IMPLEMENTATION GUIDELINES AND INTERPRETATIONS WHICH MAY CAUSE OUR REVENUES AND OPERATING RESULTS TO FLUCTUATE UNEXPECTEDLY.

     In recent years, software revenue recognition rules have been under heavy review and interpretation by various accounting authoritative and regulatory bodies, including the Securities and Exchange Commission, the American Institute for Certified Public Accountants and the Financial Accounting Standards Board. These reviews and interpretations have resulted in significant changes in the practices and standards for recognizing revenues in software companies.

     Our revenue recognition policies are in compliance with current accounting standards. However, the rapid pace of change in these standards could result in significantly different standards in the future and could seriously harm our business, results of operations or financial position as we change our practices to comply with such changing standards.

     At this time, we are unaware of any contemplated changes to current revenue recognition standards that would negatively affect our business.

CHANGES IN GOVERNMENT REGULATIONS COULD CAUSE DEMAND FOR OUR SOFTWARE AND SERVICES TO GROW MORE SLOWLY OR TO DECLINE, INCLUDING IMPOSITION OF SALES AND OTHER TAXES ON ELECTRONIC COMMERCE.

     As the market for web-enabled mobile devices grows and Internet usage increases, we expect that federal, state or foreign agencies will adopt regulations covering issues such as user privacy, pricing, content and quality of products and services. It is possible that government authorities could pass legislation that exposes companies involved in electronic commerce to potential liability or otherwise increases the costs of such companies, which could limit the growth of electronic commerce generally.

Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as communications, property ownership, sales tax, libel and personal privacy is uncertain and may take years to resolve.

     The Internet Tax Freedom Act, enacted in October 1998 and effective through October 2001, bars state and local governments from imposing taxes that would subject buyers and sellers of electronic commerce to taxation in multiple states. This act also bars state and local governments from imposing taxes on Internet access through October 2001. When the Internet Tax Freedom Act expires or if this act is repealed, Internet access and sales across the Internet may be subject to additional taxation by state and local governments. This could discourage purchases over the Internet and reduce demand for our software.

     A decline in the growth of the Internet as a result of changes in such legislation could impede the growth of the market for web-enabled mobile devices and discourage their acceptance as a communications and commercial medium. If any such legislation is enacted, it could limit the growth in the market for web-enabled mobile devices, reduce the demand for our software and services and harm our business.

                         RISKS RELATED TO THIS OFFERING

OF OUR TOTAL OUTSTANDING SHARES AFTER THIS OFFERING,           WILL BE
RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

     After this offering, we will have outstanding           shares of common
stock, based on the number of shares outstanding as of August 31, 2000, as
adjusted to give effect to the issuance of           shares of common stock in
exchange for all of our outstanding preferred stock and other assets held by Brience, LLC. Of these shares, the shares we are selling in this offering will be freely tradable except for any shares purchased by our "affiliates" as that term is used in Rule 144 of the Securities Act. Affiliates may only sell their shares pursuant to the requirements of Rule 144 or in a registered public offering. Unless sold earlier pursuant to a registered public offering, the
remaining   shares will become available for resale in the public market at various times in the future, as shown in the chart below:

NUMBER OF SHARES         DATE AVAILABLE FOR RESALE INTO THE PUBLIC MARKET
----------------         ------------------------------------------------
                   After the date of this prospectus, freely tradable shares
                   sold in this offering and shares eligible for sale under
                   Rule 144(k) that are not subject to the 180-day lock-up

                   After 90 days from the date of this prospectus, shares eligible for sale under Rule 144 or Rule 701 that are not subject to the 180-day lock-up

                   After 180 days from the date of this prospectus, the 180-day lock-up is released and these shares are eligible for sale under Rule 144 (subject, in some cases, to volume limitations), Rule 144(k) or Rule 701

                   After 180 days from the date of this prospectus, restricted securities that are held for less than one year are not yet eligible for sale under Rule 144

     Credit Suisse First Boston, on behalf of the underwriters, can waive the restrictions of the lock-up agreement at an earlier time without prior notice or announcement and allow stockholders to sell their shares. As restrictions on resale end, the market price of our common stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

     Holders of approximately   million shares of common stock, which will
represent approximately   % of our outstanding capital stock after completion of
this offering, have the right to require us to register their common stock with the Securities and Exchange Commission. In addition, after this offering, we intend to register all common stock that we may issue under our option plan and once we register these shares, they can be freely sold in the public market after issuance. If any or all of these holders cause a large number of securities to be sold in the public market, the sales could reduce the trading price of our common stock and could impede our ability to raise future capital. For more detailed information, please see "Shares Eligible for Future Sale."

THERE IS NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK AND OUR STOCK PRICE COULD BE VOLATILE AND COULD DECLINE FOLLOWING THIS OFFERING.

     Prior to this offering, there has not been a public market for our common stock, and an active trading market for our common stock may never develop or be sustained. The stock markets, particularly the Nasdaq National Market on which we have applied to have our common stock listed, have experienced significant price and volume fluctuations, and the market prices of companies focused on the Internet and wireless communications have been highly volatile. Furthermore, the market price of our common stock could decline, and investors may not be able to resell their shares at or above the initial public offering price. Even if an active trading market develops, the market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations after this offering. Some of the factors that could negatively affect our share price include:

     - actual or anticipated variations in our quarterly operating results;

     - changes in our revenue or earnings estimates or publication of research reports about us or the mobile web industry by analysts;

     - announcements of new product or service offerings or technological innovations by us or our competitors;

     - changes in market valuations of similar companies;

     - strategic decisions by us or our competitors, such as changes in business strategy, acquisitions or restructurings;

     - changes in the wireless mobile device industry;

     - additions and departures of key personnel;

     - actions by institutional stockholders;

     - speculation in the press or investment community;

     - general market conditions; and

     - economic factors unrelated to our performance, including changes in interest rates.

OUR NINE LARGEST STOCKHOLDERS OWN A LARGE PERCENTAGE OF OUR VOTING STOCK AND SUCH CONCENTRATION OF OWNERSHIP MAY HAVE THE EFFECT OF DELAYING, DEFERRING OR PREVENTING OUR COMPANY FROM TAKING ACTIONS THAT WOULD BE BENEFICIAL TO STOCKHOLDERS.

     Upon consummation of this offering, we anticipate that our nine largest
stockholders will, in the aggregate, own approximately      % of our outstanding
common stock. As a result, these stockholders, acting together, will have the ability to substantially influence all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and to control our management and affairs.

     This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other stockholders.

BECAUSE OUR MANAGEMENT HAS BROAD DISCRETION IN USING THE PROCEEDS FROM THIS OFFERING, YOU MAY NOT AGREE WITH HOW MANAGEMENT DECIDES TO INVEST SUCH PROCEEDS IN THE FUTURE AND SUCH PROCEEDS MAY NOT BE INVESTED SUCCESSFULLY.

     The net proceeds from this offering have not been allocated for a particular purpose, and our management will have broad discretion over the use of such offering proceeds. We intend to use the net proceeds for working capital, and we may also use the net proceeds to make investments in and acquisitions of complementary businesses, products or technologies. You must rely upon the judgment of our management in the application of the proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. We cannot assure you that the proceeds will be invested in a way that yields a favorable, or any, return for our company.

IF YOU PURCHASE SHARES OF OUR COMMON STOCK IN THIS OFFERING, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     The initial public offering price of our common stock is substantially higher than the book value per share of our outstanding common stock. Accordingly, if you purchase shares of common stock in this offering, you will
experience immediate dilution of approximately $     in the book value per share
of common stock. This means that investors who purchase shares will:

     - pay a price per share that substantially exceeds the value of our assets after subtracting our liabilities; and

     - contribute      % of the total amount of our funding but will only own
            % of the shares outstanding.

     Moreover, to the extent that outstanding options or warrants to purchase our common stock are exercised, or options reserved for issuance are issued and exercised, each person purchasing common stock in this offering will experience further substantial dilution.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," the negative of these terms or other comparable terminology. These statements represent the good faith best estimates of management at the time they were made. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statements.

     We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of           shares of common stock in
this offering will be approximately $     million, $     million if the
underwriters' over-allotment option is exercised in full, at an assumed initial
public offering price of $     per share and after deducting estimated
underwriting discounts and commissions and the estimated offering expenses payable by us.

     We intend to use the net proceeds from this offering primarily for general corporate purposes, including expansion of sales, marketing and alliance activities, general and administrative activities, product development, strategic investments or acquisitions, working capital and capital expenditures.

     The amounts and timing of our actual expenditures for each of these purposes will vary significantly depending on a number of factors, including the status of our product development efforts, competition, marketing and sales activities and market acceptance of our products. We will retain broad discretion in the allocation and use of the net proceeds of this offering. Pending their use, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

     The principal purposes of this offering are to increase our working capital, create a public market for our stock, increase our visibility and facilitate our future access to public equity markets.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on shares of our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the following information:

     - our actual capitalization as of August 31, 2000;

     - our pro forma capitalization after giving effect to the issuance to
       Brience, LLC of             shares of our common stock in exchange for
       all outstanding shares of our preferred stock and other assets held by Brience, LLC. The exchange ratio will be determined based on the initial public offering price of our common stock; and

     - our pro forma as adjusted capitalization to give effect to the sale of shares of common stock in this offering less the estimated underwriting discounts and commissions and estimated offering expenses
       and           shares issued to one of our founders upon consummation of
       this offering.

                                                                   AS OF AUGUST 31, 2000
                                                            -----------------------------------
                                                                          PRO        PRO FORMA
                                                             ACTUAL      FORMA      AS ADJUSTED
                                                            --------    --------    -----------
                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
Series A redeemable preferred stock, $.01 par value per
  share, 200,000 shares authorized; 26,147 shares
  outstanding actual;             shares authorized, no
  shares outstanding pro forma;             shares
  authorized, no shares outstanding pro forma as
  adjusted................................................  $ 26,507    $     --     $     --
Stockholders' equity......................................
  Common stock, $.01 par value per share, 120,000,000
     shares authorized, 110,973,427 shares issued and
     outstanding actual;             shares authorized,
                 shares outstanding pro forma;
     shares authorized,             shares outstanding pro
     forma as adjusted....................................     1,110          --           --
  Additional paid-in capital..............................    19,137          --           --
  Notes receivable from stockholders......................    (7,451)         --           --
  Deferred stock compensation.............................      (206)         --           --
  Losses accumulated during the development stage.........   (17,424)         --           --
                                                            --------    --------     --------
  Total stockholders' equity (deficit)....................    (4,834)     22,816           --
                                                            --------    --------     --------
     Total capitalization.................................  $ 21,673    $ 22,816     $
                                                            ========    ========     ========

     This table excludes the following shares:

     - shares of common stock issuable upon the exercise of stock options outstanding under our stock option plans, and additional shares of common stock available for issuance under these stock option plans;

     - shares of common stock available for issuance under our 2000 employee stock purchase plan; and

     - shares of common stock issuable upon exercise of outstanding warrants.

     This table should be read in conjunction with our audited consolidated financial statements and the notes to the financial statements beginning on page F-1. Our pro forma as adjusted capitalization assumes no exercise of the underwriters' over-allotment option.

                                    DILUTION

PRO FORMA NET TANGIBLE BOOK VALUE

     On August 31, 2000, the pro forma net tangible book value of our common stock, after giving effect to the issuance to Brience, LLC of shares of our common stock in exchange for all outstanding shares of our preferred stock and other assets held by Brience, LLC was approximately $
million, or approximately $     per share. The exchange ratio will be determined
based on the initial public offering price of our common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

DILUTION AFTER THIS OFFERING

     Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common
stock immediately afterwards. Assuming the sale of                shares of our
common stock in this offering and after deducting the underwriting discounts and commissions and estimated offering expenses payable, our net tangible book value
as of August 31, 2000 would have been approximately $     million, or $     per
share. This represents an immediate increase in net tangible book value of
$     per share to existing stockholders and immediate dilution in net tangible
book value of $     per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Initial public offering price per share.....................             $    --
  Pro forma net tangible book value per share as of August
     31, 2000...............................................  $    --
                                                              -------
  Increase per share attributable to new investors..........       --
                                                              -------
Pro forma net tangible book value per share after this
  offering..................................................                  --
                                                                         -------
Dilution per share to new investors.........................             $    --
                                                                         =======

DIFFERENCES BETWEEN NEW AND EXISTING STOCKHOLDERS IN NUMBER OF SHARES AND AMOUNT PAID

     The table below summarizes, on a pro forma basis, as of August 31, 2000, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares in this offering. We
used an assumed initial public offering price of $     per share, and we have
not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

     The dollar amounts in the tables were calculated before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

                                          SHARES PURCHASED
                                        ASSUMING NO EXERCISE
                                          OF UNDERWRITERS'
                                        OVER-ALLOTMENT OPTION     TOTAL CONSIDERATION       AVERAGE
                                        ---------------------    ----------------------      PRICE
                                        NUMBER     PERCENTAGE     AMOUNT     PERCENTAGE    PER SHARE
                                        -------    ----------    --------    ----------    ---------
Existing stockholders.................                    %      $                  %       $
New investors.........................
                                        -------      -----       --------      -----        -------
  Total...............................
                                        =======      =====       ========      =====        =======

     This table includes           shares issued to our executives and one of
our founders upon commencement of this offering. This table excludes options to
purchase                shares of our common stock and warrants to purchase
               shares of our common stock that will remain outstanding upon the
completion of this offering. See Notes      and      of Notes to Consolidated
Financial Statements. All options and warrants outstanding upon completion of this offering will have exercise prices below the offering price. The exercise of outstanding options and warrants having an exercise price less than the offering price would increase the dilutive effect to new investors.

     If the underwriters exercise the over-allotment option in full:

     - the number of shares of common stock held by existing stockholders will
       decrease to approximately    % of the total number of shares of our
       outstanding common stock; and

     - the number of shares held by new investors will increase to           ,
       or approximately    % of the total number of shares of our common stock
       outstanding after completion of this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

     The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data included elsewhere in this prospectus. The consolidated statement of operations data for the period from inception (March 8, 2000) to August 31, 2000 and the consolidated balance sheet data at August 31, 2000, are derived from audited consolidated financial statements included elsewhere in this prospectus.

                                                              PERIOD FROM INCEPTION
                                                                 (MARCH 8, 2000)
                                                               TO AUGUST 31, 2000
                                                              ---------------------
                                                                     ACTUAL
                                                              ---------------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Licenses..................................................       $       250
  Services..................................................               683
                                                                   -----------
                                                                           933
Cost of revenue:
  Services..................................................             2,172
                                                                   -----------
Gross loss..................................................            (1,239)
                                                                   -----------
Operating expenses:
  Research and development..................................             3,785
  Sales and marketing.......................................             2,826
  General and administrative................................             3,165
  Amortization of goodwill and other intangible assets......             1,156
  Depreciation..............................................               257
  Amortization of stock-based compensation..................                29
  Acquired in-process research and development..............             4,200
                                                                   -----------
     Total operating expenses...............................            15,418
                                                                   -----------
Loss from operations........................................           (16,657)
                                                                   -----------
Interest income, net........................................                42
Losses from minority equity investment......................              (449)
                                                                   -----------
Net loss....................................................           (17,064)
                                                                   ===========
Less: Series A preferred stockholder accumulated dividend...              (360)
                                                                   -----------
Net loss attributable to common stockholders................           (17,424)
                                                                   ===========
Basic and diluted net loss per share........................       $     (0.17)
Shares used in computing basic and diluted net loss per
  share.....................................................       102,674,128

     See Note 2 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

                                                              AUGUST 31, 2000
                                                              ---------------
                                                              (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................      $ 2,947
Working capital.............................................          305
Total assets................................................       25,588
Redeemable preferred stock..................................       26,507
Total stockholders' deficit.................................       (4,834)

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     You should read the following description of our financial condition and results of operations in conjunction with the financial statements and the notes thereto and the unaudited pro forma consolidated financial information included in this prospectus beginning on page F-1.

OVERVIEW

     We provide a software platform that enables the delivery of web-based content and the extension of business software applications to wireless mobile devices. Since our founding in March 2000, we have been primarily engaged in research activities, developing our software products, working with our initial customers, and building our business infrastructure. We began licensing our first software product, Brience 2.0 Framework, and first generated software license revenues in August 2000. Since our founding, we have incurred significant costs to develop our technology and products, to recruit research and development personnel, to build a direct and indirect sales force and a professional services organization and to expand our general and administrative infrastructure. Our total headcount was 178 as of August 31, 2000. We intend to continue to rapidly increase our employee base, particularly our direct and indirect sales force and research and development teams.

     We expect to incur additional losses and continued negative cash flow from operations for the foreseeable future because we intend to expend significant financial resources on product development and sales and marketing. Additionally, because our staffing and operating expenses are based on anticipated revenue levels, and because a high percentage of our costs are related to personnel and are fixed in the short term, small variations in the timing of the recognition of specific revenue could cause significant variations in operating results from quarter to quarter. If we are unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant revenue shortfall would likely have an immediate negative effect on our business. It is possible that in some future quarter or quarters our operating results may be below public expectations. If this occurs, we would expect to experience an immediate and significant decline in the market price of our common stock.

     At the time of our incorporation, Brience, LLC was formed and has provided substantially all of the funding for our initial operations. In connection with this offering, Brience, LLC will exchange its assets, including its shares of our preferred stock, its interests in two investments and other assets for a total of shares of our common stock and distribute all shares of common stock it holds to the Brience, LLC investors. The exchange ratio will be determined based on the initial public offering price of our common stock. All commitments for future funding by the Brience, LLC investors will terminate and Brience, LLC will be dissolved in connection with this offering. Our consolidated financial statements for the period from inception to August 31, 2000 have been presented to reflect the results of operations of Brience, Inc. and, as a result of the exchange with Brience, LLC, the equity method investment held by Brience, LLC.

     On May 31, 2000, we acquired Data on Air, Inc. for approximately $17.9 million, including approximately $9.6 million in cash and $8.3 million in shares of common stock. Data on Air provides wireless carriers with wireless Internet infrastructure services. Through this acquisition, we acquired additional wireless industry expertise and carrier relationships.

SOURCES OF REVENUE AND REVENUE RECOGNITION POLICY

     Our revenues consist of license revenues and service revenues. Our software license revenues are generated from the sale of software licenses based on the number of servers utilized by each customer. We expect that a significant portion of our license revenues in the future will be derived from orders for our software placed by new enterprise customers. We also expect our license revenues to include orders from existing customers that in the future seek to increase capacity to support more users and wireless-enabled applications.

     Our service revenues include revenues derived from implementation and consulting services, maintenance and support services and wireless Internet infrastructure services. Enterprise customers generally require implementation and consulting services to install our software. We expect to charge for implementation and consulting services performed by our internal professional services organization either on a time and expense or fixed fee basis. We currently implement our Brience 2.0 Framework software. To focus on our core business, our goal is to increase the role of third-party systems integrators in implementing our software in the future. If we are successful in increasing the number of third-party systems integrators that implement our software, it would change the mix of our license and service revenues.

     In accordance with the provisions of American Institute of Certified Public Accountants (AICPA) Statement of Position 97-2, "Software Revenue Recognition", we recognize revenues from software licenses upon contract execution when: all delivery obligations have been met; fees are fixed or determinable; and collection is probable. Revenues from software license agreements, which include the right to receive unspecified future products are recognized over the term of the arrangement or if not specified, the estimated economic life of the product. When our software licenses are sold together with our implementation and consulting services, we recognize license fees upon delivery when: the criteria described above have been met; payment of the license fees is not dependent upon performance of implementation and consulting services; and implementation and consulting services do not include significant alterations to the features and functionality of our software. Revenue from implementation and consulting services, when not sold in connection with software product licenses, is generally recognized as we perform such services. Through August 31, 2000, all licenses sold with services have been accounted for under the completed contract method of accounting due to the nature of the new technology being integrated. In the future, we expect to increase the role of systems integrators to implement our software, and in such cases, we will recognize license revenues and the systems integrators will earn the professional services revenue.

     Together with purchasing our software licenses, we expect our customers to enter into annual maintenance and support agreements whereby we provide maintenance coverage and software enhancements. We recognize revenues derived from maintenance support and software enhancements ratably over the term of the maintenance agreement.

     As a result of our Data on Air acquisition, our service revenues also include revenues derived from our gateway hosting and other wireless Internet infrastructure services. These revenues are recognized as services are performed based on the number of end user subscribers of our wireless carrier customers that we host.

RESULTS OF OPERATIONS

     We have adopted an end of February fiscal year. Because we have an extremely limited operating history, having formed our company in March 2000, we believe that our actual results in the period from inception to August 31, 2000 may not be indicative of our future performance.

     PERIOD FROM INCEPTION (MARCH 8, 2000) TO AUGUST 31, 2000

REVENUES

     Revenues for the period from inception to August 31, 2000 were $933,000. This included license revenues of $250,000 and service revenues of $683,000. Our initial work with customers began with implementation and consulting services prior to the commercial release of our Brience 2.0 Framework software. Although the timing is difficult to predict, we expect that license revenues will account for an increasing portion of our total revenues in the future.

     We did not generate any revenues outside the United States in the period from inception to August 31, 2000. However, we expect that as we develop our direct and indirect sales force in Western

Europe and other international markets, we will begin to generate sales of our software and services outside the United States.

     A large part of our sale forces' compensation is comprised of commissions, which are based in part on meeting fiscal sales expectations. As a result, we expect that our revenues, or growth in our revenues, in our fiscal fourth quarter may exceed our revenues, or growth in our revenues, in the fiscal first quarter, as our sales persons increase their sales efforts over the fourth quarter to close transactions prior to fiscal year end.

COST OF REVENUES

     Cost of service revenues for the period from inception to August 31, 2000 were $2.2 million. Cost of services revenues consists primarily of salaries and related expenses for our implementation, consulting and training organizations. Cost of services revenues exceeded those revenues due to the rapid growth of our professional services organization to 33 employees as of August 31, 2000.

     We expect in future reporting periods to incur cost of license revenues that will consist primarily of license fees paid to third parties under technology license arrangements. However, we currently do not expect cost of license revenues to be material in the future.

OPERATING EXPENSES

     Our operating expenses are classified into five categories: research and development, sales and marketing, general and administrative, amortization of goodwill and other intangibles and depreciation. We classify all charges to these operating expense categories based on the nature of the expenditures. We allocate the costs for overhead and facilities to each of the functional areas that use the overhead and facilities services based on their headcount. Such charges include facility rent for corporate offices and communications charges.

  Research and development

     Research and development expenses for the period from inception to August 31, 2000 were $3.8 million. Research and development expenses consist primarily of compensation and related costs for research and development personnel. Software development costs incurred prior to the establishment of technological feasibility are included in research and development costs as incurred.

     Because our software license revenues are not recognized until after technological feasibility has been established, software development costs are not generally expensed in the same period in which software license revenues for the developed software are recognized. We expect to continue to make substantial investments in research and development and anticipate that these expenses will continue to increase in dollar value.

  Sales and marketing

     Sales and marketing expenses for the period from inception to August 31, 2000 were $2.8 million. Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel, sales commissions, marketing programs, public relations, promotional materials, travel expenses and trade show exhibit expenses. We anticipate that sales and marketing expenses will increase in dollar value as we increase our investment in these areas. In particular, we anticipate that the development of our direct and indirect sales force in Western Europe and elsewhere internationally and other related sales and marketing expenses will increase our total investment in this area.

  General and administrative

     General and administrative expenses for the period from inception to August 31, 2000 were $3.2 million. General and administrative expenses consist primarily of salaries and related expenses, accounting, legal and administrative expenses, professional service fees and other general corporate expenses. We expect general and administrative expenses to increase in dollar value as we rapidly add personnel and incur additional expenses related to the anticipated growth of our business and our operation as a public company.

  Amortization of goodwill and other intangibles

     Amortization of goodwill and other intangibles for the period from inception to August 31, 2000 was $1.2 million. In connection with the Data on Air acquisition, we recorded $13.1 million of goodwill and other intangibles, which is being amortized on a straight-line basis over three years.

  Depreciation

     Depreciation expenses for the period from inception to August 31, 2000 were $257,000. Depreciation expenses consist primarily of expenses arising from computer and other equipment purchased in connection with the expansion of our corporate offices.

  Acquired in-process research and development

     Acquired in-process research and development expenses for the period from inception to August 30, 2000 were $4.2 million. In connection with our acquisition of Data on Air, we allocated $4.2 million of the purchase price to in-process research and development projects. This allocation represented the estimated fair value based on risk-adjusted cash flows related to the incomplete research and development projects. At the date of acquisition, the development of these projects had not yet reached technological feasibility, and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

     At the acquisition date, Data on Air was conducting design, development, engineering and testing activities associated with the completion of a next-generation wireless platform as well as new application technology. The projects under development at the valuation date represent innovative technologies that are expected to address emerging market demands for wireless Internet connectivity.

     In making its purchase price allocation, our management considered present value calculations of income, an analysis of project accomplishments and remaining outstanding items, an assessment of overall contributions, as well as project risks. The value assigned to purchased in-process technology was determined by estimating the costs to develop the acquired technology into commercially viable products, estimating the resulting net cash flows from the projects, and discounting the net cash flows to their present value. The revenue projection used to value the in-process research and development was based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and the expected timing of our new product introductions and our competitors. The resulting net cash flows from such projects are based on management's estimates of cost of sales, operating expenses, and income taxes from such projects.

AMORTIZATION OF STOCK-BASED COMPENSATION

     In connection with the grant of certain stock options to employees, we recorded stock-based compensation of $235,000, representing the difference between the deemed value of the common stock for accounting purposes and the option exercise price at the date of the option grant. This amount is presented as a reduction of stockholders' equity and amortized on an accelerated basis over the vesting period of the applicable options, which is generally from two to four years. $29,000 was expensed during the period from inception to August 31, 2000. Compensation expense is decreased in the period of forfeiture for any accrued but unvested compensation arising from the early termination of an option holder's services.

OTHER INCOME

     Interest income for the period from inception to August 31, 2000 was $89,000. Interest expense for the period from inception to August 31, 2000 was $47,000. Losses from equity invested were $449,000.

LIQUIDITY AND CAPITAL RESOURCES

     At the time of our incorporation, Brience, LLC entered into an agreement to receive up to $200 million of funding from GTCR Fund VII, L.P., a GTCR Golder Rauner, LLC private equity fund. Such funding is provided as needed and at the request of the Brience, LLC board of managers, subject to GTCR Fund VII's approval of the proposed use of funds. GTCR Fund VII, L.P. and the other investors in Brience, LLC have, as of August 31, 2000, provided an aggregate of $31.6 million in funding to Brience, LLC. Of this amount, $27.6 million was provided to us to finance our operations. The $4.0 million balance of the investors' contributions to Brience, LLC was used by Brience, LLC to fund its strategic investments in two companies. During September 2000, an additional $7.4 million of the funding commitment was provided to us for our operations. All commitments for future funding by the Brience, LLC investors will terminate and Brience, LLC will be dissolved in connection with this offering.

     Net cash used in operating activities totaled $8.6 million in the period from inception to August 31, 2000. Cash used in operating activities for this period resulted primarily from our rapid increase in headcount and the building of our business infrastructure.

     Net cash used in investing activities totaled $18.8 million in the period from inception to August 31, 2000. Cash used in investing activities for this period consisted primarily of the acquisition of Data on Air two strategic investments and equipment purchases. One of our strategic investments was made in a systems integration company that intends to focus on implementations of wireless technologies. The other strategic investment was made in a company that offers online and offline testing services for wireless application developers and operates a portal for the wireless development community. In addition, in September 2000 we invested $2.5 million for another minority equity investment. This minority equity investment was made in another systems integration company focused on implementing wireless technologies.

     Net cash provided by financing activities totaled $30.4 million in the period from inception to August 31, 2000. Cash provided by financing activities for this period consisted primarily of the sale of equity securities.

     As of August 31, 2000, our principal sources of liquidity consisted of our access to the funding commitment from the Brience, LLC investors and $2.9 million of cash and cash-equivalents. We believe that the net proceeds from this offering, combined with current cash balances, will be sufficient to meet our anticipated liquidity needs for working capital and capital expenditures for at least 12 months from the date of this prospectus. If our business plan changes, the assumptions supporting our business plan prove to be inaccurate, we expand or accelerate our business plan or we complete acquisitions, the source of funds described above may not be sufficient to fully fund our capital requirements. Our forecast of the time period during which we believe we have adequate financial resources to support our operations is a forward-looking statement that involves risks and uncertainties and our actual results could vary materially as a result of the factors described above.

     We may be required to seek to sell additional equity or debt securities or secure other financing arrangements in the future. We cannot assure you that any financing arrangements will be available in amounts or on terms acceptable to us.

IMPACT OF FOREIGN EXCHANGE RATE RISK EXPOSURE

     The following discusses our exposure to market risk related to changes in foreign currency exchange rates. This discussion includes forward-looking statements that are subject to risks and uncertainties. Actual results could vary materially from our forward-looking statements, including as a result of a number of factors set forth in the risk factors section of this prospectus.

     To date, all of our recognized revenues have been denominated in U.S. dollars and derived from customers in the Unites States, and therefore our exposure to foreign currency exchange rate changes has been immaterial. We intend, however, to build a direct and indirect sales force in Western Europe and anticipate that an increasing portion of our future software license and service revenues will be derived from international customers in Western Europe and elsewhere. As a result, our operating results may become subject to significant fluctuations based upon changes in the exchange rates of certain currencies, including the Euro, in relation to the U.S. dollar. Further, to the extent that we engage in international sales denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to the Euro or other foreign currencies could cause our products to be priced less competitively in Europe and other international markets. We will continue to monitor our exposure to foreign currency fluctuations and, when appropriate, may use financial hedging techniques in the future to minimize the effect of these fluctuations. However, we cannot assure you that foreign exchange rate fluctuations will not adversely affect our financial results in the future.

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

                                    BUSINESS

OVERVIEW

     We provide a software platform that enables the delivery of web-based content and the extension of business software applications to wireless mobile devices. Our software is designed to rapidly integrate with existing web infrastructures to wireless enable enterprise companies' business applications. Using our software platform, enterprise companies can deliver web-based content and applications to their mobile employees, customers, suppliers and business affiliates who use multiple types of mobile devices, including personal digital assistants, smart pagers and cellular phones with Internet access.

INDUSTRY BACKGROUND

  Proliferation of the Web

     The Internet has emerged as a global communications medium enabling millions of people to conduct business and share information electronically from their desktop computers. The growth in the number of business and consumer Internet users has led to a proliferation of useful information and services on the Internet, including e-mail, e-commerce and many other value-added services. To take advantage of this new medium, many companies have made substantial investments in e-business infrastructure to conduct business more efficiently with their customers, employees and business affiliates. International Data Corporation, or IDC, in an industry report dated June 2000, estimates that U.S. corporate spending for Internet-related software, comprising of systems, tools and applications software, will grow from approximately $16.8 billion in 1999 to nearly $70.0 billion in 2003.

  Growth of Wireless Usage

     Worldwide use of wireless telecommunications has grown rapidly as cellular and other emerging wireless communications services have become more widely available and affordable for the mass business and consumer markets. IDC, in an industry report dated March 2000, projects that the number of worldwide wireless subscribers will increase from 427 million in 1999 to greater than one billion in 2003. As the wireless telecommunications market has experienced significant growth, the number of types of wireless devices worldwide also has increased significantly.

  Convergence of the Internet and Wireless Technologies

     The Internet and wireless telecommunications are converging because users conducting business and sharing information through the Internet are increasingly looking to access web-based content and applications while away from their desktop computers. Wireless access to the Internet is in an early stage of development and growing rapidly as web-enabled devices become more widely accessible and affordable. Cahners In-Stat Group, in an industry report dated August 2000, predicts that the number of worldwide wireless Internet subscribers will increase from 3.8 million as of 1999 to more than 742 million by the end of 2004.

     The convergence of the Internet and wireless connectivity offers companies the opportunity to leverage their existing web infrastructure investments and extend the reach of their web-based content and applications to their mobile customers, employees, suppliers and business affiliates. For example:

     - While travelling, a regional sales representative for a computer manufacturer receives a customer request for a larger than anticipated order, and she uses a two-way pager to immediately confirm the availability of additional inventory and the timing for delivery in order to capture a larger sale.

     - After notifying its customers of an investment opportunity in an initial public offering of a software company, an online brokerage service receives and executes a buy order sent from a customer's web-enabled phone while she commutes to work.

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

     - At the customer's location, a field service technician for a semiconductor company is repairing a flat panel display and uses a personal digital assistant to identify the appropriate replacement part, confirm availability at the nearest warehouse and place the shipping order.

  The Challenge

     The convergence of the Internet and wireless telecommunications has been progressing rapidly due to ongoing technological advancements. Early adopters of Internet technologies largely employed internally-developed customized applications and modified legacy or mainframe applications for Internet access. In the last few years, enterprise companies also have begun to deploy packaged Internet software applications as they became available to streamline and extend their business processes.

     In addition to managing the complexities of Internet-enabling their existing network and systems infrastructure, enterprise companies are seeking to provide wireless access to Internet users. Delivering wireless access to corporate users is particularly challenging because of the variety of web-enabled mobile devices utilized by employees, customers, suppliers and business affiliates. These devices differ in screen size, screen navigation functionality and in their ability to support varying levels of graphics, color and audio. These devices access content and conduct transactions using a number of different software browsers which deliver information in a number of different display languages or markup languages. Users connect to networks at different speeds and different intervals, but expect to receive a consistent user experience. Users also expect access to applications and data synchronization capabilities while disconnected from their network.

  Current Approaches

     Since the introduction of web-enabled mobile devices, most companies have attempted to provide solutions to enable the delivery of web-based content and applications to mobile devices using one of two methods:

     - Screen scraping. A process that excerpts web-based content and applications for presentation on mobile devices by copying and converting the content of actual web pages at a particular moment in time, rather than accessing the data and functionality of the template that is used to generate the web pages.

     - Custom developed system. A solution that duplicates web-based content, infrastructure, business logic and data to create web pages that can be accessed by particular wireless mobile devices.

     Although the screen scraping process offers an alternative solution to deliver web-based content and applications to mobile devices, it lacks certain features needed to support wireless delivery of web-based content and applications for enterprise companies. The screen scraping process is not an easily scalable solution that enables businesses to adapt to new mobile devices. Because the screen scraping process copies and converts the content of actual web pages, any changes to the underlying web-based content typically require extensive reprogramming. In addition, because the screen scraping process does not link to the template that generates the web pages, it limits the extent to which content can be optimized for delivery to smaller displays and limits the functionality available to users of the mobile devices.

     Custom developed systems are generally used when existing software solutions are not available or sufficient. Custom developed solutions are tailored to meet the exact specifications of existing applications and devices and therefore may not be flexible enough to easily adapt to new advances in technology. Once a custom developed solution is adopted, it may require duplication of application coding and content to support additional applications, new devices and increased capacity.

  Need for a Mobile Internet Delivery Platform

     We believe that the complexity of extending e-business functionality to an increasing diversity of mobile devices has created the need for a single common software infrastructure, or platform. This platform should enable an enterprise company to deliver each of its business software applications to

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

mobile users with appropriate transaction capability and a consistent user experience based on the type of device and connection speed. We believe that a mobile internet delivery platform should:

     - support multiple wireless mobile devices. Software should be able to deliver web-based content and applications to multiple mobile devices that employ diverse technology platforms. Software should be able to adapt web-based content and applications to fit the specifications of different mobile devices for which capabilities and formats vary greatly and feature different screen sizes and color support and may support different markup languages.

     - optimize content and applications based on varying connection speeds. Software should be able to optimize the amount and format of content for delivery based on the connection speed of the device requesting the information.

     - integrate with existing web infrastructures. Software should integrate easily with enterprise companies' existing web infrastructures to reduce the need for recreating existing functionality and content solely for purposes of wireless delivery and be compatible with existing security standards.

     - cost-effectively support increasing number of applications and capacity. Software should be scalable to support additional applications and increased capacity as businesses expand the scope of wireless delivery access to their mobile employees, customers, suppliers and business affiliates.

     - enable enterprise companies to easily develop, maintain and manage wireless capabilities. Software should be designed to enable developers to easily develop, maintain and manage wireless delivery capabilities as they introduce additional applications and devices or change the format of existing content and applications.

THE BRIENCE SOLUTION

     We provide a comprehensive, network aware, content and application delivery platform that is designed to support all web-enabled mobile devices. Our software platform is designed to enable enterprise companies to support multiple mobile device types, browser types, screen sizes, connection speeds and user preferences. We believe that our software provides the following key business benefits to enterprise companies:

     - opportunity to attract and retain customers and reduce the costs of doing business. Our software is designed to enable enterprise companies to deliver their web-based content and extend their business software applications to their mobile employees, customers, suppliers and business affiliates using wireless devices. This enables enterprise companies' constituents to conduct business and share information more efficiently, thereby enhancing opportunities to attract and retain customers and reducing the costs of doing business.

     - low total cost of ownership of a single platform solution. Because our software is designed as a single platform solution, it reduces the total cost of ownership for an enterprise company to deliver and maintain wireless capabilities. Maintenance costs are lower because our software uses a single infrastructure for all content, applications and mobile devices. Costs to increase the number of applications and capacity are lower because our software is designed to scale with the growing needs of enterprise companies. Finally, staffing costs are lower because our software is designed to be easy for developers to operate and maintain.

     - rapid deployment and easy implementation. Our software is designed to offer faster and less expensive implementation than custom developed solutions with equivalent functionality and screen scraping solutions that address the same number of applications. Rapid deployment of wireless capabilities is important in order to enhance the competitiveness of enterprise companies.

     - ability to leverage existing web infrastructure investment. Our software is designed to integrate with existing web infrastructures without disturbing existing applications and is compatible with existing security standards. Based on a flexible design, our software also can wireless enable existing applications by utilizing their existing business logic, mobile presentation templates and existing

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

       application programming interfaces. Through minimal integration effort, enterprises can utilize our software to wireless enable applications that access these application programming interfaces in programming languages standard in the industry such as C++, Java and Extensible Markup Language, or XML.

The key features of our software solution for enterprise companies include:

     - single platform that supports multiple applications and devices. Our Brience 2.0 Framework software is designed to support multiple applications and multiple web-enabled mobile devices using a single infrastructure.

     - optimizes content and application functionality based on varying connection speeds. Our software identifies the connection speed of the mobile device and accordingly adjusts the presentation and quantity of information as well as application functionality that is provided to the user.

     - highly reliable, scalable architecture. The architecture of our software is designed with redundancy so that there is no single point of failure. It is also scalable and configured to minimize downtime during version upgrades that are provided as part of our maintenance and support program. As an enterprise customer's user bases grows, it can meet the additional demand by purchasing additional software to support a higher number of users and applications.

     - easy-to-use Development Environment. Our Development Environment provides developers with an easy to use framework to deploy, manage and maintain wireless delivery of web-based content and applications.

BUSINESS STRATEGY

     We intend to become a leading provider of software that enables the delivery of web-based content and the extension of business software applications to wireless mobile devices. Our business strategy consists of the following elements:

ESTABLISH OUR BRIENCE 2.0 FRAMEWORK AS A LEADING SOFTWARE PLATFORM SOLUTION.

     Our goal is to establish our product as a leading software platform solution to enable the delivery of web-based content and the extension of business software applications to wireless mobile devices. We are focusing our primary efforts to increase market awareness, promote the benefits of a platform solution and grow our enterprise customer base. Additionally, we are committing substantial resources to design, develop and implement enhanced versions of our Brience 2.0 Framework as well as new software products that will extend the performance and scope of our current offerings.

TARGET PROMINENT ENTERPRISE COMPANIES THAT WE BELIEVE ARE EARLY ADOPTERS OF TECHNOLOGY.

     We are targeting enterprise companies, particularly companies in the high technology, financial services, transportation and distribution industries. We believe that these industries are early adopters of technology and generally will derive competitive benefits from software technology that enables their employees and customers to access web-based content and applications from multiple mobile devices. We also are focusing on implementing our software for several key enterprise companies to further promote the market awareness and acceptance of our Brience 2.0 Framework software.

INCREASE MARKET PENETRATION BY RAPIDLY EXPANDING OUR DIRECT AND INDIRECT SALES CHANNELS.

     We are employing three sales channels to accelerate our growth. First, we are rapidly hiring to develop our direct sales force to target enterprise customers in the U.S. and Western Europe. Second, we are leveraging our relationships with wireless carriers, including Sprint PCS, to globally expand our enterprise customer base. Third, we are developing strategic alliances with leading e-business application providers such as BroadVision, and E.piphany in which our goal is to establish our product as the mobile Internet delivery platform for the software applications of our alliance partners. We are also developing

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

strategic alliances with systems integrators and with companies in which we have made strategic investments, such as Anywhereyougo.com. We expect that these companies will introduce our software to their existing customers.

DEVELOP A COMPETITIVE SALES PRESENCE IN WESTERN EUROPE.

     We intend to rapidly develop a direct and indirect sales force in Western Europe. Aided by early standardization of digital technology and deregulation of spectrum frequencies, users have adopted wireless technology more quickly in Western Europe than in the United States. IDC reported that, in 1999, wireless subscription rates in Western Europe were slightly less then 40% compared to approximately 27% in North America. Because of the early adoption of wireless technology in Western Europe, we believe that there is a significant market opportunity to license our software to enterprise companies with a strong presence in Western Europe.

INCREASE THE ROLE OF THIRD-PARTY SYSTEMS INTEGRATORS IN IMPLEMENTING OUR SOFTWARE PRODUCTS.

     We currently are implementing our software for our enterprise customers but our goal is to increase the role of third-party systems integrators in implementing our software products in the future. We are in the process of training third-party systems integrators to provide such implementation services. Our primary focus over the long term is to continue to design, develop and market software products that enhance the wireless delivery of web content and applications.

PRODUCTS AND TECHNOLOGY

     REPRESENTATIVE WEB INFRASTRUCTURE

     As the Internet has become the preferred user interface to access an increasing number of business applications, the requirements for web infrastructures have become increasingly complex. Although the configurations of existing web infrastructures vary greatly, most enterprise companies' web infrastructures are currently built using application servers to manage business-critical applications. As the diagram below indicates, the architecture of web infrastructures using this model consists of at least three software layers: the presentation layer, the application server layer and the data layer. The presentation layer communicates with web browsers and delivers content onto web pages. Web application servers form a clear level of separation between the presentation and data layers. Most business application logic exists at the application server layer, with application servers handling all data manipulation and the creation of web specific content using Hypertext Markup Language files, commonly referred to as HTML. The data layer contains the data sources of enterprise companies' existing business systems.

     [Diagram depicts a wire connection from a personal computer to the Internet and then further connections from the Internet to a Presentation Layer consisting of Web Servers, an Application Layer consisting of Application Servers and a Data Layer consisting of Business Systems. Under the representation of the Internet are the words "Language: HTML." Diagram also depicts a personal digital assistant with a wireless connection to the Internet and also has connections from the Internet to the Presentation Layer, Application Layer and Data Layer with the words "Language: HDML" under the representation of the Internet.]

     BRIENCE 2.0 FRAMEWORK

     Our software is designed to enhance the capabilities of the presentation layer to enable web servers to respond to requests from multiple types of web-enabled mobile devices. Our software interfaces with the application server layer to access and leverage the business logic of existing applications. Our Brience 2.0 Framework does this by integrating with existing business logic, content, single sign-on and personalization systems so that enterprise companies implementing our software only need to web enable their existing applications and content rather than duplicating portions of the application code or duplicating content for specific formats.

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

        SYSTEM
                  USER
                                   DEVICE

     [Diagram depicts a web-enabled mobile telephone, a personal digital assistant and a two-way pager with a wireless connection to the Internet and a wire connection from a personal computer to the Internet. The Internet has connections to a Presentation Layer consisting of web servers and our Brience
2.0 Framework software, an application layer consisting of Application Servers and a Data Layer consisting of Business Systems. Under the representation of the Internet are the words "Languages: HTML, WML, HDML, Voice XML."]

     There are three core components to our Brience 2.0 Framework software:
Experience Delivery Server, Development Environment and Wireless Edge Server.

     EXPERIENCE DELIVERY SERVER

     Our Experience Delivery Server is designed to extend the capabilities of a web server, enabling it to handle requests from any device, and to transform static, dynamic and personalized content for appropriate display based on the bandwidth and characteristics of the device. The system architecture of our software is designed to deploy with redundancy so that there is no single point of failure. Our architecture is designed to support additional applications and capacity in a cost-efficient manner. The architecture of our Experience Delivery Server has been designed to integrate easily with enterprise companies' existing e-business applications. With minimum modifications, enterprise companies can utilize our platform to wireless enable applications previously unconnected to the web. Our Experience Delivery Server is designed to provide the following key features:

           ------------------------------------------------------------------------------------------------
           FEATURES                        BENEFITS & DESCRIPTION
-----------------------------------------------------------------------------------------------------------
           Support all web-enabled mobile  Provides a single point of entry for requests originating
           devices and mark-up languages   from any device including personal digital assistants, smart pagers and cellular phones with Internet access.
           ------------------------------------------------------------------------------------------------
           Adapts content to fit           Converts web-based content into versions specific for each
           configuration of each mobile    mobile device, including providing summaries of large bodies
           device                          of text and reducing images to fit within smaller display
                                           sizes.
           ------------------------------------------------------------------------------------------------
           Translates content between      Accommodates the capabilities of different device platforms
           different media formats         by translating content into a media format compatible with the mobile device requesting content.
           ------------------------------------------------------------------------------------------------
           Adapts content based on         Identifies the bandwidth, type of device and the user
           varying connection speeds of    requesting content to create a user profile that aggregates
           devices                         characteristics.
           ------------------------------------------------------------------------------------------------
           Enables mobile device users to  Integrates with enterprise companies' existing
           log into password-protected     authentication systems to enable mobile device users to log
           sites                           into password-protected sites using industry standard
                                           security protocols.
-----------------------------------------------------------------------------------------------------------
           Sends automated notification    Enables enterprise companies to set up automated
           messages to users               notifications to their customers using e-mail messaging
                                           technologies.
           ------------------------------------------------------------------------------------------------
           Enables data synchronization    Through data synchronization, users can continue their work offline with the assurance that when they go back online,
                                           their data will automatically synchronize with enterprise
                                           data on the server to maintain consistency.
-----------------------------------------------------------------------------------------------------------
           Integrates with existing web    Our software architecture integrates with many third-party
           infrastructure                  content management systems, personalization engines, web and application servers.
           ------------------------------------------------------------------------------------------------
           Supports voice response and     Our software supports Voice Extensible Markup Language and
           speech recognition solutions    can be integrated with existing voice response and speech
                                           recognition solutions to extend web-based content and
                                           applications to telephones or other voice and web-enabled
                                           devices.
           ------------------------------------------------------------------------------------------------
           Offers reporting capabilities   Our software includes a configurable logging system that
                                           provides data for industry standard web reporting tools.
-------------------------------------------------------------------------------------------------------

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

  DEVELOPMENT ENVIRONMENT

     Our Development Environment provides an easy-to-use interface for developers to adapt existing web-based content and applications to fit the diverse technology platforms and configurations of each mobile device. It also manages various wireless web formats such as Wireless Markup Language, Handheld Device Markup Language, Voice Extensible Markup Language or HTML, whichever is appropriate for the device and bandwidth. Our Development Environment is designed to offer the following key features and benefits:

--------------------------------------------------------------------------------------------
           FEATURES                                BENEFITS & DESCRIPTION
--------------------------------------------------------------------------------------------
 Intuitive interface             Facilitates developers' efforts to select appropriate
                                 presentation to match device and bandwidth capabilities
                                 using easy-to-use, drag-and-drop, point-and-click user
                                 interfaces.
--------------------------------------------------------------------------------------------
 Easy management of templates    Allows creation and previewing of web templates that are
                                 used to manage content and alerts developers when a change that has been made on one template affects other templates.
--------------------------------------------------------------------------------------------
 Rules-based architecture for    Enables developers to establish rules that define how
 content transformation          information should be presented to different users based on the type of device, user preference, and bandwidth
                                 capabilities. For example, this feature enables developers to rapidly tailor user interfaces for classes of devices
                                 instead of each individual device.
--------------------------------------------------------------------------------------------
 Customization based on          Enables developers to select relevant data for display
 business logic                  based on the device used and the bandwidth capacity. This
                                 feature delivers needed information to users quickly
                                 without having to download information that is not
                                 appropriate for the specific device and bandwidth.
--------------------------------------------------------------------------------------------
 Architecture is designed to     Incorporates open standards such as Extensible Markup
 integrate with industry         Language, or XML, Extensible Style Language, or XSL, Java
 standard technologies           and Simple Object Access Protocol, or SOAP. Also compatible with emerging technologies, such as mobile data access and voice over Internet protocol.
--------------------------------------------------------------------------------------------

  WIRELESS EDGE SERVER

     Our Wireless Edge Server works with the other components of our Brience 2.0 Framework software platform to improve the performance of our delivery of web-based content and applications by:

     - reserving network resources for high priority requests; and

     - utilizing network load-balancing technology to route information through web servers that have reduced network traffic and that are more easily accessed by wireless devices, at what we refer to as the edge of the network.

     By dynamically routing requests to high-speed, distributed network web servers and prioritizing critical requests, enterprise companies can deliver varying service levels by optimizing the utilization of their network resources. Our Wireless Edge Server is designed to enable enterprise companies to offer prioritized access to web-based content and applications.

CARRIER SERVICES

     Through our acquisition of Data on Air on May 31, 2000, we operate a wireless Internet data center in Orlando, Florida, where we provide hosted and managed wireless Internet infrastructure services to wireless carriers. We provide gateway hosting services that support various wireless Internet protocols, and we also host and manage third-party content and application services for wireless carriers.

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

     Our customers for the hosted services include TELUS, Moviestar Puerto Rico, Moviestar Guatemala and Moviestar El Salvador. As of August 31, 2000, we hosted approximately 7,000 end user subscribers of these carriers. As of August 31, 2000, we had six employees staffed at our Orlando wireless data center.

PROFESSIONAL SERVICES

     We have developed an internal professional services organization for supporting and training our customers. We believe that providing a high level of customer service and technical support is critical to the satisfaction of our customers and our own success. Our internal professional services organization currently implements our software for our customers but our goal is to increase the role of third-party systems integrators to perform these services in the future. As of August 31, 2000, our internal professional services organization consisted of 32 professionals. Our professional services offerings include:

     Training Services. We offer extensive training programs to our customers, third-party systems integrators and other companies with which we have relationships to accelerate adoption of our solutions by users within a company.

     Implementation Services. We offer implementation services for our Brience
2.0 Framework software. We also are in the process of training third-party systems integrators to perform implementation services in the future. We believe that if our software continues to be adopted, more of the implementation services we currently provide will be performed by third-party systems integrators.

     In addition to supporting our enterprise customers and implementing our software, our professional services organization works closely with our internal research and development staff to design new software products. Experience gained by our professional services organization through implementation of our products is conveyed to our research and development staff. Our research and development staff incorporates this experience to design new features for future versions of our software.

MAINTENANCE AND CUSTOMER CARE

     We believe that customer care and ongoing maintenance and technical support is an essential part of the sales process for enterprise customers. Our objective is to develop a customer management system that enables us to:

     - increase customer loyalty, retention and profitability;

     - manage customer information across the account lifecycle; and

     - collect customer feedback that is critical for product development and service improvement.

     We currently offer two maintenance service packages for our Brience 2.0 Framework software, which are designed to provide different levels of service depending upon enterprise customers' requirements. Both maintenance service packages include full service problem resolution capabilities as well as enhancements and releases within a product version. Our higher level maintenance services also includes assistance with installation of software enhancements, dedicated access to a technical account manager and support 24 hours a day, seven days a week, 365 days a year.

CUSTOMERS

     We license our Brience 2.0 Framework software and related maintenance and customer care support to enterprise customers, including companies in the high technology, financial services, transportation and distribution industries. We believe that among enterprise companies, these industries will have the strongest and earliest demand for our Brience 2.0 Framework software.

     As of September 29, 2000, we have licensed our Brience 2.0 Framework software to the following companies:

           NAME

           BarPoint.com
           Hyperion Solutions
           Ingram Micro
           Xircom

SALES, MARKETING AND ALLIANCES

     We sell our software and services to enterprise companies and wireless carriers through our direct sales force and indirectly through our strategic alliance partners. Through both channels, our sales efforts for our Brience 2.0 Framework software are focused on enterprise companies, including those in the high technology, financial services, transportation and distribution industries. We are also leveraging our relationships with wireless carriers to further promote the adoption of our Brience 2.0 Framework. As of August 31, 2000, approximately 40 of our employees were engaged in sales, marketing and alliance activities.

     DIRECT SALES

     Our direct sales force dedicated to our Brience 2.0 Framework software in the United States is organized into four geographic areas and consists of field sales representatives, technical sales consultants/ engineers and regional vice presidents for sales. As of August 31, 2000, we had 22 persons in sales serving the United States market for our Brience 2.0 Framework software. In addition, we plan to rapidly develop a direct sales force organization in Western Europe in the next 12 months. We generally plan to continue to invest and increase the size and geographic locations of our direct sales forces on a global basis.

     In addition, we maintain a separate direct sales force to support our wireless Internet infrastructure service offerings to wireless carriers and enterprise companies. As of August 31, 2000, we had five of our employees dedicated to sales activities for our wireless Internet infrastructure service offerings.

     STRATEGIC ALLIANCES

     An important element of our sales and marketing strategy for our Brience
2.0 Framework software is to expand our strategic alliances with leading technology providers and systems integrators to increase market awareness, acceptance and distribution of our products and services. We have entered into agreements with leading technology providers including service providers such as Sprint PCS, infrastructure providers such as Cisco and e-business application providers such as BroadVision and E.piphany. Our strategic alliance partners provide introductions between their enterprise customers and us. We believe that these relationships are integral to our success because they introduce our software products to a wide array of enterprise customers. As of August 31, 2000, we had 11 of our employees dedicated to strategic alliances.

     MARKETING

     We are rapidly developing our marketing staff to support the sales efforts through two primary efforts. We plan to promote sales through targeted marketing and advertising efforts such as print promotions, event participation and public relations. In addition, our marketing staff conducts market research, including geographic and industry segmentation, to enhance the sales efforts. We also conduct marketing activities jointly with certain of our strategic alliance partners to further promote sales. As of August 31, 2000, we had seven of our employees dedicated to our marketing efforts.

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

RESEARCH AND DEVELOPMENT

     We believe that continued improvements on our existing products and the introduction of new products will be an important factor for our future success. We have devoted and expect to continue to devote significant resources to developing new and enhanced products, including the next generation of our Brience 2.0 Framework. We have assembled a team of developers with expertise in software engineering, network computing, business process automation, Internet architecture and enterprise integration. As of August 31, 2000, our research and development team consisted of 46 people. For the period from inception to August 31, 2000, our expenditures were $3.8 million.

COMPETITION

     The market for software and services that enable the delivery of web-based content and applications to wireless mobile devices is in an early stage of development and becoming increasingly competitive. Since the introduction of web-enabled mobile devices, most companies have attempted to provide either screen scraping solutions or custom developed solutions. We believe these competitors include application service providers, such as Aether Systems, which are developing and marketing custom developed solutions.

     We also expect to compete with companies that are developing solutions that enable the delivery of web-based content and applications to all wireless mobile devices. For example, IBM recently announced its intention to develop wireless capabilities in connection with its WebSphere program. We believe that there are many other companies that are currently developing wireless solutions.

     We expect that we will compete primarily on the basis of the quality of our software product and service, including maintenance and support, time to market, functionality and price. However, we have only recently entered the market for software and services enabling wireless delivery of web-based content and applications, and many of our existing competitors as well as potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Several of these companies also have greater name recognition and more well-established relationships with our target customers. In addition, existing and potential competitors may develop enhancements to, or future generations of, competitive products that will have better performance features than those of our software products.

INTELLECTUAL PROPERTY RIGHTS

     We own a federal trademark registration for the mark Data on Air and recently filed an application for federal registration of the Brience mark. We believe we have acquired common law rights in the Brience mark, and may have common law rights in the following trademarks: Brience 2.0 Framework, Experience Delivery Server, Brience Development Environment, Wireless Edge Server, and the Brience logo. This prospectus also includes trade dress, trade names and trademarks of other companies. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

     We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in our products and services. We have applied for two patents for our technology. Specifically, one patent application is directed to a method and system for managing multiple sessions within a multi-server environment where the multiple sessions may service devices having different bandwidth connections and different display capabilities. The other patent application relates to a method and system for adapting dynamic content for communication to and display on devices having different capacities for display of information.

     Other than the Data on Air registration, we do not have any federal trademark registrations for the marks named above and we may not be able to obtain such registrations due to conflicting marks or otherwise. The steps taken by us to protect our intellectual property may not prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. The laws of certain foreign countries may not protect our products, services or intellectual property rights to the same extent as do the laws of the United States. Our Brience 2.0 Framework software incorporates publicly available software as well as software that are license from third parties.

     We cannot assure you that we will be able to continue to use these third-party software codes nor that we will be able to identify, license and integrate substitute products. These third-party technology licenses may not continue to be available to us on commercially attractive terms. The loss of the ability to use such technology could require us to obtain the rights to use substitute technology that could be more expensive or offer lower quality or performance, and therefore could seriously harm our business, financial condition or results of operation.

     Third parties could claim infringement by us with respect to current or future products and services. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause delays in delivering or servicing products, cause delays in delivering services or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claims could seriously harm our business.

EMPLOYEES

     As of August 31, 2000, we had a total of 178 employees. None of our employees is covered by a collective bargaining agreement. We believe that our relations with our employees are good.

PROPERTIES

     Our principal offices are located in San Francisco, California in two buildings aggregating 30,000 square feet. The lease for our office space at 128 Spear Street expires in February 2008 and the lease for our office space at 150 Spear Street expires in January 2002. We also have a lease for approximately 2,200 square feet of office space at 20 N. Orange Street in Orlando, Florida for our carriers services group, our customer support group and our wireless Internet data center that will expire in February 2001. We have entered into a lease for approximately 20,000 square feet of office space at 301 E. Pine Street in Orlando, Florida. This lease will begin in November 2000 and expire 84 months later and we intend to move our Orlando offices to this location.

LEGAL PROCEEDINGS

     We are not currently subject to any material legal proceedings; however, we may in the future become a party to various legal proceedings arising out of the ordinary course of our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     We believe that we distinguish ourselves by effectively leveraging the substantial knowledge, contacts and expertise of our proven corporate management team and that the quality, experience and teamwork orientation of this team will be critical factors in the implementation of our growth strategy. The names of our executive officers, directors and key employees, and their ages and positions as of September 28, 2000 are as follows:

                   NAME                     AGE                      POSITION
                   ----                     ---                      --------
EXECUTIVE OFFICERS AND DIRECTORS:
Roderick C. McGeary.......................  50    Chairman of the Board, Chief Executive Officer
                                                    and Secretary
Anthony P. Dolanski.......................  54    Chief Financial Officer
Joni Kahn.................................  45    Chief Customer Officer
Keyur Patel...............................  35    Director and Chief Strategy Officer
Arvin Babu................................  33    Chief Technology Officer
Dean A. Fresonke..........................  39    Executive Vice President of Application
                                                  Services
Rohit Khetrapal...........................  35    Executive Vice President of Professional
                                                  Services
Bruce V. Rauner...........................  44    Director
Philip A. Canfield........................  32    Director
Aneel Bhusri..............................  34    Director
Pehong Chen...............................  42    Director
Roger Siboni..............................  45    Director

KEY EMPLOYEES:
Frank Weller..............................  38    General Manager, European Operations
Patricia C. Wynne.........................  57    Vice President of Sales
Tiang Alex Zhang..........................  33    Chief Architect
Diane R. Gonzalez.........................  41    Vice President of Engineering
Anthony P. Dawson.........................  33    Vice President of Alliances (Products)
Michele A. Garvin.........................  36    Vice President of Alliances (Services)
Meghan O'Leary............................  37    Vice President of Corporate Marketing
Scott N. Mangelson........................  38    Vice President of Product Marketing
Marc D. Moss..............................  36    Vice President of People and Recruiting

     EXECUTIVE OFFICERS AND DIRECTORS

     Roderick C. McGeary is one of our co-founders, Chief Executive Officer and secretary and also has served as the chairman of our board of directors since April 2000. From August 1999 until April 2000, Mr. McGeary served as Co-Chief Executive Officer and Co-President of KPMG Consulting, Inc. In April 2000, Mr. McGeary resigned as Co-Chief Executive Officer and Co-President of KPMG Consulting, Inc. but continues to serve as a director of KPMG Consulting, Inc. From January 1997 to August 1999, Mr. McGeary served as Co-Vice Chairman of Consulting for KPMG LLP. From 1994 through 1996, he headed the West Coast systems business for KPMG LLP. Prior to 1994, Mr. McGeary served in a number of positions for KPMG LLP as a consulting partner and as an assurance partner. Mr. McGeary currently serves as a director of DigitalThink, Inc., a learning software company. Mr. McGeary is a Certified Public Accountant and received his Bachelors of Science degree in Accounting from Lehigh University.

     Anthony P. Dolanski is one of our co-founders and has served as our Chief Financial Officer since March 2000. From July 1998 to February 2000, Mr. Dolanski was the Executive Vice President of Information Technology and Finance of Sallie Mae. Prior to July 1998, Mr. Dolanski was a senior partner in the high technology and financial services practices of KPMG Peat Marwick as well as a member of that company's board of directors. Mr. Dolanski is a Certified Public Accountant and received his Bachelors of Science degree from Pennsylvania State University.

     Joni Kahn is one of our co-founders and has served as our Chief Customer Officer since March 2000. From September 1993 to March 2000, Ms. Kahn was the Executive Vice President in charge of the High Technology Consulting Unit at KPMG Consulting, Inc. Ms. Kahn is currently a director of MapInfo Corp. Ms. Kahn has a Bachelors of Business Administration degree from the University of Wisconsin at Madison.

     Keyur Patel is one of our co-founders and has served as our Chief Strategy Officer and a director since March 2000. From December 1997 to February 2000, Mr. Patel was a partner at KPMG Consulting, Inc. From March 1993 to November 1997, he was a director at Pricewaterhouse. Mr. Patel is also a director of Anywhereyougo.com. Mr. Patel has a Masters of Science degree in Computer Engineering from Michigan Technological University and a Bachelors of Engineering in Electronics and Telecommunications from Gujarat University in India.

     Arvin Babu is one of our co-founders and has served as our Chief Technology Officer since March 2000. From August 1999 to March 2000, Mr. Babu served as a partner and Chief Technologist of e-business for KPMG Consulting, Inc. Prior to August 1999, Mr. Babu was a founder of Webvibe Corporation where he served as President from January 1999 to August 1999. From January 1998 to January 1999, Mr. Babu was the Vice President and Head of Technology for Registry Systems. Prior to January 1998, Mr. Babu was a founder of Phoenix Software and served as the Head of Technology from January 1997 to January 1998. From November 1993 to January 1997, Mr. Babu was a Program Manager at Fanuc Robotics. Mr. Babu has a Masters of Science degree in Engineering from Clemson University and a Bachelors of Science degree in Mechanical Engineering from Bharatiar University in India.

     Dean A. Fresonke has served as our Executive Vice President of Application Services since we acquired Data on Air, Inc. in May 2000. Mr. Fresonke was the founder of Data on Air and served as its President and Chief Executive Officer from its inception in June 1995 until May 2000. Mr. Fresonke has a Masters of Science degree in Mechanical Engineering from the University of Florida and a Bachelors of Science degree also in Mechanical Engineering from Montana State University.

     Rohit Khetrapal is one of our co-founders and has served as our Executive Vice President of Professional Services since May 2000. From 1997 to May 2000, Mr. Khetrapal was a partner in the Solutions group at KPMG Consulting, Inc. From 1996 to 1997, Mr. Khetrapal founded and worked with DecisionSupport, Inc. From 1992 to 1996, Mr. Khetrapal was an Enterprise Solutions Architect with Sequent Computer Systems, Inc. Mr. Khetrapal has a Masters of Science degree in Computer Science and a Bachelors of Science degree in Computer Science, both from the University of Denver.

     Bruce V. Rauner has served as a member of our board of directors since our inception in March 2000. He is the managing principal of GTCR Golder Rauner LLC, a private equity and venture capital firm, and has been a principal of GTCR since 1981. Mr. Rauner is also a director of AnswerThink Consulting Group, Inc., Coinmach Laundry Corporation, divine interVentures, Inc., Polymer Group, Inc., Province Healthcare, Inc., U.S. Aggregates, Inc. and Zefer Corp. Mr. Rauner has a Masters degree in Business Administration from Harvard University and a Bachelors of Arts degree in Economics from Dartmouth College.

     Philip A. Canfield has served as a member of our board of directors since our inception in March 2000. He has been a principal at GTCR since 1997 and an associate from 1992 until 1997. Mr. Canfield is also a director of AETEA Information Technology, Inc., FutureNext Consulting, Inc., netASPx, Inc., Vanteon, Inc., VISTA Information Technologies, Inc. and Zefer Corp. Mr. Canfield has a Masters in Business Administration from the University of Chicago and Bachelors in Finance degree from the University of Texas at Austin.

     Aneel Bhusri has served as a member of our board of directors since September 2000. Mr. Bhusri is a general partner at Greylock Management, a venture capital firm, since April 1999. Mr. Bhusri has been affiliated with PeopleSoft, a supplier of enterprise application software, since August 1993, initially as the company's Senior Vice President responsible for product strategy, business development and marketing, and most recently as Vice Chairman. He serves on the board of directors of Cameraworld.com, Guru.com, HelloAsia and PeopleSoft. Mr. Bhusri holds a Bachelors of Science degree in Electrical Engineering from Brown University and a Masters in Business Administration from the Graduate School of Business at Stanford University.

     Pehong Chen has served as one of our directors since May 2000. He currently serves as the Chairman of the Board, Chief Executive Officer and President of BroadVision, Inc. and has done so since its inception in May 1993. From 1992 to 1993, Dr. Chen served as the Vice President of Multimedia Technology at Sybase, a supplier of client-server software products. Dr. Chen founded and, from 1989 to 1992, served as President of Gain Technology, a provider of multimedia applications development systems, which was acquired by Sybase. Dr. Chen is also a director of Sina, Symmetry Comm, Yopa.com and Tumbleweed. He received a Bachelors of Science degree in Computer Science from National Taiwan University, a Masters of Science degree in Computer Science from Indiana University, and a Ph.D. in Computer Science from the University of California at Berkeley.

     Roger Siboni has served as one of our directors since May 2000. He currently serves as President, Chief Executive Officer and a member of the board of directors of E.piphany, Inc. and has done so since August 1998, and has been Chairman of the Board of Directors of E.piphany since December 1999. Prior to joining E.piphany, Mr. Siboni served as Deputy Chairman and Chief Operating Officer of KPMG Peat Marwick from October 1996 to July 1998 and served as National Managing Partner of KPMG's information and communications practice from June 1993 to October 1996. He serves on the board of directors of Cadence Design Systems, Inc., FileNET, Inc., Active Software and Pivotal Corporation. Mr. Siboni also serves as Chairman of the advisory board of the Haas Graduate School of Business at the University of California at Berkeley. Mr. Siboni holds a Bachelors of Science degree in Business Administration from the University of California at Berkeley and is a Certified Public Accountant in New York and California.

     KEY EMPLOYEES

     Frank Weller has served as our General Manager of European Operations since September 2000. From January 2000 to September 2000, Dr. Weller was the European Lead Partner for the KPMG/Cisco e-business Alliance and the National Lead Partner for the KPMG/Cisco e-business Incubator as a partner with KPMG Consulting GmbH in Munich, Germany. From June 1997 to December 1999, Dr. Weller was a partner and the Chief Information Officer for KPMG Deutsche Treuhand-Gesellschaft AG in Berlin, Germany. From August 1997 to May 1997, Dr. Weller was a Senior Manager in the Information Risk Management group for the same entity. Dr. Weller has the German equivalent of a Ph.D. (Dr. rer. pol.) from the University of Gottingen in Germany, and he is a Chartered Accountant in Canada and is a Chartered Public Accountant (Wirtschaftsprufer) in Germany.

     Patricia C. Wynne has served as our Vice President of Sales since July 2000. From July 1998 to July 2000, Ms. Wynne was Vice President of North American Sales at BackWeb Technologies responsible for managing a sales and pre-sales force in the United States and Canada. From 1995 to 1998, Ms. Wynne was the Senior Director of Operations for the Americas and the Area Vice President of Sales for the West for Oracle Corporation. Ms. Wynne has a Masters of Arts degree from the University of Pennsylvania and a Bachelors of Arts degree from Smith College.

     Tiang Alex Zhang has served as our Chief Architect since August 2000 and was our Concept Architect from April 2000 to August 2000. From August 1999 to April 2000, Mr. Zhang was a Manager with KPMG Consulting, Inc. From October 1997 to August 1999, Mr. Zhang was an Architect with Deloitte Consulting and DRT Systems Consulting. From October 1995 to September 1997, Mr. Zhang was a consultant with CGI Group System Integration.

     Diane R. Gonzalez has served as our Vice President of Engineering since June 2000. From October 1998 to June 2000, Ms. Gonzalez was Senior Director of Engineering for Siebel Systems, Inc. From February 1998 to October 1998, Ms. Gonzalez was an Executive Management Consultant for Reyes

Programming Consultants. From April 1997 to January 1998, Ms. Gonzalez was Vice President of Engineering for Zanza Software, Inc. From February 1996 to February 1997, Ms. Gonzalez was Director of Engineering for Prism Solutions, Inc. From November 1995 to February 1996, Ms. Gonzalez was Senior Development Manager of Engineering for Oracle Corporation and from June 1994 to September 1995, she was Director of Engineering for ViewStar Corporation. Ms. Gonzalez has a Bachelors of Science degree in Applied Mathematics from the University of California at Berkeley.

     Anthony P. Dawson has served as our Vice President of Alliances (Products) since July 2000. From September 1995 to June 2000, Mr. Dawson was Director of Worldwide Service Sales for Netscape Communications. Mr. Dawson has a Bachelors of Science degree in Economics from the California Polytechnic University at San Luis Obispo.

     Michele A. Garvin has served as our Vice President of Alliances (Services) since July 2000. From March 2000 to July 2000, Ms. Garvin was Director of Channel Sales at New Channel, Inc. From April 1994 to November 1999, Ms. Garvin held various positions with Sun Microsystems, Inc. including Account Executive from April 1998 to November 1999, Global Account Manager from March 1996 to March 1998, and Strategic Account Manager from April 1994 to February 1996. Ms. Garvin has an Associates of Arts degree in Business from Skyline College.

     Meghan M. O'Leary has served as our Vice President of Corporate Marketing since August 2000. From September 1993 to August 2000, Ms. O'Leary held various positions with Cunningham Communication, Inc., starting as Associate from 1993 to 1994, then Manager from 1994 to 1996, Director from 1996 to 1999 and most recently Vice President from 1999 to 2000 of the Public Relations and Marketing Account Services and Management group. Ms. O'Leary holds a Bachelors of Arts degree in English from Smith College.

     Scott N. Mangelson has served as our Vice President of Product Marketing since July 2000. From January 2000 to July 2000, Mr. Mangelson was Vice President of Marketing for ComView Corporation. From August 1997 to January 2000, Mr. Mangelson was Director of Industry Strategy for PeopleSoft and from May 1997 to August 1997, he was Manager of Industry Marketing for Domain Solutions. Mr. Mangelson has a Masters in Business Administration from the University of North Carolina, Chapel Hill and a Bachelors of Science degree in Microbiology from Brigham Young University.

     Marc D. Moss joined us as our Managing Director for our Professional Services Organization in June 2000, became our Vice President of Recruiting in July 2000 and has served as our Vice President of People and Recruiting since September 2000. From March 2000 to June 2000, Mr. Moss was Managing Director of the Silicon Valley office of Scient Corporation. From September 1997 to March 2000, Mr. Moss was a Senior Manager for KPMG Consulting, LLC in its e-commerce group. From January 1996 to September 1997, Mr. Moss was a Global Project Manager for Sun Microsystems and from February 1994 to December 1995, Mr. Moss was a Manager of the Technology Integration Group at Deloitte & Touche LLP. Mr. Moss has a Masters in Business Administration from the Columbia University Graduate School of Business and a Bachelors of Arts degree from Stanford University.

BOARD OF DIRECTORS

     Our board of directors is currently composed of seven directors. We intend to expand our board of directors to nine to include two additional directors prior to the closing of this offering.

  Committees of the Board of Directors

     Our board of directors intends to establish an audit committee, a compensation committee and an executive committee prior to the closing of this offering.

     The audit committee will consist solely of at least three independent directors. The responsibilities of the audit committee will include:

     - recommending the independent public accountants to conduct the annual audit of our books and records;

     - reviewing the plan, scope and results of our annual audit; and

     - reviewing our internal controls and financial management policies with the independent public accountants and our financial and accounting staff.

     The compensation committee will consist solely of non-employee directors. The responsibilities of our compensation committee will include:

     - establishing guidelines and standards for determining the compensation of our executive officers;

     - reviewing our executive compensation policies;

     - recommending to our board of directors compensation for our executive officers;

     - administering our stock option plan and employee stock purchase plan; and

     - determining the number of shares underlying, and the terms of, options to be granted to our directors, executive officers and other employees pursuant to these plans.

     Prior to the anticipated formation of the compensation committee upon the closing of this offering, our board of directors as a whole makes all decisions relating to compensation of our executive officers.

     Our executive committee will have all the powers and authority of our board of directors in the management of our business except as limited by applicable law.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No person who is expected to be appointed to the compensation committee as of the closing of this offering has served as an officer or employee of ours at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has, or as of the closing of this offering will have, one or more executive officers serving as a member of our board of directors or compensation committee. There are no family relationships among any of our directors or executive officers.

DIRECTOR COMPENSATION

     The members of our board of directors who are also our employees do not receive any additional compensation for their services on our board. Each of our non-employee, non-affiliate directors is eligible to receive stock option grants under our stock option plan. We have granted options to purchase 50,000 shares to Dr. Chen and Mr. Siboni on May 15, 2000. The options granted to these non-employee directors have an exercise price of $.50 per share and are immediately exercisable on the grant date, but we have a repurchase right with respect to unvested shares that entitles us to repurchase these shares at their original exercise price upon termination of the directors' services to us. On May 16, 2000, Dr. Chen and Mr. Siboni exercised their options to purchase all 50,000 shares. Of the 50,000 options granted to each of these non-employee directors, 10,000 shares vested on the date of grant and the remaining 40,000, vest in equal monthly installments over four years thereafter. We reimburse our directors for reasonable travel expenses incurred in connection with their attendance at board meetings.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation that we paid from March 8, 2000, our inception, through August 31, 2000 for services rendered by our chief executive officer and our five other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                 COMPENSATION SINCE         AWARDS
                                                  INCEPTION THROUGH      ------------
                                                   AUGUST 31, 2000        SECURITIES
                                                ---------------------     UNDERLYING      ALL OTHER
         NAME AND PRINCIPAL POSITION            SALARY($)    BONUS($)    OPTIONS (#)     COMPENSATION
         ---------------------------            ---------    --------    ------------    ------------
Roderick C. McGeary...........................   $30,769          --            --                --
  Chief Executive Officer
Anthony P. Dolanski...........................   $81,538          --       500,000                --
  Chief Financial Officer
Joni Kahn.....................................   $46,154          --            --                --
  Chief Customer Officer
Keyur Patel...................................   $94,618          --            --                --
  Chief Strategy Officer
Arvin Babu....................................   $94,618          --            --                --
  Chief Technology Officer
Rohit Khetrapal...............................   $53,486     $55,000       500,000                --
  Executive Vice President of
  Professional Services

OPTION GRANTS SINCE INCEPTION

     The table below provides information regarding stock options granted to the executive officers named in the Summary Compensation Table from our inception on March 8, 2000 through August 31, 2000.

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                                                                            ANNUAL
                           NUMBER OF                                                 RATES OF STOCK PRICE
                             SHARES       PERCENT OF                                   APPRECIATION FOR
                           UNDERLYING    TOTAL OPTIONS    EXERCISE                      OPTION TERM(4)
                            OPTIONS       GRANTED TO      PRICE PER    EXPIRATION    --------------------
                           GRANTED(1)    EMPLOYEES(2)     SHARE(3)        DATE          5%         10%
                           ----------    -------------    ---------    ----------    --------    --------
Roderick C. McGeary......        --            --             --             --           --          --
Anthony P. Dolanski......   500,000(5)       7.26%          $.50        4/19/10           --          --
Joni Kahn................        --            --             --             --           --          --
Keyur Patel..............        --            --             --             --           --          --
Arvin Babu...............        --            --             --             --           --          --
Rohit Khetrapal..........   500,000(6)       7.26%          $.50        5/15/10           --          --

---------------
(1) These stock options were granted under our stock option plan. The options are immediately exercisable on the grant date, however we have a repurchase right with respect to unvested shares that entitles us to repurchase these shares at their original exercise price upon termination of employment.

(2) Based on an aggregate of 6,887,319 options granted during the period from our inception on March 8, 2000 to August 31, 2000 to our employees, directors and consultants.

(3) The options were granted at an exercise price equal to the fair market value of our common stock determined in good faith by our board of directors.

(4) The potential realizable value is calculated based on the term of the option at its time of grant, which is 10 years. It is calculated assuming that the fair market value of the common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the shares of common stock sold on the last day of its term for the appreciated stock price. If the offering price of $ per share was used to calculate the value of the options, the above mentioned options would yield an estimated realizable value of
    $          for Mr. Dolanski and Mr. Khetrapal.

(5) Mr. Dolanski has received two option grants. One grant is for 200,000 shares and the other grant is for 300,000 shares. Mr. Dolanski's shares currently vest at a rate of 1/4 of the total number of shares on the first anniversary of the vesting commencement date, and 1/36 of the remaining number of shares monthly thereafter, as long as Mr. Dolanski continues to provide services for us.

(6) Mr. Khetrapal has received two option grants. One grant is for 200,000 shares, and the other grant is for 300,000 shares. The shares for the second grant have fully vested. However, Mr. Khetrapal has signed an agreement with us under which he has agreed not to sell or transfer the shares purchased under the second grant. The sale and transfer restrictions under this agreement terminate with respect to 125,000 of the shares on May 15, 2001, and with respect to 10,416.67 of the shares on the first day of each month thereafter. Of the 200,000 shares granted to Mr. Khetrapal in his first option grant, 2083.27 shares vest on October 1, 2002, and 10,416.67 shares vest per month from November 1, 2002 through May 1, 2004. The vesting of Mr. Khetrapal's shares are based on his continued employment with us on the date of vesting.

AGGREGATED OPTION EXERCISES SINCE INCEPTION

     The following table provides summary information with respect to our executive officers named in our Summary Compensation Table. As of August 31, 2000, all options granted to the executive officers were granted under our stock option plan, and all were immediately exercisable. The vesting schedule for the shares purchased under Messrs. Dolanski's and Khetrapal's option grants are described in the table under "Option Grants Since Inception."

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED             IN-THE-MONEY
                           SHARES ACQUIRED                 {OPTIONS AT AUGUST 31, 2000   OPTIONS AT AUGUST 31, 1999
                                 ON             VALUE      ---------------------------   ---------------------------
          NAME                EXERCISE       REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             ---------------   -----------   -----------   -------------   -----------   -------------
Roderick C. McGeary......           --           --            --             --             --             --
Anthony P. Dolanski......      500,000           $0            --             --             --             --
Joni Kahn................           --           --            --             --             --             --
Keyur Patel..............           --           --            --             --             --             --
Arvin Babu...............           --           --            --             --             --             --
Rohit Khetrapal..........      500,000           $0            --             --             --             --

---------------
(1) Based on the fair market value of our common stock as of the date of exercise of the options, as determined by the board of directors, minus the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

SENIOR MANAGEMENT AGREEMENTS

     We have entered into senior management agreements with Roderick McGeary, Keyur Patel, Arvin Babu, Joni Kahn, Dean Fresonke, Anthony Dolanski and Rohit Khetrapal providing for their service as our Chief Executive Officer and Secretary, Chief Strategy Officer, Chief Technology Officer, Chief Customer Officer, Executive Vice President of Application Services, Chief Financial Officer and Executive Vice President of Professional Services, in each case until he or she resigns, is disabled, as determined by our board of directors in its good faith judgment, dies or is terminated by our board of directors for any reason. The senior management agreements provide for Messrs. McGeary, Patel, Babu, Dolanski, Khetrapal and Ms. Kahn to each receive an annual salary of $200,000 and Mr. Fresonke to receive an annual salary of

$130,000, and each of these executives will receive annual bonuses of up to 25% of the executive's annual salary based upon Brience's achievement of budgetary and other objectives set by our board of directors. Under each senior management agreement, we also provide the executive with other benefits generally made available to our senior management. Mr. Patel's senior management agreement will further provide that he will receive shares of our common stock worth approximately $1.9 million upon the closing of this offering.

     Each senior management agreement provides that if we terminate the executive's employment without cause or the executive terminates his or her employment for good reason, he or she will be entitled to receive his or her annual salary for one year.

     Each senior management agreement contains provisions requiring the executive to protect the confidentiality of our proprietary and confidential information. In addition, each executive will be prohibited, during his employment at Brience and for a period of two years after such employment ends, from soliciting any of our employees, interfering with any of our business relationships or acquiring an interest in a business relating to our business.

     The senior management agreements currently have vesting provisions related to each executive's ownership interests in Brience, LLC. In connection with this offering we intend to amend these agreements so that these executives have similar vesting provisions with respect to their ownership of Brience, Inc. common stock. Upon the consummation of this offering, Messrs. McGeary, Patel,
Babu, Fresonke, Dolanski, Khetrapal and Ms. Kahn will hold                ,
               ,                ,                ,                ,
               and                restricted shares of our common stock,
respectively, that are subject to our right of repurchase, as described below. These shares vest equally over four years, with 25% vesting on the first anniversary of the agreement. In the event of a sale of the company, all shares will become fully vested. Each senior management agreement will provide that if the executive's employment with us terminates for any reason, the other executives may purchase certain shares of the terminated employee's common stock at a price the executive paid for those shares and if the other executives decline to purchase the shares, we may repurchase the shares on the same terms. If we terminate the executive's employment without cause or the executive terminates his or her employment for good reason, our repurchase rights will be limited to the executive's unvested shares. If we terminate the executive's employment without cause or the executive terminates his or her employment for good reason in the first year of employment, 10% of his or her shares will be vested. These purchase rights will terminate upon the consummation of this offering with respect to stock that has vested.

     Messrs. McGeary, Patel, Babu, Dolanski and Khetrapal and Ms. Kahn each are currently receiving an annual salary of $200,000, and Mr. Fresonke is currently receiving an annual salary of $130,000. Each of Messrs. McGeary, Patel, Babu, Dolanski, Fresonke and Khetrapal and Ms. Kahn is also eligible to receive an annual bonus of up to 25% of such executive's annual salary based on the achievement by Brience of certain budgetary and other objectives set by our board of directors. Mr. Khetrapal received a one-time signing bonus of $55,000 when he joined us.

AMENDED AND RESTATED STOCK OPTION AND INCENTIVE PLAN

     A description of the provisions of our Amended and Restated Stock Option and Incentive Plan is set forth below. In this summary the Amended and Restated Stock Option and Incentive Plan is referred to as the stock option plan. This summary is qualified in its entirety by the detailed provisions of the stock option plan. You may refer to the exhibits that are a part of the registration statement for a copy of the stock option plan.

     The board of directors and our stockholders approved the stock option plan on April 19, 2000 and was subsequently amended by the board of directors on August 10, 2000. We intend to amend the stock option plan effective as of the closing of the initial public offering.

     The purpose of the stock option plan is to attract and encourage the continued employment and service of, and maximum efforts by, our officers, key employees and other key individuals by offering those persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of Brience.

     As of August 31, 2000, there were 10,000,000 shares of common stock reserved for issuance under the stock option plan, and options with respect to 6,887,319 shares of common stock had been granted under the stock option plan.

     Administration. The stock option plan is currently administered by our board of directors. Upon the formation of our compensation committee prior to the closing of this offering, the compensation committee will administer the stock option plan unless our board of directors specifies another committee of the board or chooses to act itself as administrator. Subject to the terms of the stock option plan, the compensation committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the stock option plan.

     The common stock issued or to be issued under the stock option plan consists of authorized but unissued shares. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the stock option plan.

     Eligibility. Awards may be made under the stock option plan to our employees or our consultants or to any of our affiliates, including to any such person who is an officer or director of us or of any affiliate, and to any other individual whose participation in the stock option plan is determined to be in our best interests by the board of directors.

     Amendment or Termination of the Plan. The board of directors may terminate or amend the stock option plan at any time and for any reason; provided, that, no amendment may adversely impair the rights of grantees with respect to outstanding awards. Further, unless terminated earlier the stock option plan shall terminate on April 19, 2010. Amendments will be submitted for stockholder approval to the extent required by the Internal Revenue Code or other applicable laws.

     Options. The stock option plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options ("non-qualified stock options").

     The exercise price of each stock option intended to qualify as an incentive stock option may not be less than 100% of the fair market value of our common stock on the date of grant. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant. An exception to these requirements is made for options that we grant in substitution for options held by employees of companies that we acquire. In such a case the exercise price is adjusted to preserve the economic value of the employee's stock option from his or her former employer.

     The term of each stock option is fixed by the compensation committee and may not exceed 10 years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.

     Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee. Options granted under the stock option plan prior to the initial public offering are generally exercisable prior to the time at which the shares underlying the options are vested. We retain a right to repurchase unvested shares at the option exercise price if the optionee terminates employment prior to the time at which the option shares have vested.

     In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of our common stock (which if acquired from us have been held by the optionee for at least six months), or by means of a broker-assisted cashless exercise. Options granted prior to the initial public offering also generally permit the optionee to pay the exercise price by means of a full-recourse promissory note.

     Stock options granted under the stock option plan may not be sold, transferred, pledged, or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

     Other Awards. The compensation committee may also award under the stock option plan:

     - shares of common stock subject to restrictions; and

     - unrestricted shares of common stock, which are shares of common stock issued at no cost or for a purchase price determined by the compensation committee which are free from any restrictions under the stock option plan.

     Section 162(m) of the Internal Revenue Code limits publicly-held companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their chief executive officer and the four highest compensated executive officers (other than the chief executive officer) determined at the end of each year (the "covered employees"). However, performance-based compensation is excluded from this limitation. Although the stock option plan is currently not subject to Section 162(m) because Section 162(m) provides for a grace period following an initial public offering, the stock option plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) at such time as the stock option plan becomes subject to Section 162(m).

     Effect of Certain Corporate Transactions. Certain change of control transactions involving us, such as a sale of Brience, Inc., may cause awards granted under the stock option plan to vest, unless the awards are continued or substituted for by the surviving company in connection with the change of control transaction.

     Adjustments for Stock Dividends and Similar Events. The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the stock option plan, including the individual limitations on awards, to reflect common stock dividends, stock splits and other similar events.

EMPLOYEE STOCK PURCHASE PLAN

     We intend to adopt an Employee Stock Purchase Plan to be effective upon our initial public offering. The following is a summary description of our proposed Employee Stock Purchase Plan.

     The purpose of the Employee Stock Purchase Plan is to permit eligible employees to purchase shares of common stock of the Company at a discount. The Employee Stock Purchase Plan is administered by the compensation committee. All of our employees whose customary employment is more than 20 hours per week and for more than five months in any calendar year will be eligible to participate in this plan, provided that any employee who would own five percent or more of the total combined voting power or value of our common stock immediately after any grant is not eligible to participate.

     We intend to reserve                shares of common stock for issuance
under the Employee Stock Purchase Plan. We also intend that the Employee Stock Purchase Plan meet the requirements for an "employee stock purchase plan" under
Section 423 of the Code. The Employee Stock Purchase Plan was adopted by the
board of directors on                  , 2000 and was approved by our
stockholders               , 2000.

     During an offering period, we will withhold amounts through payroll deductions for eligible employees who elect to participate in the Employee Stock Purchase Plan. At the end of each offering period, we will use accumulated payroll deductions to purchase, on behalf of eligible employees who are participating in the plan, stock at a price equal to the lesser of 85% of the market price of the common stock at either the beginning of the offering period or the end of the offering period. The duration of each offering period will be determined by the compensation committee.

401(K) PLAN

     We sponsor the 401(k) and Profit-Sharing Plan, referred to as the 401(k) Plan, a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code. All employees who are at least 18 years old are eligible to participate. Participants may make pre-tax contributions to the 401(k) Plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit which is $10,500 for the 2000 calendar year. We may make matching contributions on a discretionary basis to the 401(k) Plan. Each participant is fully vested in his or her contributions and any matching contributions. Contributions by the participants or by us to the 401(k) Plan, and the income earned on such contributions, are generally not taxable to the participants until withdrawn. Contributions by us, if any, are generally deductible by us when made. All contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIPS WITH GTCR GOLDER RAUNER, LLC, GREYLOCK MANAGEMENT AND BRIENCE, LLC

     Brience, LLC is a Delaware limited liability company that was formed at the same time that we were incorporated and provided funding for our initial operations.

     At the time of our incorporation, Brience, LLC entered into an agreement to receive up to $200,000,000 of funding from GTCR Fund VII, L.P., a GTCR Golder Rauner, LLC private equity fund, and others as needed and at the request of the Brience, LLC board of managers, subject to GTCR Fund VII's approval of the proposed use of the funds. At the same time, four of our current executive officers, Roderick C. McGeary, Keyur Patel, Arvin Babu and Joni Kahn, each acquired units in Brience, LLC and Mr. Patel was also granted the right to receive units in Brience, LLC worth approximately $1.9 million upon a public offering or sale of the company.

     Since that time, the four executive officers named above have sold portions of their interest in Brience, LLC to two of our other executive officers, Anthony P. Dolanski, our Chief Financial Officer, and Rohit Khetrapal, our Executive Vice President of Professional Services. In addition, GTCR Fund VII sold portions of its interest (and commitment obligations) in Brience, LLC to Greylock X, a Greylock Management fund, Mr. McGeary, Ms. Kahn and other outside investors. As of August 31, 2000, GTCR Fund VII, L.P. had sold 15.8% and retains 59.2% of its original interest in Brience, LLC.

     The Brience, LLC investors have, as of August 31, 2000, provided an aggregate of $31.6 million in funding to Brience, LLC. Of this total funding, $27.6 million was provided to us to finance our operations. The balance of the investors' contributions to Brience, LLC was used by Brience, LLC to fund its investments in a systems integration company and a company that offers testing services and operates a portal for the wireless developer community.

     All seven members of our board of directors are currently the seven members of the Brience, LLC board of managers. Two of our directors, Bruce V. Rauner and Philip A. Canfield, are principals at GTCR Golder Rauner, LLC and one of our directors, Aneel Bhusri, is a partner at Greylock Management. These three directors own no direct shares in either Brience, Inc. or in Brience, LLC, but have interests in their respective companies. Dr. Chen and Mr. Siboni have no interests in Brience, LLC.

     Six of our executive officers own interests in Brience, LLC as described above, and Mr. Dolanski and Mr. Khetrapal were each granted 500,000 options to purchase our common stock under our stock option plan. The six executive officers listed in this section of the prospectus have no other interests in Brience, Inc..

     In connection with this offering, as of the date of this prospectus, Brience, LLC exchanged its shares of our preferred stock and its minority equity
investment interests for                shares of our common stock and
distributed those shares of common stock to GTCR Fund VII, Greylock X, the six executive officers named above and other investors in Brience, LLC. All commitments for future funding by the Brience, LLC investors have been terminated and Brience, LLC will be dissolved.

LOANS TO EXECUTIVE OFFICERS

     On May 16, 2000, we lent to each of Mr. Dolanski and Mr. Khetrapal $245,000 pursuant to a promissory note to pay a portion of the aggregate exercise price of the options granted to each of them under our stock option plan. Each loan has a term of approximately two years unless certain conditions occur and bears interest at a rate of 6.42% per annum.

     On September 29, 2000, we lent to Mr. Khetrapal $90,000 pursuant to a promissory note to pay withholding taxes associated with the vesting of 300,000 shares of his option grants. The loan has a term of five years and bears interest at a rate of 6.33% per annum.

OTHER RELATIONSHIPS

     We retained Gigabaud Inc. in March 2000 to provide us with marketing expertise and design and studio work. From the date of retention until August 31, 2000, fees paid under this engagement were approximately $371,000. Gigabaud is wholly owned by Ms. Anul Patel, the spouse of Keyur Patel, one of our directors and our Chief Strategy Officer.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information, as of                     ,
2000, with respect to shares beneficially owned by:

     - each person who we know to be the beneficial owner of more than five percent of our outstanding shares of common stock;

     - each of the executive officers named in the Summary Compensation Table;

     - each of our directors; and

     - all current directors and executive officers as a group.

     Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person, if, for example, persons share the power to vote or the power to dispose of the shares. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares, for example, upon exercise of an option or warrant, within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person, and only such person, by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown on the following table does not necessarily reflect the person's actual voting power at any particular date.

     The percentage beneficial ownership for the following table is based on
shares of common stock outstanding as of                     , 2000 and
shares of common stock outstanding after completion of this offering. All of the
information in the following table gives effect to the issuance of        shares
of our common stock in exchange for all of our outstanding preferred stock and other assets of Brience, LLC, and the distribution of all of the common stock held by Brience, LLC in liquidation of Brience, LLC to its members.

     Unless otherwise indicated, the address for each listed stockholder is: c/o Brience, Inc., 128 Spear Street, San Francisco, California 94105. To our knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the shares of common stock indicated.

                                                                      PERCENT BENEFICIALLY
                                                                             OWNED
                                                                      --------------------
                                                          NUMBER       BEFORE      AFTER
                   NAME AND ADDRESS                      OF SHARES    OFFERING    OFFERING
                   ----------------                      ---------    --------    --------
GTCR Fund VII, L.P.....................................
  6100 Sears Tower
  Chicago, Illinois 60606
Greylock X, L.P........................................
  755 Page Mill Road, Suite A-100
  Palo Alto, California 94304
Roderick C. McGeary....................................
Anthony P. Dolanski....................................                  *           *
Joni Kahn..............................................
Keyur Patel............................................
Arvin Babu.............................................
Rohit Khetrapal........................................                  *           *
Bruce V. Rauner........................................
Philip A. Canfield.....................................
Aneel Bhusri...........................................
Pehong Chen............................................                  *           *
Roger Siboni...........................................                  *           *
All executive officers and directors as a group (11
  persons).............................................

---------------
* Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

                          DESCRIPTION OF CAPITAL STOCK

     Following the closing of the sale of the shares offered hereby, our
authorized capital stock will consist of                shares of common stock,
par value $.01 per share, and        shares of preferred stock, par value $.01
per share.

COMMON STOCK

     As of                     , 2000, there were                shares of
common stock outstanding that were held of record by approximately
               stockholders. This assumes the issuance of                shares
of our common stock to Brience, LLC in exchange for all outstanding shares of our preferred stock and Brience, LLC's investment interests and the distribution of all shares held by Brience, LLC to its members in the liquidation of Brience,
LLC. In addition, as of                     , 2000, there are
shares of common stock subject to outstanding options,        of which were then
exercisable. There will be                shares of common stock outstanding,
assuming no exercise of the underwriters' over-allotment option and assuming no
exercise, after                     , 2000, of outstanding options or warrants,
after giving effect to the sale of shares of common stock to the public in this offering. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that are applicable to outstanding preferred stock, if any, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of the liquidation, dissolution, or winding up of Brience, Inc. the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     Upon completion of this offering, our amended and restated certificate of incorporation will allow us to issue, without stockholder approval, preferred stock having rights senior to those of the common stock. Our board of directors will be authorized, without further stockholder approval, to issue up to shares of preferred stock in one or more series, and to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series.

REGISTRATION RIGHTS OF STOCKHOLDERS

     Upon the closing of this offering, we intend to enter into a registration rights agreement with the current securityholders of Brience, LLC that will provide them with the same registration rights they had under a registration agreement with Brience, LLC dated March 8, 2000. The registration rights
agreement will provide that the holders of   percent of our common stock issued
to the investors who were parties to the Brience, LLC funding agreement will have a right to demand the filing of a registration statement with the SEC to register all or any portion of their common stock. Pursuant to these demand rights, these investors may require us to file, and pay the expenses in connection with, an unlimited number of registration statements on Forms S-1, S-2 and S-3. The other securityholders who are parties to the registration rights agreement will also have the right to include all or any portion of their Brience, Inc. common stock in registration statements we file to register shares of common stock other than registration statements relating to this offering, acquisition transactions or employee benefit plans, subject to the ability of the underwriters of any offering to limit the number of shares included in such registration.

     The existence and exercise of these registration rights may make it more difficult for Brience, Inc. to arrange future financing and may have an adverse effect on the market price of our common stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     Upon completion of this offering, our amended and restated certificate of incorporation and bylaws will contain some limited provisions that could hinder or delay an attempted takeover of Brience other than through negotiation with our board of directors.

     Authorized but unissued shares. Without further stockholder approval, we can issue shares of common stock and preferred stock up to the number of shares authorized for issuance in our certificate of incorporation, except as limited by Nasdaq rules should our common stock be eligible for listing on the Nasdaq National Market. We could use these additional shares for a variety of corporate purposes. These purposes include future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Our ability to issue these shares of common stock and preferred stock could make it more difficult, or discourage an attempt, to obtain control of Brience, Inc. by means of a proxy contest, tender offer, merger or otherwise.

     Amendment of bylaws. Our bylaws may be amended or repealed by a simple majority vote of the board of directors.

     Stock Option Plan. Our stock option plan generally provides for assumption of the outstanding options or that stock options issued under the plan shall be substituted with equivalent options of a successor corporation. If the stock options are terminated in connection with a change of control or other similar event, the vesting of outstanding options will be accelerated and the options will be fully exercisable immediately prior to, and contingent on, the change of control or similar event.

     Preferred Stock. Our future issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of Brience, Inc. Furthermore, this preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of preferred stock could have a material adverse effect on the market value of the common stock. We have no present plan to issue shares of preferred stock.

     Anti-takeover section of the Delaware General Corporation Law. We have opted not to be subject to the provisions of Section 203, commonly referred to as the "anti-takeover" section, of the Delaware General Corporation Law.

WARRANTS

     As of the date of this prospectus, warrants were outstanding for the purchase of 247,019 shares of our common stock. Of these warrants, warrants for 6,877 shares are exercisable at a price of $.004 a warrants for 50,000 shares are exercisable at a price of $.50 per share, warrants for 90,000 shares are exercisable at a price of $1.00 per share, warrants for 13,754 shares are exercisable at a price of $1.53 per share, share and warrants for 86,388 shares are exercisable at a price of $2.00 per share. All of the outstanding warrants as of the date of this prospectus are currently exercisable and remain exercisable until they expire ten years after their date of grant.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is                .

LISTING

     We expect our shares of common stock to be quoted on the Nasdaq National Market, subject to official notice of issuance, under the trading symbol "BRIE."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. Sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding warrants or options, in the public market following this offering could adversely affect the market price of our common stock and our ability to raise equity capital in the future on terms favorable to us. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale and resale restrictions under the federal securities laws.

     After this offering      shares of common stock will be outstanding based
upon shares outstanding as of      , 2000, assuming that the underwriters do not
exercise their over-allotment option and that no outstanding options or warrants are exercised prior to completion of this offering. Of these shares, the shares sold in this offering will be freely tradable without restriction under the Securities Act except for any shares purchased by our affiliates as that term is defined in Rule 144 under the Securities Act.

     The remaining      shares of common stock held by existing stockholders are
restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below. As a result of the lock-up agreements described below and the provisions of Rule 144 and 144(k), the restricted shares will become eligible for sale in the public market as follows:

NUMBER OF SHARES                              DATE
----------------                              ----
                  After the date of this prospectus, freely tradeable shares sold in this offering and shares eligible for sale under
                  Rule 144(k) that are not subject to the 180-day lock-up
                  After 90 days from the date of this prospectus, shares
                  eligible for sale under Rule 144 or Rule 701 that are not
                  subject to the 180-day lock-up
                  After 180 days from the date of this prospectus, the 180-day lock-up is released and these shares are eligible for sale under Rule 144, subject, in some cases, to volume
                  limitations, Rule 144(k) or Rule 701
                  After 180 days from the date of this prospectus, restricted securities that are held for less than one year are not yet eligible for sale under Rule 144

     Resale of      of the shares that will become eligible for sale in the
public market starting 180 days after the date of this prospectus will be limited by volume and other resale restrictions under Rule 144.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year including the holding period of any prior owner except an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding which will
       equal approximately      shares immediately after this offering; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

     Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchased shares from us under a stock option plan or other written agreement can resell those shares 90 days after the date of this prospectus in reliance on Rule 144, but without complying with some of the restrictions, including the holding period, contained in Rule
144. As of      , 2000,      shares had been issued as a result of exercise of
stock options. All Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements. Credit Suisse First Boston Corporation may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreement.

LOCK-UP AGREEMENTS

     Our officers, directors and substantially all our stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

REGISTRATION RIGHTS

     Upon completion of this offering, the holders of preferred stock, restricted stock and a warrant convertible or exercisable, as the case may be,
into      shares of our common stock will be entitled to rights to registration of their shares under the Securities Act. Registration of those shares under the Securities Act would result in those shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.

STOCK OPTIONS

     Immediately after this offering we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock subject to outstanding options or reserved for issuance under our stock plans. Each year as the number of shares reserved for issuance under our stock plans, we will file an amendment to the registration statement registering the additional shares. Shares registered under that registration statement on Form S-8 will, upon the optionee's exercise and depending on vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180 day lock-up period expires.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                     , we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation and Robertson Stephens, Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Credit Suisse First Boston Corporation......................
Robertson Stephens, Inc.....................................
                                                               -------
  Total.....................................................
                                                               =======

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering, if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to                additional shares at the initial public offering
price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.

                                          PER SHARE                             TOTAL
                               --------------------------------    --------------------------------
                                  WITHOUT             WITH            WITHOUT             WITH
                               OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT
                               --------------    --------------    --------------    --------------
Underwriting discounts and
  commissions paid by us.....    $                 $                 $                 $
Expenses payable by us.......    $                 $                 $                 $

     The representatives have informed us that the underwriters do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     Our officers and directors and certain other stockholders, including holders of our preferred stock and warrants, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any of these types of transactions, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering
price up to        shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "BRIE."

     Prior to the offering, there has been no public market for the common stock. The initial public offering price for the common stock will be determined by negotiation between us and the representatives, and does not reflect the market price for the common stock following the offering. The principal factors considered in determining the initial public offering price will be:

     - the information in this prospectus and otherwise available to the representatives;

     - market conditions for initial public offerings;

     - the history of and prospects for the industry in which we will compete;

     - the ability of our management;

     - our prospects for future earnings;

     - the present state of our development and our current financial condition;

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

     - the general condition of the securities markets at the time of this offering.

     We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after this offering.

     In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Act of 1934.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-alloted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make such internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

     - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws;

     - where required by law, that the purchaser is purchasing as principal and not as agent; and

     - the purchaser has reviewed the text above under Resale Restrictions.

       RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby will be passed upon for us by Hogan & Hartson L.L.P., Washington, D.C. Various legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP, Palo Alto, California.

                                    EXPERTS

     The audited financial statements included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein as indicated in reliance upon the authority of said firm as experts giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 (which term shall include any amendments thereto) under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules to the Registration Statement. For further information with respect to us and such common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. These reports and other information may also be reviewed without charge at a Web site maintained by the Commission. The address of the site is http://www.sec.gov.

     In addition, as a result of this offering, we will become subject to the full information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. In the future, you may also obtain copies of these documents at the Securities and Exchange Commission, as described above.

                          BRIENCE, INC. AND SUBSIDIARY

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Consolidated Financial Statements of Brience, Inc.
  Report of Independent Public Accountants..................   F-2
  Consolidated Balance Sheet................................   F-3
  Consolidated Statement of Operations......................   F-4
  Consolidated Statement of Redeemable Preferred Stock and
     Stockholders' Deficit..................................   F-5
  Consolidated Statement of Cash Flows......................   F-6
  Notes to Consolidated Financial Statements................   F-7
Financial Statements of Data on Air, Inc.
  Report of Independent Certified Public Accountants........  F-18
  Balance Sheets............................................  F-19
  Statements of Operations..................................  F-20
  Statements of Changes in Shareholders Equity (Deficit)....  F-21
  Statements of Cash Flows..................................  F-22
  Notes to Financial Statements.............................  F-23
Unaudited Pro Forma Condensed Combined Financial Statements
  of Brience, Inc.
  Pro Forma Condensed Combined Balance Sheet................  F-31
  Pro Forma Condensed Combined Statements of Operations.....  F-32
  Notes to Pro Forma Condensed Combined Financial
     Statement..............................................  F-34

     After the issuance of Brience, Inc.'s (Brience) common stock to Brience, LLC in exchange for all outstanding shares of Brience's preferred stock and other assets held by Brience, LLC, and the subsequent distribution of all shares of Brience's common stock held by Brience, LLC to the members of Brience, LLC, as discussed in Note 1 to Brience's consolidated financial statements, is effected, we expect to be in a position to render the following audit report.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
September 22, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Brience, Inc.:

     We have audited the accompanying consolidated balance sheet of Brience, Inc. (a Delaware corporation in the development stage) and subsidiary as of August 31, 2000, and the related consolidated statements of operations, redeemable preferred stock and stockholders' deficit and cash flows for the period from inception (March 8, 2000) to August 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brience, Inc. and subsidiary as of August 31, 2000, and the results of their operations and their cash flows for the period from inception (March 8, 2000) to August 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                 BRIENCE, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                       PRO FORMA
                                                                                 STOCKHOLDERS' EQUITY
                                                              AUGUST 31, 2000       AUGUST 31, 2000
                                                              ---------------    ---------------------
                                                                                      (UNAUDITED)
                                                ASSETS
  Current assets:
     Cash and cash equivalents..............................     $  2,947
     Accounts receivable, net of allowance for doubtful
       accounts of $125.....................................          720
     Prepaid expenses.......................................          395
     Other current assets...................................          129
                                                                 --------
          Total current assets..............................        4,191
  Property and equipment, net...............................        4,106
  Goodwill and other intangibles, net of amortization of
     $1,156.................................................       12,042
  Investments...............................................        3,010
  Other noncurrent assets...................................        2,239
                                                                 --------
          TOTAL ASSETS......................................     $ 25,588
                                                                 ========

                                LIABILITIES AND STOCKHOLDERS' DEFICIT
  Current liabilities:
     Accounts payable.......................................     $  1,113
     Accrued liabilities....................................        2,705
     Deferred revenue.......................................           68
                                                                 --------
          Total current liabilities.........................        3,886
     Other noncurrent liabilities...........................           29
                                                                 --------
          Total liabilities.................................        3,915
  Commitments and contingencies (Note 9)
     Series A redeemable preferred stock, $.01 par value
          Authorized: 200,000 shares,        shares pro
            forma
          Issued and outstanding: 26,147 shares,
                   shares pro forma.........................       26,507              $
  Stockholders' deficit
     Common stock, $.01 par value
          Authorized: 120,000,000 shares,        shares pro
            forma
          Issued and outstanding: 110,973,427 shares,
                   shares pro forma.........................        1,110
     Additional paid-in capital.............................       19,137
     Notes receivable from stockholders.....................       (7,451)
     Deferred compensation..................................         (206)
     Losses accumulated during the development stage........      (17,424)
                                                                 --------              --------
  Total stockholders' deficit...............................       (4,834)
                                                                 ========              ========
          TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND
            STOCKHOLDERS' DEFICIT...........................     $ 25,588
                                                                 ========              ========

   The accompanying notes are an integral part of this consolidated financial statement.

                                  BRIENCE, INC
                         (A DEVELOPMENT-STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              PERIOD FROM INCEPTION
                                                                 (MARCH 8, 2000)
                                                               TO AUGUST 31, 2000
                                                              ---------------------
Revenue:
  Licenses..................................................      $        250
  Services..................................................               683
                                                                  ------------
     Total revenue..........................................               933
Cost of revenue:
  Services (excludes $5 of amortization of stock-based
     compensation)..........................................             2,172
                                                                  ------------
     Gross loss.............................................            (1,239)
                                                                  ------------
Operating expenses:
  Research and development (excludes $8 of amortization of
     stock-based compensation)..............................             3,785
  Sales and marketing (excludes $12 of amortization of
     stock-based compensation)..............................             2,826
  General and administrative (excludes $4 of amortization of
     stock-based compensation)..............................             3,165
  Amortization of goodwill and other intangible assets......             1,156
  Depreciation..............................................               257
  Amortization of stock-based compensation..................                29
  Acquired in-process research and development..............             4,200
                                                                  ------------
     Total operating expenses...............................            15,418
                                                                  ------------
     Loss from operations...................................           (16,657)
  Interest income, net......................................                42
  Losses from minority equity investment....................              (449)
                                                                  ------------
Net loss....................................................      $    (17,064)
                                                                  ============
Less: Series A preferred stockholder accumulated
  dividends.................................................              (360)
                                                                  ------------
Net loss attributable to common stockholders................      $    (17,424)
                                                                  ============
Net loss per common share:
  Basic and diluted.........................................      $      (0.17)
                                                                  ============
Weighted average common shares outstanding:
  Basic and diluted.........................................       102,674,128
                                                                  ============

   The accompanying notes are an integral part of this consolidated financial statement.

                                 BRIENCE, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                           CONSOLIDATED STATEMENT OF
              REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                               STOCKHOLDERS' DEFICIT
                                                          ---------------------------------------------------------------
                                           SERIES A
                                          REDEEMABLE                                             NOTES
                                       PREFERRED STOCK        COMMON STOCK       ADDITIONAL    RECEIVABLE
                                       ----------------   --------------------    PAID-IN         FROM         DEFERRED
                                       SHARES   AMOUNT      SHARES      AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION
                                       ------   -------   -----------   ------   ----------   ------------   ------------
Inception (March 8, 2000)............      --   $    --            --   $  --     $    --       $    --         $  --
Issuance of common shares............      --        --   100,000,000   1,000          --            --            --
Issuance of preferred shares.........  26,147    26,147
Issuance of common stock for the
  acquisition of Data On Air.........      --        --     3,916,281      39       7,794            --            --
Issuance of common stock options for
  the acquisition of Data On Air.....      --        --            --      --         391            --            --
Issuance of warrants for the
  acquisition of Data On Air.........                              --      --          97            --            --
Exercise of common stock options.....      --        --     5,640,031      57       7,684        (7,451)
Canceled restricted stock............      --        --       (18,333)     --          (9)           --            --
Exercise of warrants.................                           6,877      --          --            --            --
Accumulation of dividends on
  redeemable preferred stock.........      --       360
Investment in AnyWhereYouGo.com......      --        --     1,428,571      14       2,945            --            --
Deferred compensation................      --        --            --      --         235            --          (235)
Amortization of deferred
  compensation.......................      --        --            --      --          --            --            29
Net loss.............................      --        --            --      --          --            --            --
                                       ------   -------   -----------   ------    -------       -------         -----
Balance at August 31, 2000...........  26,147   $26,507   110,973,427   $1,110    $19,137       $(7,451)        $(206)
                                       ======   =======   ===========   ======    =======       =======         =====

                                          STOCKHOLDERS' DEFICIT
                                       ---------------------------
                                         LOSSES
                                       ACCUMULATED
                                         DURING          TOTAL
                                       DEVELOPMENT   STOCKHOLDERS'
                                          STAGE         DEFICIT
                                       -----------   -------------
Inception (March 8, 2000)............   $     --       $     --
Issuance of common shares............         --          1,000
Issuance of preferred shares.........
Issuance of common stock for the
  acquisition of Data On Air.........         --          7,833
Issuance of common stock options for
  the acquisition of Data On Air.....         --            391
Issuance of warrants for the
  acquisition of Data On Air.........         --             97
Exercise of common stock options.....                       290
Canceled restricted stock............         --             (9)
Exercise of warrants.................         --             --
Accumulation of dividends on
  redeemable preferred stock.........       (360)          (360)
Investment in AnyWhereYouGo.com......         --          2,959
Deferred compensation................         --             --
Amortization of deferred
  compensation.......................         --             29
Net loss.............................    (17,064)       (17,064)
                                        --------       --------
Balance at August 31, 2000...........   $(17,424)      $ (4,834)
                                        ========       ========

   The accompanying notes are an integral part of this consolidated financial statement.

                                 BRIENCE, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              PERIOD FROM INCEPTION
                                                               (MARCH 8, 2000) TO
                                                                 AUGUST 31, 2000
                                                              ---------------------
Cash flows from operating activities:
  Net loss..................................................        $(17,064)
  Adjustments to reconcile net loss to net cash used in
     operations:
     Depreciation...........................................             257
     Amortization of goodwill and other intangibles.........           1,156
     Losses from minority equity investment.................             449
     Amortization of stock-based compensation...............              29
     Acquired in-process research and development...........           4,200
     Changes in operating assets and liabilities:
       Accounts receivable..................................            (492)
       Prepaid expenses.....................................            (395)
       Other current assets.................................            (129)
       Accounts payable.....................................             975
       Other liabilities....................................           2,378
                                                                    --------
  Net cash used in operating activities.....................          (8,636)
                                                                    --------
Cash flows from investing activities:
  Purchase of property and equipment........................          (3,580)
  Acquisition of Data On Air (net of cash acquired of
     $49)...................................................          (9,532)
  Purchase of investments...................................          (3,459)
  Deposits and other investments............................          (2,232)
                                                                    --------
  Net cash used in investing activities.....................         (18,803)
                                                                    --------
Cash flows from financing activities:
  Issuance of common stock..................................           4,239
  Issuance of preferred stock...............................          26,147
                                                                    --------
  Net cash provided by financing activities.................          30,386
                                                                    --------
Net increase in cash and cash equivalents...................           2,947
                                                                    --------
Cash and cash equivalents at beginning of period............              --
                                                                    --------
Cash and cash equivalents at end of period..................        $  2,947
                                                                    ========
Supplemental cash flow information:
  Cash paid for interest....................................        $     47
                                                                    ========
  Acquisition of Data On Air, Inc.
     Cash paid for capital stock............................        $  9,581
     Brience stock, options and warrants issued to
      shareholders of Data On Air...........................           8,496
     Unvested Brience stock options charged to deferred
      compensation..........................................            (175)
                                                                    --------
            Total purchase consideration....................          17,902
     Less: Fair value of tangible net assets acquired.......            (566)
                                                                    --------
            Total goodwill and other intangibles............        $ 17,336
                                                                    ========

   The accompanying notes are an integral part of this consolidated financial statement.

                          BRIENCE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT-STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  1. ORGANIZATION AND OPERATIONS

THE COMPANY

     Brience, Inc. ("Brience" or the "Company"), was incorporated in Delaware on March 8, 2000. Brience, a majority-owned subsidiary of Brience, LLC, provides software and services that enable enterprises to extend the reach and service levels of their eBusiness solutions to wireless enabled devices without duplicating or rearchitecting existing web infrastructures. From inception (March 8, 2000) to August 31, 2000, Brience was primarily performing research and development activities, providing service to its initial customers and building its workforce. Brience has not operated profitably to date and there are no assurances that it will operate profitably in the future.

BASIS OF PRESENTATION

     Brience has incurred net operating losses since inception (March 8, 2000) and, as of August 31, 2000, had losses accumulated during development stage of approximately $17,424. Brience is subject to various risks associated with companies in a comparable stage of development, including having a limited operating history; competition from substitute solutions and larger competitors; dependence on a limited number of customers; and dependence on key individuals.

     At the time of Brience's incorporation, Brience, LLC was formed, and has provided substantially all of the funding for initial operations. Brience's Board of Directors has authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed initial public offering (the "Offering"). In connection with the Offering, Brience, LLC will contribute its interests in AnywhereYouGo.com, and certain assets including a cost method investment for shares of Brience common stock, exchange the Series A redeemable preferred stock for shares of Brience common stock and then distribute those shares of common stock to the Brience, LLC investors (the "Exchange"). The exchange ratio will be based upon the price of Brience's common stock in connection with the Offering. The exchange will be consummated immediately prior to the effectiveness of the Offering registration statement.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

PRESENTATION

     Brience has adopted a February fiscal year end. The accompanying financial statements reflect the consolidated results of Brience and its wholly owned subsidiary, Data on Air, Inc. ("Data on Air") and the investment in AnyWhereYouGo.com which is recorded using the equity method. The investment in AnyWhereYouGo.com has been reflected in the financial statements for the period owned by Brience, LLC, pursuant to the Exchange. The results of operations for Data on Air from the date of acquisition on May 31, 2000 through August 31, 2000 have been included in the consolidated financial statements. All significant intercompany transactions and balances have been eliminated.

                          BRIENCE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

CASH AND CASH EQUIVALENTS

     Brience considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents consist of amounts on deposit at a commercial bank and investments in commercial paper and other securities.

LETTER OF CREDIT

     Brience has obtained a letter of credit with a bank for $500 as required by a facilities lease. The letter of credit requires that an interest-bearing cash deposit of $500 be maintained at this bank for the length of the lease. The lease terminates in February 2008 and the deposit rolls over every three months.

CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     Brience provides credit to its customers in the normal course of business, performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, to date, have not been material.

     Receivables due from significant customers as a percentage of total accounts receivable were as follows:

                                                              AUGUST 31, 2000
                                                              ---------------
Customer A..................................................        60%

     Sales to significant customers as a percentage of total revenues were as follows:

Customer A..................................................        58%

GOODWILL AND OTHER INTANGIBLES

     Goodwill and other intangibles are being amortized on a straight-line basis over three years. Subsequent to the acquisition of Data on Air (See Note 3), Brience continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable.

SOFTWARE DEVELOPMENT COSTS

     Software development costs incurred prior to the establishment of technological feasibility are included in research and development expenses. Brience defines establishment of technological feasibility as the completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the products are capitalized, if material, after consideration of various factors, including net realizable value. To date, software development costs that are eligible for capitalization have not been material and have been expensed.

ADVERTISING COSTS

     Brience expenses advertising costs as incurred. For the period from inception (March 8, 2000) to August 31, 2000, advertising expenses were $331 and are included in sales and marketing expense in the accompanying statement of operations.

                          BRIENCE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

STOCK-BASED COMPENSATION

     Generally accepted accounting principles permit the use of either a fair value based method of accounting or an intrinsic value method of accounting for stock-based compensation arrangements. Companies that elect to employ the intrinsic value method are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method. Brience has elected to account for its stock-based compensation arrangements under the intrinsic value method, and accordingly, has included the pro forma disclosure under the fair value method (See Note 13).

REVENUE RECOGNITION

     Brience generates several types of revenue as follows:

     License Fees. Brience's standard end user license agreement provides for an initial fee to use the software in perpetuity based on the number of servers utilized by each customer. Fees from licenses are recognized as revenue upon contract execution, provided all delivery obligations have been met, fees are fixed or determinable, and collection is probable. Fees from license agreements, which include the right to receive unspecified future products, are recognized over the term of the arrangement or, if not specified, the estimated economic life of the product.

     When licenses are sold together with consulting and implementation services, license fees are recognized upon delivery, provided that (1) the above criteria have been met, (2) payment of the license fees is not dependent upon the performance of the consulting services, and (3) the services do not include significant alterations to the features and functionality of the software. In instances where these criteria have not been met, contract accounting is applied to both the license and consulting fees. Through August 31, 2000, all licenses sold with services have been accounted for under the completed contract method of accounting due to the nature of the new technology being integrated.

     Maintenance Agreements. Maintenance agreements call for Brience to provide technical support and software enhancements to customers. Revenue on technical support and software enhancement rights is recognized ratably over the term of the support agreement and is included in services revenue in the accompanying statement of operations.

     Professional Services. Brience provides consulting and training services to its customers. Revenue from such services, when not sold in conjunction with product licenses, is recognized as the services are performed.

     As of August 31, 2000, none of the accounts receivable was unbilled due to services performed in advance of billings.

     Hosting Services. Brience enters into arrangements where customers' wireless services are hosted on the company's servers. Revenue is recognized as services are performed based on monthly subscription rates.

COMPREHENSIVE INCOME (LOSS)

     Comprehensive income reports a measure of all changes in equity of an enterprise that results from transactions and other economic events of the period other than transactions with stockholders. Comprehensive income is the total of net income and all other non-owner changes in equity. For the period from inception (March 8, 2000) to August 31, 2000, Brience's comprehensive income was equal to the net loss.

                          BRIENCE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NET LOSS PER SHARE

     Basic net loss per share is calculated by dividing net loss by the weighted average common shares outstanding during the period, less shares subject to repurchase. Common stock subject to repurchase includes common stock issued pursuant to unvested options exercises (see Notes 11 and 12).

                                                               AUGUST 31,
                                                                  2000
                                                              ------------
Net loss attributable to common stockholders                  $    (17,424)
                                                              ============
Basic earnings per share:
  Weighted average common shares outstanding................   104,253,962
Less: Weighted average shares subject to repurchase.........    (1,579,834)
                                                              ------------
Weighted average shares used in computing basic and diluted
  net loss per common share.................................   102,674,128
                                                              ============
Basic and diluted net loss per common share.................  $      (0.17)
                                                              ============
Shares used above...........................................   102,674,128
                                                              ============
Pro forma adjustment to reflect weighted effect of assumed
  conversion of the Series A redeemable preferred stock in
  connection with the Exchange (unaudited)..................
                                                              ------------
Shares used in computing pro forma basic and diluted net
  loss per common share (unaudited).........................
                                                              ============
Pro forma basic and diluted net loss per common share
  (unaudited)...............................................  $
                                                              ============

     Brience excluded all potentially dilutive securities from the calculation of diluted net loss per common share because all such securities are antidilutive. Weighted average potentially dilutive securities excluded from the above calculation include:

                                                              AUGUST 31,
                                                                 2000
                                                              ----------
Common stock subject to repurchase..........................  1,579,834
Options to purchase common stock............................  1,666,483
Warrants....................................................     82,363
                                                              ---------
Total anti-dilutive common stock equivalents................  3,328,680
                                                              =========

     Pursuant to requirements established by the Securities and Exchange Commission, common stock and convertible preferred stock issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net loss per common share as if such stock had been outstanding for all periods presented. To date, Brience has not had any issuances or grants for nominal consideration.

PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     The calculation of pro forma net loss per share assumes the conversion of the Series A redeemable preferred stock in connection with the Exchange as of the original issuance date. The exchange ratio will be based upon the price of Brience's common stock in connection with the Offering.

                          BRIENCE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

SEGMENT REPORTING

     Brience uses the management approach of determining reportable business segments. This approach requires that business segment information used by management to assess performance and manage company resources be the source for information disclosure. On this basis, Brience is organized and operates as a single business segment: the design, development, and marketing of software solutions and related services.

     During the period from inception (March 8, 2000) to August 31, 2000, Brience did not generate any revenue in foreign countries.

RECENT ACCOUNTING PRONOUNCEMENTS

     A new accounting standard dealing with derivative instruments and hedging activities will be effective for Brience on March 1, 2001. It requires companies to record derivative financial instruments on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. Management believes that this new standard will not have a material impact on the reported financial condition or results of the operations of Brience.

     In December 1999, the Securities and Exchange Commission issued a Staff Accounting Bulletin entitled "Revenue Recognition in Financial Statements." This Bulletin provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. Brience has adopted this bulletin since its inception.

 3. ACQUISITION OF DATA ON AIR, INC.

     Brience acquired Data on Air, a Delaware corporation, on May 31, 2000 for approximately $17,902 in cash and securities. The purchase method of accounting was used in this acquisition. The operating results of Data on Air have been included in the consolidated financial statements for the period from May 31, 2000 through August 31, 2000. The purchase price consisted of $9,581 in cash and 4,550,331 shares of stock, options and warrants with an estimated fair value of $8,496. Brience recorded $13,136 of goodwill and other intangibles from the acquisition of Data on Air. Goodwill and other intangibles arising from the acquisition of Data on Air will be amortized on a straight-line basis over three years. Accumulated amortization related to the acquisition was approximately $1,095 as of August 31, 2000.

     In connection with the acquisition, net assets and purchase consideration were as follows:

Cash paid...................................................  $ 9,581
Brience stock, options and warrants issued to shareholders
  of Data on Air............................................    8,496
Unvested Brience stock options charged to deferred
  compensation..............................................     (175)
                                                              -------
     Total purchase consideration...........................   17,902
Less: Fair value of tangible net assets acquired............     (566)
                                                              -------
      Goodwill and other intangibles........................  $17,336
                                                              =======

                          BRIENCE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The components of goodwill and other intangibles include:

Purchased technology........................................  $ 4,900
Acquired in-process research and development................    4,200
Assembled workforce.........................................      200
Goodwill....................................................    8,036
                                                              -------
  Total goodwill and other intangibles......................  $17,336
                                                              =======

     The value assigned to acquired in-process research and development was determined by identifying research projects in areas for which technological feasibility has not been established. The value was determined by estimating the costs to develop the acquired in-process technology into commercially viable products, estimating the resulting net cash flows from such projects, and discounting the net cash flows back to their present values. The discount rate includes a factor that takes into account the uncertainty surrounding the successful development of the acquired in-process technology.

     The following table presents the unaudited pro forma results assuming that Brience had acquired Data on Air as of March 1, 2000. Net loss has been adjusted to exclude the write-off of the acquired in-process research and development of $4,200 and includes amortization of purchased intangibles of approximately $2,190 for period from March 1, 2000 to August 31, 2000. This information may not necessarily be indicative of the future combined results of operations of the Company.

                                                                PERIOD FROM
                                                              MARCH 1, 2000 TO
                                                              AUGUST 31, 2000
                                                              ----------------
                                                                (UNAUDITED)
Revenue.....................................................      $  1,167
                                                                  --------
Net loss before write-off of acquired in-process research
  and development...........................................      $(14,801)
                                                                  ========
Basic and diluted net loss per share........................      $   0.14
                                                                  ========

 4. PREPAID EXPENSES

     Prepaid expenses consist of the following at August 31, 2000:

Prepaid rent................................................       $    202
Prepaid marketing...........................................            137
Other.......................................................             56
                                                                   --------
  Total.....................................................       $    395
                                                                   ========

                          BRIENCE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

 5. PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on estimated useful lives, generally three to five years.

     Property and equipment consist of the following at August 31, 2000:

Computers and software......................................      $3,889
Office equipment............................................         224
Furniture and fixtures......................................         193
Leasehold improvements......................................         117
                                                                  ------
                                                                   4,423
Less: Accumulated depreciation..............................        (317)
                                                                  ------
                                                                  $4,106
                                                                  ======

 6. INVESTMENTS

     Investments consist of the following at August 31, 2000:

Investment in AnyWhereYouGo.com.............................      $2,510
Investment in Shikare.......................................         500
                                                                  ------
  Total.....................................................      $3,010
                                                                  ======

     Brience records its investment in AnyWhereYouGo.com using the equity method and its investment in Shikare using the cost method.

 7. OTHER NONCURRENT ASSETS

     Other noncurrent assets consist of the following at August 31, 2000:

Prepaid rent................................................      $  536
Deposits....................................................       1,703
                                                                  ------
  Total.....................................................      $2,239
                                                                  ======

 8. ACCRUED LIABILITIES

     Accrued liabilities consist of the following at August 31, 2000:

Accrued salaries, bonuses and payroll taxes.................      $1,461
Accrued subcontractor costs and professional fees...........         979
Other accrued expenses......................................         265
                                                                  ------
  Total.....................................................      $2,705
                                                                  ======

                          BRIENCE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

 9. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     Brience leases its facilities under operating lease agreements. The facility leases expire at various dates between 2002 and 2008. In March 2000 the corporate headquarters space in San Francisco, California was leased for a period of eight years expiring in February 2008. In August 2000, a new facility in the building adjacent to the headquarters space was leased for a term of eighteen months and expires in January 2002. Office space was also leased in Orlando, Florida for a term of eight years and expires in October 2007. Future minimum lease payments, net of future minimum lease receipts of $82, under all operating leases are as follows:

Six months ended February 28, 2001..........................      $ 1,457
2002........................................................        2,952
2003........................................................        1,760
2004........................................................        1,699
2005........................................................        1,816
Thereafter..................................................        5,343
                                                                  -------
  Total.....................................................      $15,027
                                                                  =======

     Total rent expense, net of sublease revenue of $16, for the period from inception (March 8, 2000) to August 31, 2000, was approximately $627.

LITIGATION

     From time to time, in the normal course of business, various claims may be made against the Company. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect on the financial position or results of operations of the Company.

10. SERIES A REDEEMABLE PREFERRED STOCK

     In March 2000, Brience, LLC received a funding commitment from GTCR Fund VII, L.P. ("GTCR") of approximately $200,000, of which $198,000 relates to Series A preferred stock. This preferred commitment is redeemable upon an initial public offering or a change in ownership, as defined. In connection with the Exchange, the Series A preferred stock will be exchanged for shares of Brience common stock immediately prior to the effectiveness of the Offering. Dividends accumulate at an annual rate of 6% compounded daily. Class A preferred stockholders have no voting rights. As of August 31, 2000, accumulated and unpaid dividends on preferred stock were approximately $360. Brience's utilization of the total funding commitment at August 31, 2000 was approximately $26 million. GTCR Fund VII, L.P. has the right to approve all fundings.

11. COMMON STOCK

     During March of 2000, Brience issued 100,000,000 shares of common stock, for $0.01 per share in exchange for cash. In connection with the purchase of Data On Air, the Company issued 3,916,281 shares.

     One of the Company's founders and current executives of the Company is entitled to receive stock valued at approximately $1,900 upon the consummation of an initial public offering or a change of control of the Company. The stock, if issued, would have no vesting requirements.

                          BRIENCE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

UNAUDITED STOCKHOLDERS' EQUITY AS OF AUGUST 31, 2000

     If the Offering is consummated under the terms presently anticipated, all of the currently outstanding shares of Series A redeemable preferred stock will be converted into shares of common shares in connection with the Exchange. The exchange ratio will be based upon the price of Brience's common stock in connection with the Offering. The effect of the Series A redeemable preferred stock conversion has been reflected as unaudited pro forma shareholders' equity in the accompanying balance sheet as of August 31, 2000.

12. WARRANTS

     Through August 31, 2000, Brience has issued warrants to purchase 117,019 shares of common stock at a weighted average exercise price of approximately $1.19 per share. Such warrants are exercisable through 2010 and were issued in connection with the facility leases and the acquisition of Data on Air. The fair value of warrants at date of issuance was determined to be immaterial based on the following valuation assumptions using the Black-Scholes model: risk-free interest rate between 6.45% and 6.53%, contractual life of 10 years; and expected volatility of 70%.

13. STOCK OPTIONS

     Brience has adopted the 2000 Stock Plan (the "Plan") under which incentive stock options and nonstatutory stock options aggregating 10 million shares may be granted to employees, directors and consultants of Brience. The exercise price is at least 100% of the fair market value on the date of grant. Options generally expire in 10 years. Options are immediately exercisable, but shares so purchased vest over periods determined by the Board of Directors, generally four years. Upon termination of employment, Brience may repurchase unvested shares for the original purchase price. Through August 31, 2000, 5,621,698 restricted shares were issued upon the exercise of stock options. Brience has a loan program whereby all employees with options are able to exercise their options with the aid of a company-sponsored full recourse loan. Interest on the loans is due annually and the principal balance is due approximately two years after the date of the loan. These loans are offered at the applicable prescribed federal rate for the month of the commencement of the loan. At August 31, 2000, Brience had $7,451 in notes receivable from employees related to these loans.

     Brience accounts for the Plan under the intrinsic value method whereby the difference between the exercise price and the fair value at the date of grant is recognized as compensation expense. Options have been issued with a price equal to fair market value; no additional compensation expense has been recognized.

     Had compensation expense for stock options been determined on a fair value method, a pro forma net loss of $17,530 and pro forma net loss per share of $0.17 would have been recognized for the period from inception (March 8, 2000) to August 31, 2000.

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 2000:

Risk-free interest rate.....................................  6.37 - 6.60%
Expected life of the option.................................     4.5 years
Dividend yield..............................................            0%
Volatility..................................................            0%

                          BRIENCE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following table summarizes the stock option plan activity under the
Plan:

                                                   PERIOD FROM INCEPTION (MARCH 8, 2000)
                                                            TO AUGUST 31, 2000
                                            ---------------------------------------------------
                                            SHARES AVAILABLE      OPTIONS      WEIGHTED AVERAGE
                                               FOR GRANT        OUTSTANDING     EXERCISE PRICE
                                            ----------------    -----------    ----------------
Outstanding at beginning of period........           --               --            $  --
  Authorized..............................       10,000               --               --
  Granted.................................       (6,887)           6,887             1.43
  Exercised...............................           --           (5,640)            1.40
  Canceled................................           50              (50)            2.00
                                                 ------           ------            -----
Outstanding at end of period..............        3,163            1,197             1.54
                                                 ======           ======            =====
Vested and exercisable at end of period...                           245            $0.80
                                                                  ======            =====

     The following table summarizes the options outstanding at August 31, 2000:

                              OPTIONS OUTSTANDING                OPTIONS VESTED AND EXERCISABLE
                  --------------------------------------------   -------------------------------
   RANGE OF                WEIGHTED AVERAGE   WEIGHTED AVERAGE                WEIGHTED AVERAGE
EXERCISE PRICES   NUMBER   REMAINING YEARS     EXERCISE PRICE     NUMBER       EXERCISE PRICE
---------------   ------   ----------------   ----------------   ---------   -------------------
$0.004 - $0.50..    132         9.973              $0.06            117            $0.004
$0.510 - $2.00..  1,065         9.983              $1.73            128            $1.528
--------------    -----                            -----            ---            ------
$0.004 - $2.00..  1,197                            $1.54            245            $0.802
==============    =====                            =====            ===            ======

     In connection with the grant of certain stock options to employees, Brience recorded stock-based compensation of approximately $235, representing the difference between the deemed value of the common stock for accounting purposes and the option exercise price at the date of the option grant. Such amount is presented as a reduction of stockholders' equity and amortized on an accelerated basis over the vesting period of the applicable options, generally from two to four years. The value assigned to options vesting in future periods is ratably amortized beginning upon issuance of the option rather than at the vesting date. Approximately $29 was expensed during the period from inception (March 8, 2000) to August 31, 2000. Compensation expense is decreased in the period of forfeiture for any accrued but unvested compensation arising from the early termination of an option holder's services.

14. 401(k) PLAN

     In August 2000, Brience adopted a 401(k) plan (the "401(k)"). Participation in the 401(k) is available to all employees. Employees are eligible to participate in the 401(k) at any time beginning with their first day of employment. Each participant may elect to contribute an amount up to 15% of his or her annual base salary plus commissions and bonuses, but not to exceed the statutory limit as prescribed by the Internal Revenue Code. Brience may make discretionary contributions to the 401(k). To date, no contributions to the 401(k) have been made by Brience.

15. INCOME TAXES

     There has been no provision for US federal or state income taxes for any period as Brience has incurred operating losses since inception for all jurisdictions. Brience utilizes the liability method of accounting for income taxes under which deferred taxes are determined based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

                          BRIENCE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Significant components of deferred tax assets were as follows:

                                                            AS OF AUGUST 31, 2000
                                                            ---------------------
Cumulative net operating loss carryforwards...............         $ 4,575
Research and development tax credits......................             757
Cumulative temporary differences..........................             322
                                                                   -------
Total deferred tax assets.................................           5,654
Valuation allowance.......................................          (5,654)
                                                                   -------
Net deferred tax assets...................................         $    --
                                                                   =======

     As of August 31, 2000, Brience had a tax net operating loss (NOL) carryforward of approximately $11,200 for both federal and California purposes. The federal NOL and tax credit carryforwards expire beginning in 2020, and the California NOL expires in 2008. Brience has recorded the tax benefit of such net operating loss as an asset. A valuation allowance has been recorded for the entire net deferred tax asset as a result of management's uncertainties regarding realization of the asset including limited operating history of Brience, the lack of profitability and uncertainty over future operating profitability and taxable income.

     The Tax Reform Act of 1986 contains provisions which may limit the net operating loss and credit carryforwards to be used in any given year upon the occurrence of certain events, including a significant change in ownership interest.

16. RELATED PARTY TRANSACTIONS

     Brience has two related party vendors at August 31, 2000 who supply subcontractor labor, marketing collateral, technical expertise, and computer equipment. One party is the spouse of a company founder, the other party is owned by Brience's Chief Information Officer. For the period from inception (March 8, 2000) to August 31, 2000 operating expenses included costs of approximately $437 and computer equipment included costs of approximately $65 related to these vendors. At August 31, 2000, approximately $81 was owed to these vendors for services and equipment.

     In March 2000, Brience invested approximately $500 in Shikare, LLC which, in return, provides recruiting and employment placement services for Brience. For the period from inception (March 8, 2000) to August 31, 2000, operating expenses included costs of approximately $75, of which $35 has been accrued as accounts payable to this vendor.

     Certain Brience employees perform services for Brience, LLC. Charges for these services totaled $34 for the period from inception (March 8, 2000) to August 31, 2000 and are reflected in accounts receivable in the Brience consolidated financial statements.

17. SUBSEQUENT EVENT (UNAUDITED):

     On September 27, 2000, Brience invested $2,500 for a minority equity investment.

     On September 28, 2000 the Company increased the total number of shares available for grant under the Plan from 10 million shares to 13 million shares.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Data on Air, Inc.:

     We have audited the accompanying balance sheets of Data on Air, Inc. (a Florida Corporation) as of December 31, 1998 and 1999, and the related statements of operations, changes in shareholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Data on Air, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                                                  ARTHUR
                                          ANDERSEN LLP
                                          Orlando, Florida,
September 8, 2000

                               DATA ON AIR, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXPECT SHARE DATA)

                                     ASSETS

                                                                DECEMBER 31,        MARCH 31,
                                                              -----------------    -----------
                                                               1998      1999         2000
                                                              ------    -------    -----------
                                                                                   (UNAUDITED)
CURRENT ASSETS:
  Cash......................................................  $   81    $     4      $    26
  Accounts receivable, net of allowance for doubtful
     accounts of $7 and $17 and $25 at December 31, 1998 and
     1999 and March 31, 2000, respectively..................      70         83          180
  Other current assets......................................       2         57           51
                                                              ------    -------      -------
     Total current assets...................................     153        144          257
                                                              ------    -------      -------
PROPERTY AND EQUIPMENT:
  Furniture, fixtures and other equipment...................      36         43           47
  Computer equipment........................................      68         89          267
  Software..................................................      11         12           37
  Leasehold improvements....................................       2          2            2
  Equipment under capital lease.............................     208        287          299
                                                              ------    -------      -------
                                                                 325        433          652
  Less -- Accumulated depreciation and amortization.........    (102)      (214)        (215)
                                                              ------    -------      -------
     Property and equipment, net............................     223        219          437
                                                              ------    -------      -------
OTHER ASSETS................................................      --          8           38
                                                              ------    -------      -------
     Total assets...........................................  $  376    $   371      $   732
                                                              ======    =======      =======

                        LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................  $  168    $   354      $   322
  Accrued liabilities.......................................      81        854          250
  Due to shareholder........................................     161        227          242
  Current portion of long-term debt.........................     402      1,040        1,565
  Current portion of capital lease obligations..............      59        153          153
  Advances from shareholder.................................      24         22           33
                                                              ------    -------      -------
     Total current liabilities..............................     895      2,650        2,565
LONG-TERM DEBT, less current portion........................      16        100          100
CAPITAL LEASE OBLIGATIONS, less current portion.............     138         55          284
                                                              ------    -------      -------
     Total liabilities......................................   1,049      2,805        2,949
                                                              ------    -------      -------
SHAREHOLDERS' DEFICIT:
  Common stock, $.0001 par value; 20,000,000 shares
     authorized, 1,322,800, 1,371,405 and 1,550,804 shares
     issued and outstanding at December 31, 1998 and 1999
     and March 31, 2000, respectively.......................      --         --           --
  Additional paid-in capital................................     326        706        1,505
  Accumulated deficit.......................................    (807)    (3,055)      (3,508)
  Deferred compensation.....................................    (192)       (85)        (214)
                                                              ------    -------      -------
     Total shareholders' deficit............................    (673)    (2,434)      (2,217)
                                                              ------    -------      -------
     Total liabilities and shareholders' deficit............  $  376    $   371      $   732
                                                              ======    =======      =======

        The accompanying notes are an integral part of these statements.

                               DATA ON AIR, INC.

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                     THE YEAR ENDED       THE THREE MONTHS ENDED
                                                      DECEMBER 31,              MARCH 31,
                                                    ----------------    --------------------------
                                                    1998      1999         1999           2000
                                                    -----    -------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
NET SALES.........................................  $ 559    $ 1,327       $ 371          $ 234
COST OF SALES.....................................   (550)    (1,301)       (308)          (137)
                                                    -----    -------       -----          -----
     Gross profit.................................      9         26          63             97
                                                    -----    -------       -----          -----
OPERATING EXPENSES:
  Selling, general and administrative.............    752      2,079         199            450
  Depreciation and amortization...................     46        113          27             58
                                                    -----    -------       -----          -----
     Total operating expenses.....................    798      2,192         226            508
                                                    -----    -------       -----          -----
     Net operating loss...........................   (789)    (2,166)       (163)          (411)
                                                    -----    -------       -----          -----
OTHER (EXPENSE) INCOME:
  Interest........................................    (26)       (95)        (19)           (45)
  Other...........................................      3         13          10              3
                                                    -----    -------       -----          -----
     Total other expense..........................    (23)       (82)         (9)           (42)
                                                    -----    -------       -----          -----
NET LOSS..........................................  $(812)   $(2,248)      $(172)         $(453)
                                                    =====    =======       =====          =====

        The accompanying notes are an integral part of these statements.

                               DATA ON AIR, INC.

            STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                                  TOTAL
                                                    ADDITIONAL   ACCUMULATED                  SHAREHOLDERS'
                                          COMMON     PAID-IN      EARNINGS       DEFERRED        EQUITY
                                           STOCK     CAPITAL      (DEFICIT)    COMPENSATION     (DEFICIT)
                                          -------   ----------   -----------   ------------   -------------
BALANCE, January 1, 1998................       --      $  1        $     5        $  --          $     6
  Issuance of restricted stock, 247,800
     shares.............................       --        61             --           --               61
  Cancellation of unvested restricted
     stock due to employee termination,
     25,000 shares......................       --        (5)            --           --               (5)
  Compensation expense related to the
     issuance of restricted stock.......       --       269             --         (192)              77
  Net loss..............................       --        --           (812)          --             (812)
                                          -------      ----        -------        -----          -------
BALANCE, December 31, 1998..............       --       326           (807)        (192)            (673)
  Cancellation of unvested restricted
     stock due to employee termination,
     50,000 shares......................       --       (65)            --           65               --
  Issuance of common stock in exchange
     for note payable, 32,500 shares....       --        25             --           --               25
  Issuance of common stock, 66,105
     shares.............................       --        51             --           --               51
  Compensation expense related to stock
     option issuances...................       --       221             --           --              221
  Compensation expense related to the
     issuance and vesting of restricted
     stock..............................       --       148             --           42              190
  Net loss..............................       --        --         (2,248)          --           (2,248)
                                          -------      ----        -------        -----          -------
BALANCE, December 31, 1999..............       --      $706        $(3,055)       $ (85)         $(2,434)
                                          =======      ====        =======        =====          =======

        The accompanying notes are an integral part of these statements.

                               DATA ON AIR, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                            THREE MONTHS ENDED
                                                      DECEMBER 31,              MARCH 31,
                                                    ----------------    --------------------------
                                                    1998      1999         1999           2000
                                                    -----    -------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................  $(812)   $(2,248)      $(172)         $(453)
  Adjustments to reconcile net loss to net cash
     used in operating activities --
     Depreciation and amortization................     46        113          27             58
     Compensation expense related to stock option
       issuances..................................     --        220          12              3
     Compensation expense related to the issuance
       and vesting of restricted stock............     77        190          --
     Changes in assets and liabilities --
       Accounts receivable........................    161        (13)       (525)           (97)
       Other current assets.......................      3        (55)          2              6
       Deposits...................................     --         (8)         (5)           (31)
       Accounts payable and accrued liabilities...    118        959          18             31
       Deferred revenue...........................     --         --         508             --
       Advances from shareholder..................     (2)        (2)        (24)            11
                                                    -----    -------       -----          -----
          Net cash used in operating activities...   (409)      (844)       (159)          (472)
                                                    -----    -------       -----          -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.............    (13)       (30)         (5)           (27)
                                                    -----    -------       -----          -----
          Net cash used in investing activities...    (13)       (30)         (5)           (27)
                                                    -----    -------       -----          -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt........    405      1,353          13            525
  Payments on long-term debt......................    (14)      (605)       (417)            --
  Payments on capital lease obligations...........     (5)       (69)         (1)           (19)
  Proceeds from shareholder loans.................      9         70         568             15
  Payments on shareholder loans...................     --         (3)         26             --
  Cancellation of restricted stock................     (5)        --          --             --
  Issuance of equity securities...................     61         51          --             --
                                                    -----    -------       -----          -----
          Net cash provided by financing
            activities............................    451        797         189            521
                                                    -----    -------       -----          -----
NET (DECREASE) INCREASE IN CASH...................     29        (77)         25             22
CASH, beginning of year...........................     52         81          81              4
                                                    -----    -------       -----          -----
CASH, end of year.................................  $  81    $     4       $ 106          $  26
                                                    =====    =======       =====          =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest..........................  $  21    $    81       $  36          $  --
SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
     Conversion of note payable to 32,500 shares
       of common stock............................  $  --    $    25       $  --          $  --
     Acquisition of equipment under capital lease
       obligations................................  $ 201    $    79       $  --          $ 234
     Deferred compensation related to issuance of
       restricted stock...........................  $ 192    $    --       $  --          $  --
     Stock issued in lieu of salaries.............  $  --    $    --       $  --          $ 667

        The accompanying notes are an integral part of these statements.

                               DATA ON AIR, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS

     Data on Air, Inc. (the Company) is in the business of serving wireless carriers by delivering end-to-end, advanced wireless data solutions to their subscribers. The Company also serves as an application hosting environment for wireless carriers, software application developers and corporate end-users.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition and Concentration of Risk

     Revenues are recognized as services are performed or when contract milestones are met. Approximately 70 percent of total revenues for 1999 were attributable to two customers and 56 percent of total revenues for 1998 were attributable to three customers. Additionally, approximately 49 percent of revenues in 1999 were derived from one consulting project.

  Property and Equipment

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful lives of the property and equipment or life of the lease:

                                                              YEARS
                                                              -----
Furniture, fixtures and other equipment.....................    7
Computer equipment..........................................    3
Software....................................................    3

     Expenditures for maintenance and repairs are charged to expense as incurred.

  Research and Development Expense

     Costs incurred during research and development, which includes the cost to pursue new markets and services, are expensed as incurred. Research and development costs were approximately $120 and $7 for December 31, 1998 and 1999, respectively.

  Stock-based Compensation

     The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees and Related Interpretations" (APB 25), and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Under APB 25, no compensation expense is recognized for stock options issued to employees at fair value. For stock options granted at exercise prices below the deemed fair value, the Company records deferred compensation expense for the difference between the

                               DATA ON AIR, INC.

                           DECEMBER 31, 1998 AND 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

exercise price of the shares and the deemed fair market value. The deferred compensation expense is amortized ratably over the vesting period of the related options.

     The Company accounts for options awarded to non-employees using the fair value method in accordance with SFAS 123. The Company values these stock options issued based on an option pricing model and recognizes this value as an expense over the period in which the options vest.

     The Company has issued stock to certain employees under an Employee Stock Restrictions Plan (ESRP). The Company values the restricted stock in accordance with APB 25. The compensation expense is recognized ratably over the vesting period.

  Income Taxes

     The Company has elected to be taxed as an S corporation for income tax reporting purposes and, therefore, is not subject to federal or state income taxes. The Company's shareholders include the Company's taxable income or loss in their personal income tax returns.

 2. LONG-TERM DEBT

     Long-term debt consisted of the following at December 31, 1998 and 1999:

                                                  DECEMBER 31,
                                                ----------------     MARCH 31,
                                                1998      1999         2000
                                                -----    -------    -----------
                                                                    (UNAUDITED)
Convertible promissory note (the Promissory
  Note).......................................  $  --    $ 1,000      $ 1,525
Notes payable.................................    417         --           --
Convertible notes.............................     --        100          100
Working capital note..........................     --         40           40
                                                -----    -------      -------
                                                  417      1,140        1,665
Less -- Current portion.......................   (402)    (1,040)      (1,565)
                                                -----    -------      -------
                                                $  15    $   100      $   100
                                                =====    =======      =======

     The Promissory Note is due in full in November 2000. Interest accrues at a rate of 10 percent annually and is payable in conjunction with the repayment of the principal balance.

     The Promissory Note provides for automatic and voluntary conversion into company stock. Upon the close of a private placement of equity securities of at least $2,000, the principal amount and all accrued but unpaid interest will automatically convert into fully paid and nonassessable shares of the same type of equity securities issued and sold in the private placement at the same price as in the private placement. In addition, the lender may elect to convert all or any portion of the outstanding principal and accrued but unpaid interest into fully paid and nonassessable shares of capital stock in the instance of an event of default or if the Company contemplates a private placement of equity securities. In March 2000, all amounts outstanding under the Promissory Notes were converted to Series A Preferred Stock (See Note 11).

     The notes payable accrue interest at 10 percent annually and are payable upon demand. The notes are secured by the assets of the Company.

     The convertible notes consist of four separate notes of $25 to three individuals. These notes are due in May 2001, June 2001 and September 2001. Interest accrues at 10 percent annually and is payable on the

                               DATA ON AIR, INC.

                           DECEMBER 31, 1998 AND 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

first day of each quarter. The holders may convert all or any portion of the outstanding principal into fully paid and nonassessable shares of common stock at a conversion price equal to the price per share of the common stock offering, from the note date up to, and including, 30 days after the closing of a stock offering of at least $2,000. Principal and interest payments on these notes are subordinated to full payment of all senior indebtedness. These notes have been guaranteed by a member of the Company's management. In March 2000, the convertible notes were amended so that upon the closing of an offering of at least $3,000 of the Company's preferred stock, the principal amount of the notes will automatically convert to preferred stock at the same price as the offering.

     Warrants were issued in conjunction with the issuance of the convertible notes. These entitled the holders to obtain shares of common stock upon the closing of the following type of transaction: (1) sale of all, or substantially all, the assets of the Company or the merger of the Company with and into another entity, or (2) sale by the Company of any shares of common stock pursuant to a registration statement filed by the Company in accordance with the provisions of the Securities Act of 1933, as amended.

     In March 2000, the warrants were cancelled and the notes were converted to Series A Preferred Stock (see Note 11).

     The working capital note is due in full in August 2000. Interest accrues at
9.75 percent annually and requires monthly interest payments. The note is secured by the assets of the Company. In May 2000, the Company paid off the outstanding balance of $40 and all accrued interest.

3. OBLIGATIONS UNDER CAPITAL LEASES

     The Company has entered into capital lease agreements, which expire at various dates through 2002, for certain equipment with a cost of $287 and net book value, as of December 31, 1999, of $149.

     Future minimum lease payments under capital leases, together with the present value of the net minimum lease payments, are as follows as of December 31, 1999:

                  YEAR ENDING DECEMBER 31,                    AMOUNT
                  ------------------------                    ------
     2000...................................................  $ 167
     2001...................................................     30
     2002...................................................     28
                                                              -----
     Total minimum lease payments...........................    225
     Less -- Amount representing interest at rates ranging
      from 1.1 percent to 10.1 percent......................    (18)
                                                              -----
     Present value of minimum lease payments................    207
     Less -- Current portion................................   (153)
                                                              -----
     Long-term obligation...................................  $  54
                                                              =====

 4. LEASE COMMITMENTS

     The Company has operating lease agreements, which expire at various dates through 2003. Three operating leases contain escalating payments. The Company has a sublease agreement for two of its

                               DATA ON AIR, INC.

                           DECEMBER 31, 1998 AND 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

operating leases. Future minimum lease payments due under operating leases having initial lease terms in excess of one year, are as follows:

                  YEAR ENDING DECEMBER 31,                    AMOUNT
                  ------------------------                    ------
     2000...................................................   $201
     2001...................................................    117
     2002...................................................     74
     2003...................................................     19

     Total rental expense charged to operations for the year ended December 31, 1999, under operating leases, including month-to-month leases, was approximately $146. Total rental income for the Company's subleased office space was approximately $42 in 1999.

     In addition, the Company will receive approximately $121 of future sublease income through 2001.

 5. SHAREHOLDERS' EQUITY (DEFICIT)

  Reverse Stock Split

     On June 1, 1999, the Board of Directors of the Company (the Board) approved a reverse stock split to convert every 10 shares of common stock of the Company, par value $.0001 per share into one share of common stock of the Company, par value $.0001 per share. Total shares of common stock issued and outstanding prior to the reverse stock split were 12,780,000 shares. After the reverse stock split, 1,278,000 common stock shares were issued and outstanding. All of the common stock shares have been restated to retroactively reflect the reverse stock split.

  Stock Issuances

     On January 29, 1999, a terminated employee forfeited 50,000 nonvested restricted common stock shares.

     As of December 31, 1999, the Company accrued approximately $667 in wages payable for approximately 179,400 shares of common stock to be issued to employees in lieu of a portion of 1999 compensation. The shares were issued to the employees in March 2000.

 6. SIMPLE IRA PLAN

     The Company maintains a SIMPLE IRA plan (the Plan) covering substantially all employees and permits participants to contribute up to $6 per year. The Company may elect to make a discretionary matching contribution of up to 3 percent of the participants' compensation, or $6, whichever is less. The Company's contribution to the Plan was approximately $3 and $12 for the years ended December 31, 1998 and 1999, respectively. The December 31, 1999, amount is included in accrued liabilities. The contributions were paid in September 2000.

                               DATA ON AIR, INC.

                           DECEMBER 31, 1998 AND 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

 7. EMPLOYEE STOCK RESTRICTIONS PLAN

     In 1998, the Company adopted the ESRP, which provides for the granting of capital stock to certain employees in the service of the Company. The restricted shares generally vest to each employee and, therefore, become non-forfeitable, in accordance with the following schedule:

                                                              PERCENTAGE
                                                              ----------
12 months from date of grant................................      20%
24 months from date of grant................................      40%
36 months from date of grant................................      60%
48 months from date of grant................................      80%
60 months from date of grant................................     100%

     If an employee terminates, the employee must return the certificate representing the restricted shares of capital stock within five business days of the termination date. The Company will issue a new certificate to represent the vested shares of stock. If the certificate is not returned to the Company within five days of the termination date, the Company may cancel all shares. In addition, in the event that an employee terminates prior to the Company effecting a public offering of its stock, the Company has the right to repurchase the employee's vested shares.

     In 1998, a total of 247,800 restricted shares of the Company's common stock were granted to certain employees. During 1999, no additional shares were granted and 75,000 shares have been canceled. As of December 31, 1999, approximately 123,000 of the restricted shares were vested.

     The market value of shares awarded has been recorded as deferred compensation and is shown as a separate component of shareholders' deficit. Deferred compensation is being amortized to expense over the five-year vesting period, which amounted to approximately $78 and $191 for the years ended December 31, 1998 and 1999, respectively.

 8. STOCK OPTION INCENTIVE PLAN

     In June 1999, the Company adopted the Stock Option Incentive Plan (the Option Plan). The Option Plan provides for the granting of options to purchase common stock to directors, key employees and independent contractors in the service of the Company. The Option Plan permits the granting of both incentive stock options and nonqualified stock options. The aggregate number of shares of common stock that may be issued pursuant to options granted under the Option Plan may not exceed 1,000,000 shares, subject to adjustment upon occurrence of certain events affecting the Company's capitalization.

                               DATA ON AIR, INC.

                           DECEMBER 31, 1998 AND 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following table summarizes common stock options activity for the year ended December 31, 1999.

                                                       OPTIONS     WEIGHTED AVERAGE
                                                     OUTSTANDING    EXERCISE PRICE
                                                     -----------   ----------------
Outstanding, January 1, 1999.......................         --           $ --
  Granted..........................................    105,000            .01
  Exercised........................................         --             --
  Forfeited........................................         --             --
                                                       -------           ----
Outstanding, December 31, 1999.....................    105,000           $.01
                                                       =======           ====
Exercisable, December 31, 1999.....................    105,000           $.01
                                                       =======           ====
Weighted average fair value of options granted
  during the year at less than market value........    105,000           $.01

     The above options expire in June 2009. The weighted average remaining contractual life of options at December 31, 1999, is 8.5 years. The Company recognized compensation expense of approximately $221 for the difference between the grant price and the deemed fair value of the Company's common stock options granted on June 2, 1999.

     Had total compensation expense been calculated using SFAS 123 for employees, the Company's net loss for the year ending December 31, 1999, would have been $2,248. The fair value for these options was estimated at the date of grant using a minimum value method with the following assumptions for the year ended December 31, 1999: risk-free interest rate of 6 percent; no expected dividend yield or volatility; and an expected life of the options of 10 years.

 9. RELATED-PARTY TRANSACTIONS

     In June, July, October and November 1999, a shareholder loaned the Company $30, $10, $5 and $25, respectively, as working capital loans which increased the existing balance of $161. Interest on all notes accrue at rates ranging from 8 to 10 percent per year. The principal and related interests are due upon demand. In 1999, the Company paid $4 for health insurance for the shareholder to reduce the loan balance. At December 31, 1999, the remaining balance was $227 and is classified as due to shareholder on the accompanying balance sheets.

     In July and October 1999, the Company issued two convertible notes for $25 each to a shareholder. In July 1999, $25 of the balance was converted to 32,500 shares of common stock. In November 1999, the Company paid the remaining $25 balance.

     During 1999, a shareholder allowed the Company to use the shareholder's credit card for operating expenses. This amounted to $22 and is included in advances from shareholder at December 31, 1999, as the Company will reimburse the shareholder for the charges incurred.

     The Company has a $40 note payable (see Note 2) to a company that is owned by one of the shareholders.

10. COMMITMENTS

     The Company has employment agreements with certain key executives to which the Company is required to pay a fixed annual base salary. Compensation expense under these arrangements was approximately $124 for the year ended December 31, 1999. There was no compensation expense related to

                               DATA ON AIR, INC.

                           DECEMBER 31, 1998 AND 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

these agreements in 1998, as the agreements were not effective. These employment contracts expire at various dates through June 2002.

     The Company has an agreement with a service provider in which the Company pays the service provider based on the number of subscribers. These fees are payable quarterly and the agreement expires February 2001. The Company incurred approximately $35 in expenses related to this agreement for the year ended December 31, 1999.

11. SUBSEQUENT EVENTS

     During March 2000, the Company received loans from two shareholders for $15 and $12, respectively. The loans are payable upon demand with interest accruing on the unpaid principal at 10.00 percent per annum.

     In January and March 2000, the Company entered into two debt agreements for $375 and $150, respectively, which increased the amount of the existing Promissory Note. The notes accrue interest at 10 percent per annum. The principal and interest payments are due January 20, 2001, and March 21, 2001.

     In March 2000, the Company executed a Preferred Stock Purchase Agreement (the Agreement), whereby it sold 386,353 shares of no par value Series A Preferred Stock to one investor for approximately $1,475. Additionally, the Company converted long-term debt of $1,100 (Note 2) into 288,139 shares, shareholder debt of $222 into 58,017 shares, and the two debt agreements of $525 into 137,520 shares of no par value Series A Preferred Stock.

     As a result of the execution of the Agreement, the Company will lose its S corporation election upon the filing of its tax return. The Company will be treated as a C corporation.

     During 2000, the Company entered into various noncancellable leases with total future minimum payments of approximately $4,230.

     On May 31, 2000, the Company entered into a merger agreement with Brience, Inc. (the Merger Agreement), whereby Brience, Inc. agreed to acquire all of the outstanding shares of the Company in exchange for approximately 4,550,331 shares of Brience, Inc. common stock, options and warrants with an estimated fair value of $8,496 and approximately $9,581 in cash consideration, reduced dollar-for-dollar by any payments made by the Company to stock option holders, and by various closing costs.

     In order to facilitate the pending merger with Brience, Inc., the Board approved termination of the Option Plan. Termination was effective prior to consummation of the Merger Agreement.

                                 BRIENCE, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     On May 31, 2000, Brience, Inc. ("Brience") completed the acquisition of Data on Air, Inc. ("Data on Air"). The acquisition of Data on Air has been accounted for as a purchase. Accordingly, the results of operations of Data on Air have been included in the consolidated statement of operations of the Company commencing on the date of acquisition.

     Brience's Board of Directors has authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed initial public offering (the "Offering"). In connection with the Offering, Brience, LLC will contribute its interests in AnywhereYouGo.com, and other assets, including a cost method investment, for shares of Brience common stock, exchange the Series A redeemable preferred stock for shares of Brience common stock and then distribute those shares of common stock to the Brience, LLC Investors (the "Exchange"). The exchange ratio will be based upon the price of Brience's common stock in connection with the Offering. The Exchange will be consummated immediately prior to the effectiveness of the Offering registration statement.

     The accompanying pro forma condensed combined balance sheet as of August 31, 2000 has been prepared as if the Exchange had been consummated on that date.

     The accompanying pro forma condensed combined statements of operations of Brience for the period from March 1, 2000 to August 31, 2000 and for the twelve month period ended February 28, 2000 assumes that the acquisition of Data on Air and the Exchange took place as of March 1, 1999. The pro forma condensed combined statements of operations do not include the effect of any nonrecurring charges directly attributed to the acquisition.

     The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have actually occurred if the acquisition had been consummated as of the date indicated, nor is it necessarily indicative of future operating results or financial position.

     The accompanying unaudited pro forma condensed combined financial statements of Brience should be read in conjunction with the historical financial statements and related notes thereto for both Brience and Data on Air, which are included elsewhere in this Prospectus.

                                 BRIENCE, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             AS OF AUGUST 31, 2000
         (UNAUDITED, IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                         PRO FORMA
                                                          HISTORICAL     PRO FORMA       CONDENSED
                                                           BRIENCE      ADJUSTMENTS      COMBINED
                                                          ----------    -----------      ---------
                                              ASSETS
  Current assets:
     Cash and cash equivalents..........................   $  2,947      $    297(a)      $ 3,244
     Accounts receivable, net of allowance for doubtful
       accounts of $125.................................        720           (34)(a)         686
     Prepaid expenses...................................        395            --             395
     Other current assets...............................        129            --             129
                                                           --------      --------         -------
          Total current assets..........................      4,191           263           4,454
  Property and equipment, net...........................      4,106            --           4,106
  Goodwill and other intangibles, net of amortization of
     $1,095.............................................     12,042            --          12,042
  Investments...........................................      3,010         1,000(a)        4,010
  Other noncurrent assets...............................      2,239            --           2,239
                                                           --------      --------         -------
          TOTAL ASSETS..................................   $ 25,588      $  1,263         $26,851
                                                           ========      ========         =======

                          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
  Current liabilities:
     Accounts payable...................................   $  1,113           (20)(a)       1,093
     Accrued liabilities................................      2,705           140(a)        2,845
     Deferred revenue...................................         68            --              68
                                                           --------      --------         -------
          Total current liabilities.....................      3,886           120           4,006
     Other noncurrent liabilities.......................         29            --              29
                                                           --------      --------         -------
          Total liabilities.............................      3,915           120           4,035
     Series A redeemable preferred stock, $.01 par value
       Authorized: 200,000 shares -- shares pro forma
       Issued and outstanding: 26,147 shares -- shares
          pro forma.....................................     26,507       (26,507)(b)          --
  Stockholders' equity (deficit)
     Common stock, $.01 par value
       Authorized: 120,000,000 shares -- shares pro
          forma
       Issued and outstanding: 110,973,427
          shares -- shares pro forma....................      1,110              (b)
     Additional paid-in capital.........................     19,137              (a)(b)
     Notes receivable from stockholders.................     (7,451)           --
     Deferred compensation..............................       (206)           --
     Losses accumulated during the development stage....    (17,424)           --
                                                           --------      --------         -------
Total stockholders' equity (deficit)....................     (4,834)       27,650          22,816
                                                           ========      ========         =======
          TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK
            AND STOCKHOLDERS' EQUITY (DEFICIT)..........   $ 25,588      $  1,263         $26,851
                                                           ========      ========         =======

The accompanying notes are an integral part of this pro forma condensed combined financial statement.

                                  BRIENCE, INC
                         (A DEVELOPMENT-STAGE COMPANY)

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  PERIOD FROM MARCH 1, 2000 TO AUGUST 31, 2000
         (UNAUDITED, IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                          PRO FORMA
                                          HISTORICAL      HISTORICAL      PRO FORMA       CONDENSED
                                           BRIENCE      DATA ON AIR(C)   ADJUSTMENTS       COMBINED
                                         ------------   --------------   -----------     ------------
Revenue:
Total revenue..........................  $        933       $ 234               --       $      1,167
Cost of revenue........................         2,172         137               --              2,309
                                         ------------       -----          -------       ------------
Gross profit (loss)....................        (1,239)         97               --             (1,142)
                                         ------------       -----          -------       ------------
Operating Expenses:
  Development, selling and
     administrative....................         9,776         450               --             10,226
  Amortization of goodwill and other
     intangibles.......................         1,156          --            1,095(d)           2,251
  Depreciation.........................           257          58               --                315
  Amortization of stock-based
     compensation......................            29          --               29(e)              58
  Acquired in-process research and
     development.......................         4,200          --           (4,200)(f)             --
                                         ------------       -----          -------       ------------
     Total operating expenses..........        15,418         508           (3,076)            12,850
                                         ------------       -----          -------       ------------
     Loss from operations..............       (16,657)       (411)           3,076            (13,992)
Losses from minority equity
  investment...........................          (449)         --              (93)(g)           (542)
Interest income, net...................            42         (42)              --                 --
                                         ------------       -----          -------       ------------
Net loss...............................  $    (17,064)      $(453)         $ 2,983       $    (14,534)
                                         ============       =====          =======       ============
Less: Series A preferred stockholder...          (360)                                           (360)
                                         ------------                                    ------------
Net loss attributable to common
  stockholders.........................  $    (17,424)                                   $    (14,894)
                                         ============                                    ============
Basic and diluted net loss per share...  $      (0.17)                                   $
                                         ============                                    ============
Shares used in computing basic and
  diluting net loss per share..........   102,674,128                                                (h)
                                         ============                                    ============

The accompanying notes are an integral part of this pro forma condensed combined financial statement.

                                  BRIENCE, INC
                         (A DEVELOPMENT-STAGE COMPANY)

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED FEBRUARY 28, 1999
         (UNAUDITED, IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                        PRO FORMA
                                                   HISTORICAL          PRO FORMA        CONDENSED
                                                 DATA ON AIR(I)       ADJUSTMENTS        COMBINED
                                                 --------------       -----------       ----------
Total revenue................................       $ 1,327                  --         $    1,327
  Cost of revenue............................         1,301                  --              1,301
                                                    -------             -------         ----------
Gross profit.................................            26                  --                 26
                                                    -------             -------         ----------
Operating expenses:
  Development, selling and administrative....         2,079                  --              2,079
  Amortization of goodwill and other
     intangibles.............................            --               4,379(d)           4,379
  Depreciation...............................           113                  --                113
  Amortization of stock-based compensation...            --                 117(e)             117
                                                    -------             -------         ----------
     Total operating expenses................         2,192               4,496              6,688
                                                    -------             -------         ----------
     Loss from operations....................        (2,166)             (4,496)            (6,662)
Interest expense, net........................           (82)                 --                (82)
Losses from minority equity investment.......            --                 (43)(g)            (43)
                                                    -------             -------         ----------
Net loss.....................................       $(2,248)            $(4,539)        $   (6,787)
                                                    =======             =======         ==========
Basic and diluted net loss per share.........                                           $
                                                                                        ==========
Shares used in computing basic and diluting
  net loss per share.........................                                                     (h)
                                                                                        ==========

The accompanying notes are an integral part of this pro forma condensed combined financial statement.

                                 BRIENCE, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT
                           (UNAUDITED, IN THOUSANDS)

     On May 31, 2000, Brience, Inc. ("Brience" or the "Company") acquired Data on Air, Inc. ("Data on Air"). The acquisition has been accounted for as a purchase. Accordingly, the result of operations of Data on Air for the period from March 1, 2000 to May 31, 2000 have been included in the accompanying pro forma statement of operations.

     In connection with the acquisition of Data on Air, the Company issued 3,916,281 shares of common stock with a fair value of $7,833 and stock options to acquire common shares in exchange for all of the outstanding common stock, preferred stock and options to purchase shares of Data on Air common stock. The acquisition was accounted for as a purchase and, accordingly, the results of operations of Data on Air have been included in the historical consolidated financial statements of Brience commencing on the date of acquisition. In connection with the acquisition, the Company wrote off $4,200 of acquired in-process research and development which, in the opinion of management, had not reached technological feasibility and had no alternative future use. The purchased intangible of approximately $13,136 million was recorded and is being amortized on a straight-line basis over a useful life of three years.

     Brience's Board of Directors has authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed initial public offering (the "Offering"). In connection with the Offering, Brience, LLC will contribute its interests in AnywhereYouGo.com and other assets, including a cost method investment, for shares of Brience common stock, exchange the Series A redeemable preferred stock for shares of Brience common stock and then distribute those shares of common stock to the Brience, LLC Investors (the "Exchange"). The exchange ratio will be based upon the price of Brience's common stock in connection with the Offering. The Exchange will be consummated immediately prior to the effectiveness of the Offering registration statement.

     Certain pro forma adjustments have been made to the accompanying pro forma condensed combined financial statements as described below:

          (a) Records the assets and liabilities of Brience, LLC contributed in connection with the Exchange.

          (b) Reflects the conversion of the Series A redeemable preferred stock to common stock in connection with the Exchange.

          (c) Reflects the historical results of Data on Air for the three month period ended March 31, 2000. Data on Air has a December 31 year-end.

          (d) Reflects additional amortization of the excess of the purchase price over the fair value of net assets acquired.

          (e) Reflects additional amortization of deferred compensation for the employee options.

          (f) Eliminates the acquired in-process research and development expense associated with the acquisition of Data on Air as the charge is non-recurring.

          (g) Reflects losses for the investment in AnyWhereYouGo.com for the period prior to Brience LLC's investment.

          (h) The shares used in computing pro forma basic and diluted net loss per share include shares issued in connection with the acquisition of Data on Air and the Exchange and excludes the options and warrants of the Company issued in the acquisition as their inclusion would be antidilutive.

          (i) Reflects the historical results of Data on Air fiscal year ended December 31, 1999.

     One of Brience's founders and current executive of Brience is entitled to receive shares valued at approximately $1,900 upon the consummation of an initial public offering. The pro forma statement of operations does not include compensation expense of approximately $1,900 related to these shares as the charge is nonrecurring.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various fees and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates except for the Securities and Exchange Commission ("SEC") registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                 AMOUNT
                                                              ------------
SEC registration fee........................................  $
NASD filing fee.............................................
Nasdaq National Market listing fee..........................
Blue sky qualification fees and expenses....................
Transfer agent and registrar fees...........................
Printing and engraving expenses.............................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Director and officer insurance premium......................
Miscellaneous expenses......................................
                                                              ------------
  Total.....................................................  $
                                                              ============

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Upon completion of this offering, the Certificate of Incorporation and Bylaws of the Registrant will provide for the indemnification of the Registrant's directors and officers to the fullest extent authorized by, and subject to the conditions set forth in the Delaware General Corporation Law (the "DGCL"), except that the Registrant will indemnify a director or officer in connection with a proceeding (or part thereof) initiated by the person only if the proceeding (or part thereof) was authorized by the Registrant's Board of Directors. The indemnification provided under the Certificate of Incorporation and Bylaws includes the right to be paid by the Registrant the expenses (including attorneys' fees) in advance of any proceeding for which indemnification may be had in advance of its final disposition, provided that the payment of those expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to the Registrant of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. According to the Bylaws, if a claim for indemnification is not paid by the Registrant within 60 days after a written claim has been received by the Registrant, the claimant may at any time thereafter bring an action against the Registrant to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting the action.

     As permitted by the DGCL, the Registrant's Certificate of Incorporation will provide that directors of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Under the Bylaws, the Registrant will have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by the person in that capacity, or arising out of the person's status, and related expenses, whether or not the Registrant would have the power to indemnify the person against liability under the provisions of the DGCL. The Registrant maintains director and officer liability insurance on behalf of its directors and officers.

     The Underwriting Agreement provides that the underwriters are obligated, under specified circumstances, to indemnify directors, officers and controlling persons of the Registrant against specified liabilities, including liabilities under the Securities Act of 1933, as amended. Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     (a) Upon its inception on March 8, 2000, the Registrant issued and sold to its parent entity, Brience, LLC, an aggregate of 100,000,000 shares of its common stock for an aggregate purchase price of $1 million and an aggregate of
648.7704 shares of its class A preferred stock for an aggregate purchase price of $648,770.40.

     (b) On March 13, 2000 and March 29, 2000, the Registrant issued and sold to Brience, LLC, an aggregate of 1,017.8963 shares of its class A preferred stock for an aggregate purchase price of $1,017,896.30 and 30.4568 shares of its class A preferred stock for an aggregate purchase price of $30,456.80, respectively.

     (c) On May 31, 2000, the Registrant closed its acquisition of Data On Air, Inc. As partial payment for the acquisition all of the issued and outstanding shares of Data On Air, Inc., the Registrant issued the former Data On Air, Inc. stockholders 3,916,281 shares of its common stock which was valued at $7,832,562. In addition, in exchange for certain issued and outstanding options to purchase Data On Air, Inc. common stock, the Registrant issued to the former Data On Air, Inc. optionholders options under the Brience, Inc. Amended and Restated Stock Option and Incentive Plan to purchase an aggregate of
shares of its common stock at a weighted average exercise price of $       per
share and commits to purchase an aggregate of        shares of common stock. As
of August 31, 2000, the former Data On Air, Inc. optionholders have exercised
options to purchase an aggregate of        shares of the Registrant's common
stock for an aggregate consideration of approximately $       .

     (d) From March 8, 2000 through August 31, 2000, the Registrant issued options under the Brience, Inc. Amended and Restated Stock Option and Incentive Plan to its employees, consultants and directors to purchase an aggregate of shares of its common stock at a weighted average exercise price of
$       per share. During this time period, the Registrant's employees, consultants and directors have exercised options to purchase an aggregate of shares of the Registrant's common stock, some of which are subject to vesting provisions and a repurchase right, for an aggregate consideration of
approximately $       .

     (e) On March 1, 2000 the Registrant issued warrants to purchase 50,000 shares of its common stock with an exercise price of $0.50 per share in connection with certain lease agreements. None of these warrants have been exercised.

     (f) On May 31, 2000, the Registrant issued warrants to purchase (1) 13,754 shares of its common stock with an exercise price of $1.53 per share, (2) 6,877 shares of its common stock with an exercise price of $.004 per share and (3) 37,500 with an exercise price of $2.00 per share in each case in two former Data on Air, Inc. stockholder C in connection with the Registrant's acquisition of Data on Air, Inc. None of these warrants have been exercised.

     (g) On June 9, 2000, the Registrant issued warrants to purchase 8,888 shares of its common stock with an exercise price of $2.00 per share in connection with a lease agreement. None of these warrants have been exercised.

     (h) On September 28, 2000, the Registrant issued warrants to purchase 90,000 shares of its common stock with an exercise price of $1.00 per share in connection with a transaction with Shikare, LLC.

     (i) On September 28, 2000, the Registrant issued warrants to purchase 40,000 shares of its common stock with an exercise price of $2.00 per share in connection with the acquisition of the assets of Cedit, an Armenian closed joint stock company.

     (h) On September 28, 2000, the Registrant issued warrants to purchase 40,000 shares of its common stock with an exercise price of $2.00 per share in connection with the Registrant's acquisition of the assets of Cedeit CJSC in Armenia. None of these warrants have been exercised.

     No underwriters were involved in any of the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder or, in the case of the options to purchase common stock described in paragraphs (c) and (d) above, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

      1.1*  Form of Underwriting Agreement
      3.1* Form of Amended and Restated Certificate of Incorporation of the Registrant
      3.2*  Form of Amended and Restated Bylaws of the Registrant
      4.1*  Form of Common Stock Certificate of the Registrant
      5.1*  Opinion of Hogan & Hartson L.L.P.
     10.1*  Form of Senior Management Agreements between Brience, Inc.
            and the following executive officers:
            10.1.1*  Roderick C. McGeary
            10.1.2*  Keyur Patel
            10.1.3*  Arvin Babu
            10.1.4*  Joni Kahn
            10.1.5*  Dean A. Fresonke
            10.1.6*  Anthony P. Dolanski
            10.1.7*  Rohit Khetrapal
     10.2*  Form of Registration Rights Agreement by and among Brience,
            Inc., GTCR Fund VII, L.P. and the securityholders named therein
     10.3*  Brience, Inc. Amended and Restated Stock Option and
            Incentive Plan
     10.4*  Form of Brience, Inc. Employee Stock Purchase Plan
     21.1*  Subsidiaries
     23.1   Consent of Arthur Andersen LLP related to Brience, Inc.
     23.2   Consent of Arthur Andersen LLP related to Data on Air, Inc.
     23.3*  Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
     24.1   Power of Attorney (included on signature page)
     27.1   Financial data schedule

-------------------------
* To be filed by amendment

(b) Financial Statement Schedules

     None.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on September 29, 2000.

                                          BRIENCE, INC.

                                          By:    /s/ RODERICK C. MCGEARY
                                            ------------------------------------
                                                    Roderick C. McGeary
                                            Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Roderick McGeary and Anthony P. Dolanski and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement or any Registration Statement relating to this Registration Statement under Rule 462 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as her or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of September 29, 2000.

                        NAME                                                TITLE
                        ----                                                -----
               /s/ RODERICK C. MCGEARY                      Chairman of the Board, Chief Executive
-----------------------------------------------------     Officer and Secretary (Principal Executive
                 Roderick C. McGeary                                       Officer)

               /s/ ANTHONY P. DOLANSKI                      Chief Financial Officer and Treasurer
-----------------------------------------------------    (Principal Financial and Accounting Officer)
                 Anthony P. Dolanski

                   /s/ KEYUR PATEL                           Director and Chief Strategy Officer
-----------------------------------------------------
                     Keyur Patel

                 /s/ BRUCE V. RAUNER                                       Director
-----------------------------------------------------
                   Bruce V. Rauner

               /s/ PHILIP A. CANFIELD                                      Director
-----------------------------------------------------
                 Philip A. Canfield

                  /s/ ANEEL BHUSRI                                         Director
-----------------------------------------------------
                    Aneel Bhusri

                        NAME                                                TITLE
                        ----                                                -----
                   /s/ PEHONG CHEN                                         Director
-----------------------------------------------------
                     Pehong Chen

                  /s/ ROGER SIBONI                                         Director
-----------------------------------------------------
                    Roger Siboni

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 1.1*    Form of Underwriting Agreement
 3.1*    Form of Amended and Restated Certificate of Incorporation of
         the Registrant
 3.2*    Form of Amended and Restated Bylaws of the Registrant
 4.1*    Form of Common Stock Certificate of the Registrant
 5.1*    Opinion of Hogan & Hartson L.L.P.
10.1*    Form of Senior Management Agreements between Brience, Inc.
         and the following executive officers:
         10.1.1*  Roderick C. McGeary
         10.1.2*  Keyur Patel
         10.1.3*  Arvin Babu
         10.1.4*  Joni Kahn
         10.1.5*  Dean A. Fresonke
         10.1.6*  Anthony P. Dolanski
         10.1.7*  Rohit Khetrapal
10.2*    Form of Registration Rights Agreement by and among Brience,
         Inc., GTCR Fund VII, L.P. and the securityholders named
         therein
10.3*    Brience, Inc. Amended and Restated Stock Option and
         Incentive Plan
10.4*    Form of Brience, Inc. Employee Stock Purchase Plan
23.1     Consent of Arthur Andersen LLP related to Brience, Inc.
23.2     Consent of Arthur Andersen LLP related to Data on Air, Inc.
23.3*    Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
24.1     Power of Attorney (included on signature page)
27.1     Financial data schedule

-------------------------
* To be filed by amendment